An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an offering circular which is not designated as a Preliminary Offering Circular is delivered and the offering statement filed with the Commission becomes qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.

35 William Street, Lyons, New York 14489

(315) 946-4871

Best Efforts Offering of Units

Each Unit Comprised of One Common Share and One Common Share Purchase Warrant

Offering Price:  $25 to $30 per Unit

Offering: 317,000 to 377,000 Units for [$    ]

We are distributing to our shareholders, free of charge, non-transferable subscription rights to purchase up to 317,000 to 377,000 units at an offering price of $25 to $30 per unit. You will receive one right for each ten shares of common stock, and for each ten shares of common stock underlying our convertible trust preferred securities, that you hold of record as of 5:00 p.m., Lyons, New York time, on April 15, 2016. Each unit will consist of one share of common stock and one detachable warrant. If you exercise your subscription rights for all of the shares that you hold of record, then you may also subscribe to purchase additional units, subject to the conditions and limitations described later in this offering circular, at the same price of $25 to $30 per share. The units in this rights offering will be sold on a best efforts basis.

Each warrant entitles its holder to purchase, at any time, before December 31, 2018, (unless extended by us) one additional share of common stock at an exercise price of $28 to $33 per share.

We also plan to offer any unsold units in the rights offering to new investors in a supplemental offering. You must subscribe for at least 500 units in the supplemental offering, except that for employees of the Bank and its subsidiaries the minimum required purchase is 25 units. Neither the rights offering nor the supplemental offering is contingent upon the occurrence of any event or the sale of a minimum number of units. We have not made arrangements to place funds we receive from subscribers in trust or similar account.

Your subscription rights may be exercised at any time during the period starting on XXX, 2016 and ending at 5:00 p.m., Lyons, New York time, on XXX, 2016, unless we extend the rights offering period, in our sole discretion. At the expiration of the rights offering, and after taking into consideration all over-subscription requests, we may sell units to the public at $25 to $30 per unit in the supplemental offering. Under no circumstances will we issue more than 377,000 units in the combined rights and supplemental offerings. The supplemental offering will end on XXX, 2016, subject to extension in our sole discretion. We may cancel the rights offering or the supplemental offering, or both, at any time and for any reason.

There is no trading market for units. The shares of common stock and warrants comprising the units will separate immediately upon issuance and will trade as separate securities. Our stock is quoted on the OTC Bulletin Board under the symbol “LYBC.” The two most recent sales occurred on March 9, 2016, and March 8, 2016, each at a price of $30.99 per share. There is no current trading market for the warrants and we do not intend to list the warrants on any exchange.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other selling literature. These securities are offered pursuant to an exemption from registration with the Commission; however, the commission has not made an independent determination that the securities offered hereunder are exempt from registration.

	Price to the Public	Underwriting Discount and Commissions(1)	Proceeds to the Company(2)	Proceeds to Other Persons
Per Unit	[ ]	$-0-	[ ]	$0.00
Maximum Total	[ ]	$-0-	[ ]	$0.00

(1) We will not pay any commission or other compensation to our officers based on their selling efforts in the offering.

(2) Before deducting $125,000 in estimated offering expenses payable by us, including, among others, printing, mailing and marketing expenses as well as legal and accounting fees.

This investment involves risk. See “Risk Factors” beginning on page 19.

The date of this Preliminary Offering Circular is March 15, 2016.

i

NEITHER THE SUBSCRIPTION RIGHTS NOR THE SHARES OF COMMON STOCK INCLUDED IN EACH UNIT ARE A DEPOSIT OR AN ACCOUNT OF OUR BANK SUBSIDIARY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL OUR UNITS AND IS NOT SOLICITING AN OFFER TO BUY OUR UNITS EXCEPT TO OUR EXISTING SECURITY HOLDERS AND RESIDENTS OF THE STATE OF NEW YORK TO WHOM THIS OFFERING CIRCULAR IS DELIVERED.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY US CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

ii

Questions and Answers Relating to the Rights Offering

As used through this offering circular, the terms “we,” “us,” “our,” “the Company” and “Lyons Bancorp, Inc.” refers to Lyons Bancorp, Inc. and its subsidiaries. “Bank” refers to our wholly-owned subsidiary, The Lyons National Bank.

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this offering circular. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This offering circular contains a more detailed description of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, the common stock of the Bank, and our business. See the section entitled “The Rights Offering” beginning on page 34 below.

What is being offered?

We are distributing, at no cost or charge to our shareholders of record and any beneficial owners residing in the State of New York, subscription rights to purchase up to 317,000 to 377,000 units, with each unit consisting of one share of common stock and one detachable warrant that expires on December 31, 2018 unless extended by us through a written notice to all warrant holders. The purchase price is $25 to $30 per unit in this offering. The price of the units is the same for all purchasers. These rights may be exercised only by the shareholders to whom they are distributed, and may not be sold, transferred or assigned to anyone else. The rights will be issued to holders of our common stock and holders of the convertible trust preferred capital securities issued by Lyons Statutory Trust III, a Connecticut statutory trust which we formed in December 2009, which we refer to as our convertible trust preferred securities. Holders of our common stock and our convertible trust preferred securities will receive one subscription right for each ten shares of common stock, and for each ten shares of common stock underlying our convertible trust preferred securities, held of record as of 5:00 p.m., Lyons, New York time on April 15, 2016, the record date of the rights offering. The subscription rights will be evidenced by Subscription Election Forms. Each subscription right will entitle you to purchase one unit, at a subscription price equal to $25 to $30 per unit. Any unsold units from the basic subscription privilege will be available for purchase under the over-subscription opportunity, described below, and in the supplemental offering. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Fractional units resulting from the exercise of the basic subscription privilege or the over-subscription opportunity, each as described below, will be eliminated by rounding down to the nearest whole unit, with the total subscription payment being adjusted accordingly. As a result, we may not issue the full number of units authorized for issuance in connection with the rights offering. Any excess subscription payments received by the escrow agent will be returned, without interest or penalty, as soon as practicable.

Why are we conducting the rights offering?

We are conducting the rights offering as a way of raising equity capital in a cost-effective manner that gives all of our shareholders an opportunity to participate. We cannot predict the number of units that will be sold. We intend to add the proceeds from the sales to our general funds to be used for general corporate purposes. See section entitled “Use of Proceeds” beginning on page 33 below.

How will the units be offered?

The unit will be offered in the rights offering to our current shareholders of record and any beneficial owners residing in the State of New York. These shareholders have a right to buy units pursuant to their basic subscription privilege, and the ability to subscribe for additional units through an over-subscription opportunity in our discretion. The units will also be offered for subscription in our discretion to our shareholders, including beneficial owners not residing in the State of New York, and to others in the supplemental offering. Subject to the availability of units after we have satisfied all basic subscription rights that are properly exercised, we intend to give first preference in both the over-subscription opportunity in the rights offering and the supplemental offering to current shareholders, followed by bank customers and then to others with a preference given to citizens residing in the Bank’s market area. Our marketing for this offering will be accomplished through a combination of telephone calls, mail and personal visits and meetings.

What is the basic subscription privilege?

For each right that you own, you will have a basic subscription privilege to buy from us one unit at the subscription price. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights. Holders of our common stock and our convertible trust preferred securities will receive one subscription right for each 10 shares of common stock, and for each ten shares of common stock underlying our convertible trust preferred securities.

For example, if you owned 1,000 shares of our common stock, or trust preferred securities convertible into 1,000 shares of our common stock as of 5:00 p.m., Lyons, New York time on the record date, you would receive one hundred subscription rights and would have the right to purchase 100 units for $25 to $30 per share with your basic subscription privilege.

What is the over-subscription opportunity?

If you exercise your basic subscription privilege in full, you, together with other shareholders that exercise their basic subscription privilege in full, will be entitled to subscribe to purchase additional units subject to certain conditions and limitations. The subscription price per unit that applies to the over-subscription opportunity is the same subscription price per unit that applies to the basic subscription privilege.

What are the limitations on the over-subscription opportunity?

We reserve the right to reject in whole or in part any over-subscription requests, regardless of the availability of units to satisfy these requests. Subject to this right, we will honor over-subscription requests in full to the extent sufficient units are available following the exercise of rights under the basic subscription privilege, taking into account our right to facilitate sales of units to new investors in the supplemental offering that we are undertaking concurrently with the rights offering. If over-subscription requests exceed the units that are available to satisfy the requests, then, subject to our right to reject in whole or in part any over-subscription request, we will allocate the available units pro rata based on the number of units each over-subscribing shareholder purchased under the basic subscription privilege. Any excess subscription payments will be returned, without interest or penalty.

What will happen if less than all of the subscription rights are exercised?

In the event units remain available for sale after taking into account the exercise of basic subscription rights and such over-subscription requests as we choose to satisfy, we will offer those remaining units to others at the $25 to $30 per share subscription price in the supplemental offering.

Am I required to exercise the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your basic subscription privilege and other shareholders fully exercise their basic subscription privilege, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting rights, if any, and other rights will likewise be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to subscribe to purchase additional units pursuant to the over-subscription opportunity and your ownership percentage in our common stock and any related voting and other rights may be further diluted.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time during the [    ] day subscription period, which commences on XXX 2016, through the expiration date for the rights offering, which is 5:00 p.m., Lyons, New York time, on XXX, 2016. If you elect to exercise any subscription rights, the Bank must actually receive all required documents and payments from you at or prior to the expiration date. Although we have the option of extending the subscription period at our sole discretion, we do not currently intend to do so.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone else.

Are we requiring a minimum subscription to complete the rights offering?

No.

Are there any limitations on the number of subscription rights I may exercise in the rights offering?

You may only purchase the number of units purchasable upon exercise of the number of basic subscription rights distributed to you in the rights offering, plus up to the number of units that may be made available pursuant to the over-subscription opportunity. Accordingly, the number of units you may purchase in the rights offering is limited by the number of shares of our common stock or shares of our convertible trust preferred securities you held on the record date and by the extent to which other shareholders exercise their subscription rights, including any over-subscription requests, as well as by our determination as to the number of units, if any, that we will offer to sell to new investors in the supplemental offering.

In addition, under applicable federal banking laws, any purchase of units may also require the prior clearance or approval of, or prior notice to, federal bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of 10.0% of our outstanding shares of common stock following the completion of the rights offering.

Can the rights offering be cancelled?

Yes. We may cancel the rights offering at any time prior to the expiration date for any reason.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must properly complete the enclosed Subscription Election Form and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription request), to the Bank before 5:00 p.m., Lyons, New York time, on XXX, 2016. If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

If you send a payment that is insufficient to purchase the number of units you requested, or if the number of units you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription right and, if applicable, any over-subscription request that we have accepted to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional units. If the payment exceeds the subscription price for the full exercise of your basic subscription right and any applicable over-subscription request that we have accepted, or if you subscribe for more units than you are eligible to purchase pursuant to the over-subscription opportunity, then the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. We will hold all funds received in a segregated account until completion of the rights offering. If the rights offering is not completed, we will promptly return, without interest or penalty, all subscription payments. If you own shares in “street name”, it may take longer for you to receive payment because we will return payments through the record holder of the shares.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price for the full number of units you wish to acquire under the basic subscription privilege and any over-subscription request by delivering to the Bank a certified or cashier’s check, a bank draft drawn on a U.S. bank, a U.S. postal or express money order, or a personal check that clears before the expiration date of the rights offering. If you wish to use any other form of payment, then you must make arrangements in advance with the Bank for the delivery of such payment.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares of our common stock that you own. The record holder must exercise the subscription rights on your behalf for the units you wish to purchase.

We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. In order to direct your record holder to exercise your subscription rights you should follow the procedures for exercising your subscription rights provided by your record holder. You should receive these instructions from your record holder with the other rights offering materials. If your record holder does not include such instructions with the other rights offering materials, you should follow up with your record holder directly to confirm the appropriate procedures.

If you wish to participate in the rights offering and purchase units, please contact the record holder of your shares promptly. Your bank, broker or other nominee holder is the holder of the shares you own and must exercise the subscription rights on your behalf for units you wish to purchase.

After I exercise my subscription rights, can I change my mind?

No. All exercises of subscription rights are irrevocable by the shareholders, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase. However, we may cancel, extend or otherwise amend the rights offering at any time prior to the expiration date.

Does exercising my subscription rights involve risk?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider other equity investments. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 19 of this offering circular.

Has our Board of Directors made a recommendation to our shareholders regarding the rights offering?

No. Our Board of Directors is making no recommendations regarding your exercise of subscription rights. You could risk investment loss on new money invested. We cannot assure you that the trading price for our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section entitled “Risk Factors” beginning on page 19 of this offering circular.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue units to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other record holder of your shares, you are responsible for paying any fees that person may charge.

When will I receive my new shares of common stock and warrants?

As soon as practicable after the expiration of the rights offering period, we will arrange for the issuance of the shares of common stock and warrants purchased pursuant to the basic subscription privilege. Shares purchased pursuant to the over-subscription opportunity will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares available to satisfy such requests.

Will the subscription rights be listed on a stock exchange or trading market?

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on any other stock exchange or trading market or on the OTC Bulletin Board. Our common stock trades on the OTC Bulletin Board under the symbol “LYBC”.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability of any other tax laws. See the section below entitled “United States Federal Income Taxation”.

If I am not a shareholder but wish to subscribe for units in the supplemental offering, what do I do?

We will accept subscriptions for unsold units during the pendency of the rights offering. Upon completion of the rights offering, subscriptions for the units offered in the supplemental offering may be accepted by us in our sole discretion, subject to the availability of units after we have satisfied all basic subscription rights that have been properly exercised and any over-subscription requests that we have accepted in the rights offering. We reserve the right to accept or reject in whole or in part any subscription we receive in the supplemental offering. The supplemental offering will commence on XXX, 2016 and will continue until 5:00 p.m., Lyons, New York time, on XXX, 2016, subject to extension in our sole discretion. If we cancel the supplemental offering, subscription payments received will be returned, without interest or deduction, as soon as practicable.

Is the supplemental offering subject to any minimum or maximum subscription amount?

You must subscribe for at least 500 units in the supplemental offering, except that for employees of the Bank and its subsidiaries the minimum required purchase is 25 units. We may choose to waive these minimum investment amounts in our sole discretion. There is no maximum amount of units you can subscribe for as long as we have units remaining available for sale after our rights offering is completed. You may not revoke or change your subscription after you have submitted your subscription agreement. We may choose to reject your subscription entirely or accept it for only a portion of the units for which you subscribe.

In addition, under applicable federal and state banking laws, any purchase of units may also require the prior clearance or approval of, or prior notice to, federal and state bank regulatory authorities if the purchase will result in any person or entity or group of persons or entities acting in concert owning or controlling shares in excess of 10.0% of our outstanding shares of common stock following the completion of the supplemental.

How can I get further information about the rights offering?

The offering circular describes the rights offering in detail. If you would like further information, please call Robert A. Schick, President and Chief Executive Officer at (315) 946-8260, or Diana R. Johnson, Executive Vice President and Treasurer at (315) 946-8261 to set up an appointment or pick up additional materials. Neither the subscription rights nor the units being offered are a deposit or an account of the Bank, are not insured by the Federal Deposit Insurance Corporation or any other government agency, and are not offered through normal banking channels.

Summary

As used through this offering circular, the terms “we,” “us,” “our,” “the Company” and “Lyons Bancorp, Inc.” refers to Lyons Bancorp, Inc. and its subsidiaries. “Bank” refers to our wholly-owned subsidiary, The Lyons National Bank.

This summary highlights selected information from this offering circular and may not contain all the information that you should consider before investing in the securities we are offering. To understand the offered securities properly, you should read the entire document carefully, including the risk factors and our consolidated financial statements and the related notes.

Lyons Bancorp, Inc. and its Subsidiaries

Lyons Bancorp, Inc. is a bank holding company under the Federal Bank Holding Company Act of 1956. We were incorporated in 1987 under the laws of New York.

We own and operate The Lyons National Bank, which is our principal subsidiary. We also own all of the common beneficial interest of Lyons Capital Statutory Trust I, which is a Connecticut statutory trust which we formed in June 2003 in connection with the issuance of $1,000,000 of preferred trust capital securities, Lyons Capital Statutory Trust II, which is a Delaware statutory trust, which we formed in August 2004 in connection with the issuance of $5,000,000 of preferred trust capital securities, and Lyons Statutory Trust III, which is a Connecticut statutory trust which we formed in December 2009 in connection with the issuance $2,932,000 of convertible trust preferred securities.

The Lyons National Bank is a full service, nationally chartered, commercial bank serving Wayne County and portions of Cayuga, Monroe, Onondaga, Ontario, Seneca and Yates Counties in New York through thirteen full-service banking offices located in Lyons (two offices), Wolcott, Newark, Macedon, Ontario, Jordan, Clyde, Geneva, Penn Yan, Waterloo, Canandaigua and Perinton, New York, an ATM network and Internet and telephone banking services. The Bank owns all of the common stock of Lyons Realty Associates Corp., a real estate investment trust which holds a portfolio of real estate mortgages. The Bank also provides brokerage investment and insurance products and services to its customers through an arrangement with Linsco/Private Ledger.

We are a community oriented bank, emphasizing personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets. We attract deposits from the general public in the markets we serve and use those funds, together with funds generated from operations and borrowings, to originate commercial real estate loans, residential mortgage loans, commercial and agricultural loans and consumer loans. We also invest in mortgage-backed securities and other permissible investments.

Over the past several years, we have experienced significant growth in our assets, deposit base, loan portfolio and net worth. As of December 31, 2015, we had $868 million in total assets, $605 million in total loans, $772 million in total deposits and $59 million in stockholders’ equity.

We effected a two-for-one stock split, in the form of a stock dividend, of our outstanding shares of common stock, par value $0.50 per share, effective at the close of business on October 30, 2015. Where a number of shares of common stock is listed in this offering circular for a date or period prior to the effective date of the stock split, that number of shares of common stock has been proportionately adjusted as if the two-for-one stock split had been in effect on that prior date or during that prior period.

Our principal executive office is located at 35 William Street, Lyons, New York 14489. Our telephone number is (315) 946-4871, and our web site is www.bankwithlnb.com. Information on our web site is not a part of this offering circular.

The Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the section of this offering circular below entitled “The Rights Offering” for a more detailed description of the terms and conditions of the rights offering.

Securities Offered

We are distributing, at no cost or charge to our shareholders of record and any beneficial owners residing in the State of New York, subscription rights to purchase up to 317,000 to 377,000 units, with each unit consisting of one share of common stock and one detachable warrant. Holders of our common stock and our convertible trust preferred securities will receive one subscription right for each ten shares of common stock, and for each ten shares of common stock underlying our convertible trust preferred securities, held of record as of 5:00 p.m., Lyons, New York time on April 15, 2016, the record date of the rights offering. These rights may be exercised only by you, or, in the case of shares held of record by brokers, custodian banks or other nominees on behalf of residents of the State of New York, as beneficial owner of the shares, and cannot be sold, transferred or assigned to anyone else.

Basic Subscription Privilege

For each right that you own, you will have a basic subscription privilege to buy from us one-unit at the subscription price. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Over-subscription opportunity

If you exercise your basic subscription privilege in full, you will also have an opportunity to subscribe to purchase any units that our other subscription rights holders do not purchase under their basic subscription privilege. The subscription price for units purchased pursuant to the over-subscription opportunity will be the same as the subscription price for the basic subscription privilege. We reserve the right to reject in whole or in part any or all over-subscription requests, and we may choose to issue some or all of the units that we may issue beyond the number necessary to satisfy properly exercised basic subscription rights solely to new investors in the supplemental offering.

Subscription Price

The subscription price per unit shall be equal to $25 to $30 per share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date

The record date will be April 15, 2016.

Expiration Date

The subscription rights will expire at 5:00 p.m., Lyons, New York time, on XXX, 2016 unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion.

Supplemental Offering

If units remain available for sale after the closing of the rights offering, our officers and directors, will offer and sell those remaining units in a supplemental offering on a best efforts basis at the $25 to $30 per unit subscription price. Initially, we anticipate that any units offered in the supplemental offering will be offered with a preference given to natural persons residing in the seven counties in which we operate, namely Cayuga, Monroe, Onondaga, Ontario, Seneca, Wayne and Yates, in what we will refer to as the community portion of the supplemental offering.

In the supplemental offering, the minimum required purchase is 500 units except that for employees of the Bank and its subsidiaries the minimum required purchase is 25 units and there is no minimum purchase required of a shareholder. The 25 unit minimum required purchase for our employees is based on our desire to encourage stock ownership by the Bank’s employees.

We have the right to accept or reject, in our sole discretion, any orders received in the supplemental offering.

Procedure for Exercising Subscription Rights

The subscription rights may be exercised at any time during the subscription period, which commences on XXX, 2016. To exercise your subscription rights, you must properly complete the enclosed Subscription Election Form and deliver it, along with the full subscription price (including any amounts in respect of an over-subscription request), to the Bank before 5:00 p.m., Lyons, New York time, on XXX, 2016, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

Net Proceeds of Offering

The net proceeds to us will depend on the number of subscription rights that are exercised, including over-subscription requests, and the number of units, if any, that are sold in the supplemental offering. If we issue all units available for the exercise of basic subscription rights in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $9.4 million. We estimate that the expenses of the combined rights and supplemental offerings will be approximately $125,000. We intend to use the net proceeds to fund future asset growth and for general corporate purposes. See the section below entitled “Use of Proceeds”.

Non-Transferability of Subscription Rights

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on any other stock exchange or trading market or on the OTC Bulletin Board.

No Revocation of Exercise by Shareholders

All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering.

Conditions to the Rights Offering

The completion of the rights offering is subject to the conditions described in the section below entitled “The Rights Offering—Conditions and Cancellation”.

Amendment; Cancellation

We may amend the terms of the rights offering or extend the rights offering period. We also reserve the right to cancel the rights offering at any time prior to the expiration date for any reason.

No Board Recommendation

Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section below entitled “Risk Factors”.

Issuance of Common Stock and Warrants

If you purchase units through the rights offering, we will issue those shares of common stock and warrants to you as soon as practicable after the completion of the rights offering.

Trading of Common Stock

Our common stock trades on the OTC Bulletin Board under the symbol “LYBC”.

Certain Material U.S. Federal Income Tax Considerations

The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws. However, you should seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See the section entitled “United States Federal Income Taxation” on page 101 below.

Subscription Agent

Our subscription agent is The Lyons National Bank.

Shares of Common Stock Outstanding Before the Rights Offering

As of February 29, 2016, there were 3,003,928 shares of our common stock outstanding.

Shares of Common Stock Outstanding After Completion of the Rights Offering

We will issue up to 317,000 to 377,000 shares of common stock in the rights offering, depending on the number of subscription rights that are exercised. Assuming no convertible trust preferred securities are converted prior to the expiration of the rights offering period, and based on the number of shares of common stock outstanding as of February 29, 2016, if we issue all 317,000 to 377,000 shares of common stock available for the exercise of basic subscription rights in the rights offering and any supplemental offering, we would have 3,320,928 to 3,380,928 shares of common stock outstanding following the completion of the rights offering and any supplemental offering. If all the warrants are thereafter exercised, we would have 3,637,928 to 3,757,928 shares of common stock outstanding.

Blue Sky Considerations

We have complied with the issuer/dealer requirements under New York's blue sky securities laws. No restrictions to resale will apply under New York State blue sky securities laws to investors who are residents of New York or making resales in the State of New York.

In all States in which the offering is conducted we plan to comply with exemptions from registration or qualification under the blue sky securities laws. In order to comply with these exemptions in all States except New York, the shares of common stock acquired by investors who are residents of these states may not be offered for resale unless they have been registered or qualified for sale in that jurisdiction or an exemption is available therefrom and the requirements of any such exemption have been satisfied. We do not currently intend to register or qualify the resale of such securities in any jurisdiction. An exemption, however, is generally available in these jurisdictions for resale of securities restricted under applicable blue sky laws to registered broker/dealers and certain institutional buyers. The certificates representing such shares sold without registration or qualification will contain a legend to this effect.

Additionally, exercise of the warrants will be limited to residents in States where issuance of the underlying commons stock is exempt from registration or qualification.

How We Determined the Subscription Price

Our Board of Directors determined the terms of the rights offering, including the subscription price, in its sole discretion. In determining the subscription price, our Board of Directors considered a number of factors, including:

·	the size and timing of the rights offering and the price at which our stockholders might be willing to participate in a rights offering offered on a pro rata basis to all stockholders with an over-subscription opportunity;

·	historical and current trading prices for our common stock; and

·	analysis of information related to other recent rights offerings and the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our Board or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Selected Financial and Other Data

The following table sets forth our selected consolidated historical financial and other data for the years and at the dates indicated. The information at December 31, 2015 and 2014, and for the years then ended is derived in part from and should be read together with our consolidated financial statements and notes thereto beginning at page F-1 of this offering circular. The information at December 31, 2013 and for the fiscal year then ended is derived in part from our audited consolidated financial statements not contained in this offering circular. The selected consolidated financial data below should be read in conjunction with our consolidated financial statements and the accompanying notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” The historical results are not necessarily indicative of results that may be expected for any future period.

Dollars in thousands	For the year ended December 31,
	2015	2014	2013
Interest income	$29,384	$27,062	$24,963
Interest expense	3,532	3,795	2,952
Provision for loan losses	1,275	750	525
Net interest income after provision for loan losses	24,577	22,517	21,486
Noninterest income	8,272	7,408	6,793
Noninterest expense	22,592	19,997	18,725
Income tax expense	2,886	2,719	2,520
Net income attributable to noncontrolling interests	5	5	5
Net income	$7,366	$7,204	$7,029

Per share data(1) :
Basic earnings per share	$2.47	$2.42	$2.36
Diluted income per share	$2.34	$2.29	$2.24
Book value per share	$19.51	$17.62	$15.89
Cash dividends declared	$0.78	$0.71	$0.66
Weighted average shares outstanding-basic	2,988,981	2,981,162	2,977,900
Weighted average shares outstanding-diluted	3,191,637	3,192,266	3,189,004

Period End Balance Sheet Summary:
Total assets	$868,161	$806,844	$732,830
Investment securities	195,185	204,578	177,378
Loans	605,201	544,464	500,884
Allowance for loan losses	8,188	7,549	7,132
Deposits	772,111	698,202	627,919
Total equity	58,678	52,506	47,410

Selected Financial Ratios:
Return on average assets	0.88%	0.94%	1.01%
Return on average stockholders’ equity	13.09%	13.96%	15.22%
Dividends declared to net income	31.67%	29.37%	27.76%
Loans to deposits	78.38%	77.98%	79.77%
Average equity to average total assets	6.70%	6.71%	6.62%

Capital Ratios (Bank only):
Leverage ratio	8.14%	8.21%	8.38%
Common equity tier 1	10.90%	-	-
Tier 1 risk-based capital	10.90%	11.28%	11.58%
Total risk-based capital	12.16%	12.53%	12.83%

(1)Share and per share data have been retroactively adjusted to reflect a 2-for-1 stock split, in the form of a stock dividend, effective October 30, 2015.

Risk Factors

An investment in the securities offered hereby involves certain risks. You should carefully read the following risk factors about our business and this offering, together with the other information in this offering circular, before making a decision to purchase any shares.

If any of the following risks actually occurs, our business, assets, liquidity, operating results, prospects and financial condition could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

Risks Relating to the Company and the Offered Stock

You may have difficulty in selling your securities or selling them at a fair price because there is little trading activity.

Our common stock trades on a limited basis in the over-the-counter bulletin board under the symbol “LYBC”. We have no plans to list any of our securities on any exchange. No market exists for our warrants. As a result, you may not be able to sell your shares or warrants without delay, or be able to sell your shares at a fair price or your warrants at any price. We cannot predict when, if ever, a fully developed active and liquid public trading market for our securities will occur. If a developed public trading market for our securities does develop at a future time, such developed public trading market may not be sustained for any period of time.

The future trading price of our common stock may be less than the purchase price in this offering.

While the trading price for our common stock has been relatively stable, we cannot assure you that the market price will not decline if and after you acquire our common shares. The trading price of our stock could fluctuate substantially based on a variety of factors, including, but not limited to, the following:

·	future announcements concerning us, our competitors or the businesses with whom we have relationships, including new competition from former officers and employees of Lyons Bancorp, Inc. in our market area;

·	changes in government regulations and the financial services industry, generally that affect our costs, and the types and mix of our products;

·	the overall volatility of the stock markets and the economy generally;

·	our growth and ability to implement our expansion strategy, especially given the competition in the banking industry in our market area; and

·	changes in our operating results from quarter to quarter.

Further, the trading volume of our stock has been limited, which may increase the volatility of the trading price of our stock.

Fluctuating interest rates may reduce our profitability.

Fluctuations in interest rates, particularly rising rates, will ultimately affect both the level of income and expense we record on a large portion of the Bank’s assets and liabilities, and the market value of all interest-earning assets, other than interest-earning assets that mature in the short term. The Bank’s interest rate management strategy is designed to stabilize net interest income and preserve capital over a broad range of interest rate movements by matching the interest rate sensitivity of assets and liabilities. Although we believe that our current mix of loans, securities and deposits is reasonable, significant fluctuations in interest rates may have a negative effect on our profitability.

Persistently low interest rates could erode our core profitability.

We derive a significant portion of our net revenues (net interest income plus noninterest income) from the difference between what we earn on our interest-bearing assets such as loans and investment securities and what we pay for our interest-bearing liabilities. Of the $34.1 million of net revenues in 2015, 75.8% was attributable to this difference.

Part of the core profitability of a community bank such as ours is the lower cost inherent in the deposits it gathers at its branch offices compared to those that could be obtained in the wholesale money markets. This benefit has been eroding as market lending rates remain at low levels. In such an environment, our ability to save on funding costs is reduced and few additional savings will accrue to us for a longer period of time. In addition, as many of our interest-bearing assets prepay or mature, we will be forced to replace them with assets at lower current market yields. This asymmetrical impact could reduce our net interest income and adversely affect our operating results.

We may experience difficulties in managing our organic growth.

The success of our organic growth strategy will depend primarily on our ability to generate an increasing level of loans and deposits at acceptable risk levels and terms without significant increases in noninterest expenses relative to revenues generated. Our growth strategy involves a variety of risks, including our ability to:

·	attract the talent needed to maintain adequate depth of management throughout our organization as we continue to grow;

·	maintain adequate sources of funding at attractive pricing;

·	maintain adequate underwriting practices and monitoring systems to maintain credit quality and manage a growing loan portfolio in the future; and

·	implement appropriate policies, procedures and operating systems necessary to support a larger organization while keeping expenses under control.

If we fail to effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established processes and procedures intended to identify, measure, monitor and report the types of risk to which we are subject, including credit, liquidity, interest rate sensitivity, compliance, reputation, and operations. We seek to monitor and control our risk exposure through a framework of policies, procedures and reporting requirements. Management of our risks in some cases depends upon the use of analytical and/or forecasting models. If the models that we use to mitigate these risks are inadequate, we may incur increased losses. In addition, there may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.

We may experience difficulties in assimilating future acquisitions into our business model.

As part of our general strategy, we may acquire banks and businesses that we believe provide a strategic fit with our business. We do not have a history of growth by acquisitions. To the extent that we grow by acquisition, we cannot assure you that we will be able to manage our growth adequately and profitably. Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

·	potential exposure to liabilities of banks and businesses we acquire;

·	difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

·	potential disruption to our business;

·	potential diversion of our management’s time and attention; and

·	impairment of relationships with and the possible loss of key employees and customers of the banks and businesses we acquire.

Failure to successfully address the issues of growth either internally or by acquisition could adversely affect our results of operations and financial condition.

Because we primarily serve Wayne County and several counties in a close proximity, a decline in the economy of this local region could lower our profitability and adversely affect our growth.

We serve Wayne County and portions of Cayuga, Monroe, Onondaga, Ontario, Seneca and Yates counties with 13 banking offices, 23 ATMs and our Internet and telephone banking services. Our profits depend on providing products and services to customers in this local region. An increase in unemployment, a decrease in real estate values, inclement weather, natural disasters and adverse trends or events affecting various industry groups such as agriculture are among the factors that could weaken the local economy. With a weaker local economy:

·	customers may not want or need our products and services;

·	borrowers may be unable to repay their loans;

·	the value of the collateral securing our loans to borrowers may decline; and

·	the overall quality of our loan portfolio may decline.

Making mortgage loans, consumer loans, commercial loans and agricultural loans is a significant source of our profits. If customers in the local area do not want these loans, our profits may decrease. Although we could make other investments, we may earn less revenue on these investments than on loans. Also, our losses on loans may increase if borrowers are unable to make payments on their loans. Increases in delinquent and non-accrual loans may result in an additional provision for loan losses which will negatively affect earnings. All of these factors could lower our profitability and adversely affect our growth.

We may suffer more severely than other lenders if the local agricultural economy experiences a downturn in its economic performance as a business segment.

Our agricultural lending activities are an important part of the growth and profitability of the Company, with approximately 13.1% of our loan portfolio as of December 31, 2015, in either agriculture-related real estate or business loans. Based on Federal Reserve data for bank holding companies as of December 31, 2015, our peers held approximately 5.2% of their loan portfolios in agriculture-related loans. To the extent that the fortunes of the farm economy are adversely affected by general economic conditions, we may suffer more than our peers.

Our profitability and ability to grow would be adversely affected if a change in the law occurs that precludes our municipal customers from maintaining deposits with us or if those customers withdraw their deposits from us for other reasons.

Public deposits historically have been very important to us. As of December 31, 2015, 19.6% of our deposits were provided by municipal customers, which we believe to be significantly greater than our peers. If legislation to liberalize the options for municipal deposits were passed, or if our relationships with local municipalities were to deteriorate, this important source of funding could erode and/or become more expensive. This could affect our profitability and our ability to fund our growth strategies.

The late 2008 financial market volatility highlighted the interconnectedness of all financial institutions. A national or international event could trigger a repeat and impact us even though we are not directly involved.

Our Bank is part of the United States banking industry and holds securities and claims on other financial participants. We also depend on the normal functioning of a system built on trust. In the event of a systematic problem, financial markets could become so volatile that normal business is disrupted even for a Bank like ours located far from large financial centers. In that case, we might find it difficult or very costly to execute normal transactions that could negatively impact income or the market value of the assets of the Bank. In addition, the turmoil could negatively affect the price of all bank stocks including our own.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings would decrease.

Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

·	credit risks of a particular borrower;

·	changes in economic and industry conditions;

·	the duration and other terms of the loan; and

·	in the case of a collateralized loan, uncertainties as to the future value of the collateral.

If our borrowers do not repay their loans, we may suffer loan losses. Loan losses are inherent in the lending business and could have a materially adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio and provide an allowance for loan losses for loan defaults and non-performance. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, beyond our control. Such losses may exceed current estimates. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our future losses, thereby having an adverse effect on our earnings. In addition, this may cause us to increase the allowance for loan losses in the future, thereby decreasing our future earnings. In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs required by these regulatory authorities would decrease our earnings.

We may lose customers or be unable to grow our customer base if our competitors develop and invest in technological improvements that consumer’s desire, but which are beyond our financial ability to adopt and implement.

The financial services industry continues to undergo rapid technological change with frequent introductions of new technology-driven products and services. In addition, the effective uses of technology to better serve customers increases efficiency and enables financial institutions to reduce costs. Our future success and ability to implement our growth strategy will depend in part upon our ability to use technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements.

Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future. We may not be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers. This could result in a loss of customers or an inability to grow our customer base, either of which would adversely affect our profitability and ability to grow.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including that of our customers, in our data center and on our networks. The secure maintenance of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, disrupt our operations, and cause a loss of confidence in our products and services, which could adversely affect our business.

We cannot guarantee the future payment of dividends on our Common Stock.

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. The payment of future dividends will depend upon our financial resources, the earnings and the financial condition of the Bank and its subsidiaries, restrictions under applicable law and regulations and other factors relevant at the time the Board of Directors considers any declaration of dividends. In addition, if a default occurs in the payment due on the trust preferred securities issued by Lyons Capital Statutory Trust I, Lyons Capital Statutory Trust II or Lyons Statutory Trust III in which we own all of the common beneficial interest, we would be prohibited from paying dividends on our common stock. Accordingly, dividends, if any, may not be paid at historical levels or may be increased, or such an increase may not occur.

Monetary policies and economic factors could adversely affect our financial performance.

The success of the Company will depend in significant part upon its ability to attract deposits and extend loans and to maintain a sufficient interest margin between the rates of interest it receives on loans and other investments and the rates it pays out on deposits and other liabilities. This is affected by the monetary policies of federal regulatory authorities, particularly the Federal Reserve, and by economic conditions in our service area and the United States generally, including the following:

·	changes in governmental economic and monetary policies;

·	the Internal Revenue Code and banking and credit regulations;

·	national, state, and local economic growth rates;

·	employment rates; and

·	population trends.

We cannot predict the nature and timing of any changes in such policies and conditions or their impact on us or our bank subsidiary. Any such changes may have a material adverse impact on our financial performance.

Our growth and return to investors may be limited by the laws and government agencies that regulate us and changes in these laws that may adversely affect our results of operation and financial condition.

We are a bank holding company, and our principal subsidiary is a national bank. Both entities operate in a highly regulated environment and are subject to examination, supervision and comprehensive regulation by federal regulatory agencies. Under regulatory capital adequacy guidelines and other regulatory requirements, our company and our subsidiary bank must meet guidelines subject to qualitative judgments by regulators about components, risk weightings and other factors. From time to time, the regulators implement changes to these regulatory capital adequacy guidelines. Banking regulations, designed primarily for the safety of depositors and not shareholders of Lyons Bancorp, Inc., may limit our growth and the return to investors by restricting activities such as the payment of dividends; mergers with, or acquisitions by, other institutions; investments; loans and interest rates; interest rates paid on deposits and the creation of branch banking offices. Furthermore, if we fail to meet these minimum capital guidelines and other regulatory requirements, our financial condition would be materially and adversely affected.

Future governmental regulation and legislation could limit our future growth.

We are subject to extensive state and federal regulation, supervision, and legislation which govern almost all aspects of our operations. These laws may change from time to time and are primarily intended for the protection of customers, depositors, and the deposit insurance funds. The impact of any changes to these laws may negatively impact our ability to expand our services and to increase the value of our business. The Dodd-Frank Act, enacted in July 2010, represents a comprehensive overhaul of the financial services industry in the United States and requires federal agencies to implement many new rules. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our shareholders. See “Supervision and Regulation” for more information about applicable banking regulations.

A loss of our senior officers could impair our relationship with our customers and adversely affect our revenue.

We rely upon our senior officers to develop business and maintain customer relationships. If any of these individuals were to leave for any reason or something were to happen to one of them, and we were unable to hire highly qualified and experienced personnel to replace them, we could lose valuable customer relationships and associated revenue, especially if they were to work with a competitor.

Our management will have broad discretion in allocating the net proceeds from the offering and may not allocate the proceeds in the most profitable manner.

Neither we nor the Bank have specifically allocated the use of the net proceeds from this offering. Until utilized, we anticipate that net offering proceeds will be invested in short-term and intermediate-term securities or deposits in our Bank subsidiary. Therefore, management will have broad discretion as to the timing and specific application of the net proceeds and investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will use in applying the net proceeds. Although we intend to use the net proceeds to serve Lyons Bancorp, Inc.’s best interests, our application may not ultimately reflect the most profitable application of the net proceeds and you may not agree with such application. As a result, it is possible that our return on equity will decrease following the offering.

A decline in the market value of our investments could negatively impact shareholders' equity.

Approximately 70.9% of our securities investment portfolio as of December 31, 2015 has been designated as available-for-sale. Unrealized gains and losses in the estimated value of the available-for-sale portfolio are reflected as a separate item in stockholders’ equity, net of tax. If the market value of our investment portfolio declines, this would cause a decline in stockholders’ equity which could be material.

Given current economic and market conditions, declines in the value of individual securities within our investment portfolio that are considered “other-than-temporarily- impaired” could have a negative impact on stockholders’ equity.

At December 31, 2015, approximately 38% of our securities investment portfolio is invested in New York State and local government obligations. These issuers are affected by political, economic and regulatory factors. The concerns facing the State of New York and its municipalities may lead nationally recognized rating agencies to downgrade its debt obligations. We periodically, but not less than quarterly, evaluate these investments for impairment indicators. Under U.S. generally accepted accounting principles, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other-than-temporary are reflected in earnings to the extent the impairment is related to credit losses. If impairment is deemed other-than-temporary, the resulting charge to earnings relating to credit quality may be significant.

If we issue additional stock in the future, your percentage of ownership of Lyons Bancorp, Inc. could be reduced.

As a shareholder of Lyons Bancorp, Inc., you will not have preemptive rights with respect to the issuance of additional shares of common stock or the issuance of any other class of stock. This means that if we decide to issue additional shares of stock, you will not automatically be entitled to purchase additional shares to maintain your percentage of ownership of our outstanding common stock. In addition, if we sell additional shares in the future, it is possible that those shares may be issued on terms more favorable, including a lower share price, than the terms hereunder.

Substantial regulatory limitations on changes of control and anti-takeover provisions in our Certificate of Incorporation and Bylaws may make it more difficult for you to receive a change in control premium.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquirer is a bank holding company or financial holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve. Also our Certificate of Incorporation and Bylaws contain certain provisions that can slow down or limit a hostile takeover. The provisions are intended to discourage costly takeover battles and lessen our vulnerability to a hostile change in control, thereby enhancing the possibility that our Board of Directors can maximize shareholder value in connection with an offer to acquire us. However, anti-takeover provisions can discourage activities such as unsolicited merger proposals, acquisitions, or tender offers by which shareholders might otherwise receive a change of control premium for their shares above the market price.

Our directors and executive officers control a significant percentage of outstanding shares and may influence shareholder actions in a manner that may be adverse to your personal investment objectives.

As of February 22, 2016, our directors and executive officers beneficially control 14.5% of our outstanding shares of common stock before this offering. Our directors and executive officers have indicated that they intend to participate under this offering. Combined with the anti-takeover provisions in our Certificate of Incorporation and Bylaws, these holdings can effectively block any attempted takeover of us. In addition, if our directors and executive officers vote together as a single group, they will significantly influence the outcome of our shareholder votes, such as election of directors, amendments to our Certificate of Incorporation, mergers and asset sales. The interests of our directors and executive officers may differ from the interests of other shareholders with respect to control issues such as these.

We are not a Securities and Exchange Commission reporting company and, therefore, there is less information available than if our securities were registered under the Securities Exchange Act of 1934, which may make it more difficult for you to sell or otherwise take action with respect to your securities in the future.

We are a non-reporting issuer, which means we do not file periodic reports with the Securities and Exchange Commission and we do not plan to do so after this offering unless required by law. Although we file financial information with the Federal Reserve Bank of New York and the Bank files financial information with the Office of the Comptroller of the Currency, purchasers of units under the Offering will not have ready access to the same quantity of information concerning us and the Bank that is available to the shareholders of companies that report to the Securities and Exchange Commission. Further, the vast majority of broker-dealers generally do not engage in the sale or trading of securities of a “non-reporting” issuer which may make it more difficult for you to sell or otherwise take action with respect to your securities in the future.

Risks Related to the Rights Offering

If you do not fully exercise your basic subscription privilege, your interest in us will be diluted. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares.

Up to 317,000 to 377,000 units are issuable in the rights offering, with any remaining units available to satisfy over-subscription requests and/or to facilitate sales of shares to new investors in the supplemental offering that we are undertaking concurrently with the rights offering. This includes up to 317,000 to 377,000 shares of common stock issuable immediately on the closing, and up to 317,000 to 377,000 shares underlying warrants issued as part of the units. If you do not choose to fully exercise your basic subscription privilege, your percentage ownership interest in us will significantly decrease. This may also occur if you do not exercise the warrants issued as part of the units, and other shareholders do. In addition, if you do not exercise your over-subscription opportunity and other shareholders exercise their over-subscription opportunity, or we otherwise issue additional shares to new investors in the supplemental offering, the percentage of our common stock owned by all other shareholders will increase.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

Our Board of Directors determined the terms of the rights offering, including the subscription price, in its sole discretion. In determining the subscription price, our Board of Directors considered a number of factors, including:

·	the size and timing of the rights offering and the price at which our shareholders might be willing to participate in a rights offering offered on a pro rata basis to all shareholders with an over-subscription opportunity;

·	historical and current trading prices for our common stock; and

·	analysis of information related to other recent public offerings of community banks and the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings.

The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our Board or during the rights offering period. On March 9, 2016, the closing sale price for a trade of 100 shares of our common stock on the OTC Bulletin Board was $30.99 per share. Prior to March 9, 2016, the most recent closing sale price for our common stock was also $30.99 per share, which was for a trade of 200 shares. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Because we do not have any formal commitments from any of our shareholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than currently anticipated.

We do not have any formal commitments from any of our shareholders to participate in the rights offering, and we cannot assure you that our other shareholders will exercise all or any part of their basic subscription privilege or their over-subscription opportunity. If our shareholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be significantly reduced and we could incur damage to our reputation.

Because there is no minimum offering amount, purchasers in the rights offering may be one of a few to purchase and management’s plans for offering proceeds may not be met.

There is no minimum amount of subscriptions required to complete the rights offering. Therefore, purchasers in the rights offering could be one of a relatively small number of investors in the rights offering. Further, if there are only a small number of investors in the rights offering, the offering proceeds may not be sufficient to complete management’s planned use for the proceeds.

The rights offering may cause the price of our common stock to decline.

Depending upon the trading price of our common stock at the time of our announcement of the rights offering, the announcement of the rights offering and its terms, including the subscription price, together with the number of units we could issue if the offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of units in the rights offering may be at a price greater than the prevailing trading price of our common stock. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could also depress the trading price of our common stock.

We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the escrow agent will have any obligation to you except to return your subscription payment.

We may at our sole discretion cancel the rights offering at any time prior to the expiration of the rights offering period. If we elect to cancel the rights offering, neither we nor the escrow agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments. In addition, we may suffer reputational harm if the rights offering is cancelled prior to the expiration date.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying units above the prevailing trading price of our common stock at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $25 to $30 per share subscription price, you will have committed to buying units at a price above the prevailing trading price and could have an immediate unrealized loss. Our common stock is traded on the OTC Bulletin Board under the symbol, “LYBC” and the closing sale price of our common stock on the OTC Bulletin Board on March 9, 2016 was $30.99 per share, for a trade of 100 shares of our common stock. Prior to March 9, 2016, the most recent closing sale price for our common stock was also $30.99 per share, which was for a trade of 200 shares. The trading price of our common stock may not be equal to or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

There is no legal obligation for our directors or senior management to subscribe for any shares in the rights offering.

None of our directors or members of senior management is legally obligated to subscribe for any shares of common stock in the rights offering. Because our directors and senior management are not required to subscribe for any shares of common stock in the rights offering, they may choose to subscribe for less than the number of shares of common stock that they are entitled to purchase in the rights offering. Any failure on the part of our directors and senior management to participate significantly in the rights offering may jeopardize the likelihood of success for the rights offering and could result in damage to our reputation.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders that desire to purchase units in the rights offering must act promptly to ensure that all required forms and payments are actually received by the Bank prior to the expiration date of the rights offering. If you are a beneficial owner of shares and reside in the State of New York, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the Bank prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the Bank prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the Bank may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Bank undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

Because the subscription rights are non-transferable, there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights to anyone else, and we do not intend to seek to have the subscription rights quoted on the OTC Bulletin Board or any other stock exchange or trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase units in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by certified or cashier’s check or bank draft drawn on a U.S. bank or by a U.S. postal or express money order.

Note Regarding Forward-Looking Statements

In this offering circular we make forward-looking statements concerning trends and future conditions, including the future of the banking industry, our business strategy (including the possibility of future openings of banking offices and acquisitions), continued acceptance and growth of our assets, loans and deposits, development and addition of products and dependence on significant customers such as agricultural and municipal customers. These statements can be identified by the use of forward-looking terminology such as “may,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “continue” or other similar words. These statements and similar expressions discuss expectations of the future and are intended to identify forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this offering circular. We caution readers not to place undue reliance on any of these forward-looking statements, which reflect our views on the date of this offering circular. The “Risk Factors” and other factors identified throughout this offering circular could cause our actual results to differ significantly from those contained in any forward-looking statement.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this offering circular. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

Use of Proceeds

The estimated net proceeds from the offering depend upon the total number of shares we sell. Although we do not plan on using a broker or underwriter to assist in the sale of units, and have therefore not included any sales commissions in our offering expenses, we reserve the right to retain a broker or underwriter, if we feel it’s in the Company’s best interests, given market conditions. If we retain a broker of underwriter, our offering expenses will be significantly higher and our net proceeds will be lower than disclosed in this offering circular.

The following table sets forth the calculation of our net proceeds from the offering at an offering price of $25 to $30 per unit and the use of these proceeds. Because this is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the shares that we are offering.

	10%		50%		100%
Units sold		[ ]		[ ]		[ ]
Gross offering proceeds	$	[ ]	$	[ ]	$	[ ]
Less estimated expense of the offering		$125,000		$125,000		$125,000
Less net proceeds to Lyons National Bank[1]	$	[ ]	$	[ ]	$	[ ]
Net cash proceeds retained by Lyons Bancorp	$	[ ]	$	[ ]	$	[ ]

1. Assuming the distribution of 80% of the net proceeds from the Offering to the Bank, subject to the sole discretion of our management and its evaluation of the economic, financial and other relevant information it will use to determine the final application of the net proceeds as described above in the section entitled “Risk Factors” beginning on page 19.

We are raising equity capital at this time to increase the Company’s regulatory capital levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operation – Capital”; and “Supervision and Regulation – Capital Requirements”. We intend to add the proceeds from the sale to our general funds to be used for general corporate purposes, including without limitation, paying interest due on subordinated debt; investing in short-term and intermediate-term interest bearing securities or in deposits in our Bank subsidiary, or for injecting additional capital into the Bank. We expect our investment in the Bank to qualify as Tier I regulatory capital for the Bank under regulatory capital guidelines. The Bank plans to use the portion of the net proceeds it receives to invest in new loans and investment securities. The Bank may also consider other growth strategies, such as future acquisition opportunities or de novo branching. We have otherwise not specifically allocated the net proceeds from this offering. Until we apply the net proceeds, we intend to invest such proceeds in short-term and intermediate-term interest-bearing securities or in deposits in our Bank.

The Rights Offering

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to the subsection below entitled “—Notice To Brokers and Nominees” below.

Before deciding whether to exercise your subscription rights, you should carefully read this offering circular, including the information set forth under the heading “Risk Factors” in this offering circular.

The Subscription Rights

We are distributing, at no cost or charge to our shareholders of record and any beneficial owners residing in the State of New York, subscription rights to purchase up to 317,000 to 377,000 units, with each unit consisting of one share of common stock and one detachable warrant that expires on December 31, 2018 unless extended by us through a written notice to all warrant holders. The purchase price is $25 to $30 per unit in this offering. You will receive one subscription right for each ten shares of common stock, and for each ten shares of common stock underlying convertible trust preferred securities, you owned as of 5:00 p.m., Lyons, New York time, on the record date of April 15, 2016. The subscription rights will be evidenced by a Subscription Election Form to be provided to each record holder of our common stock. Subscription rights may be exercised at any time during the subscription period, which commences on XXX, 2016, through the expiration date for the rights offering, which is 5:00 p.m., Lyons, New York time, on XXX, 2016. You are not required to exercise any of your subscription rights.

Basic Subscription Privilege

Each subscription right will entitle you to purchase one unit, with each unit consisting of one share of common stock and one detachable warrant for each ten shares of common stock, and for each ten shares of common stock underlying convertible trust preferred securities, you currently hold at a subscription price of $25 to $30 per whole share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Over-subscription Opportunity

If you exercise your basic subscription privilege in full, you will also have an opportunity to subscribe to purchase any units that our other subscription rights holders do not purchase pursuant to their basic subscription privilege. We may elect to issue additional units to satisfy over-subscription requests and/or to facilitate sales of units to new investors in the supplemental offering. The subscription price for units purchased pursuant to the over-subscription opportunity will be the same as the subscription price for the basic subscription privilege.

You may exercise your over-subscription opportunity only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, if you are granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your over-subscription opportunity with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the over-subscription opportunity you have collectively with your spouse unless the basic subscription privilege collectively held by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription opportunity.

When you complete the portion of your Subscription Election Form to exercise your over-subscription opportunity, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription opportunity at the same time you exercise your basic subscription privilege in full.

We reserve the right to reject in whole or in part any or all over-subscription requests regardless of the availability of units. We also reserve the right to issue some or all of the units that we may issue beyond the number necessary to satisfy properly exercised basic subscription rights solely to new investors in the supplemental offering.

If holders exercise their over-subscription opportunity for more units than are available to be purchased pursuant to the over-subscription opportunity, we will allocate the units of our common stock to be issued pursuant to the exercise of the over-subscription opportunity pro rata among those over-subscribing rights holders, subject to our right to reject in whole or in part any over-subscription request. “Pro rata” means in proportion to the number of units that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege. If there is a pro rata allocation of the remaining units and you would otherwise receive an allocation of a greater number of units than you subscribed for under your over-subscription opportunity, then, subject to our accepting your over-subscription request, we will allocate to you only the number of units for which you over-subscribed. We will allocate the remaining units among all other holders exercising their over-subscription opportunity, again subject to our right to reject in whole or in part any over-subscription request. If you are not allocated the full amount of units for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, which you delivered for those units that are not allocated to you. The escrow agent will mail such refunds as soon as practicable after the completion of the offering.

Subscription Price

The subscription price per unit shall be $25 to $30.

Expiration Time and Date; Amendments

The subscription rights will expire at 5:00 p.m., Lyons, New York time, on XXX, 2016, unless we extend it. We reserve the right to extend the subscription period at our sole discretion. In no event, however, will the offering be extended beyond 5:00 p.m., Lyons, New York time, on XXX, 2016. We will notify you of any extension of the expiration date by issuing a press release. You must properly complete the enclosed Subscription Election Form and deliver it, along with the full subscription price (including any amounts in respect of an over-subscription request), to the Bank prior to 5:00 p.m., Lyons, New York time, on XXX, 2016, unless the expiration date is extended. After the expiration of the rights offering period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the Bank receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise. Any subscription payments for units not allocated or validly purchased will be returned to you, without interest or penalty, as soon as practicable following the expiration date of the rights offering. We reserve the right, at our sole discretion, to amend or modify the terms of the rights offering.

Reasons for the Rights Offering

We are conducting the rights offering as a way of raising equity capital in a cost-effective manner that gives our shareholders the first opportunity to participate. This equity capital will be used to support future asset growth and will otherwise be used for various corporate purposes. We believe that the current economic environment, in which many larger regional and national banking institutions have tightened their lending standards and concentrated on addressing their deteriorated asset quality and reduced capital levels, has created significant opportunities for well-positioned community banks, such as the Company and its wholly-owned subsidiary, The Lyons National Bank, to expand geographically and to increase market share.

Anticipated Proceeds From the Rights Offering

The net proceeds to us from the rights offering will depend on the number of subscription rights exercised in the rights offering, including oversubscription requests, and whether any remaining units are sold in the supplemental offering. If we issue all 317,000 to 377,000 units available for the exercise of basic subscription rights in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately [$ ]. We estimate that the expenses of the combined rights and supplemental offerings will be approximately $125,000. See the section of this offering circular above entitled “Use of Proceeds”.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your basic subscription privilege and your over-subscription opportunity, you must properly complete and execute the Subscription Election Form, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each unit you are subscribing for, including any units you subscribe for pursuant to the over-subscription opportunity, to the Bank at the address set forth below under the heading entitled “—Submission of Subscriptions”, on or prior to the expiration date.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock, meaning that you hold your shares in “street name” through a broker, custodian bank or other nominee, residing in the State of New York, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, including both your basic subscription right and any over-subscription request, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, including a “Nominee Holder Certification”, prior to 5:00 p.m., Lyons, New York time, on XXX, 2016. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee, the form entitled “Beneficial Owners Election Form”. You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate Subscription Election Form, you should contact the nominee as soon as possible and request that a separate Subscription Election Form be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of units you wish to acquire under the basic subscription privilege and the over-subscription opportunity. Your payment must be delivered in one of the following ways:

·	uncertified personal check payable to “The Lyons National Bank”;
·	certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “The Lyons National Bank”; or
·	U.S. postal or express money order payable to “The Lyons National Bank,”.

If you wish to use any other form of payment, then you must obtain the prior approval of the Bank and make arrangements in advance with the Bank for the delivery of such payment.

Receipt of Payment

Your payment will be considered received by the Bank only upon:

·	clearance of any uncertified personal check deposited by the Bank into our account; or

·	receipt by the Bank of any certified check or cashier’s check or bank draft drawn upon a U.S. bank or any U.S. postal or express money order; or
·	your authorized withdrawal(s) from your account(s) at the Bank.

Payment received after the expiration of the rights offering period will not be honored, and, in that case, the escrow agent will return your payment to you, without interest or penalty, as soon as practicable.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the Bank until the check has cleared, which could take at least five or more business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by us and clears by the rights offering expiration date. We urge you to consider using a certified or cashier’s check or bank draft drawn on a U.S. bank or U.S. postal or express money order.

Instructions for Completing Your Subscription Election Form

You should read the instruction letter accompanying the Subscription Election Form carefully and strictly follow it. We will not consider your subscription received until the Bank has received delivery of a properly completed and duly executed Subscription Election Form and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us.

The method of delivery of Subscription Election Forms and payment of the subscription amount to the Bank will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those Subscription Election Forms and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Bank and clearance of payment before the expiration of the subscription period for the rights offering. Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier’s check or bank draft or U.S. postal or express money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the Bank. If your aggregate subscription price payment is greater than the amount you would owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription opportunity to purchase the maximum number of units that could be purchased with your over-payment. If we do not apply your full subscription price payment to your purchase of units, the escrow agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Conditions and Cancellation

We reserve the right to cancel the rights offering on or prior to the expiration date of the rights offering for any reason. We may cancel, extend or otherwise amend the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by us will be returned, without interest or penalty, as soon as practicable.

Cancellation Rights

Our Board of Directors may cancel, extend or otherwise amend the rights offering at its sole discretion at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and any funds you paid to us will be returned, without interest or penalty, as soon as practicable.

Submission of Subscriptions

All Subscription Election Forms, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to The Lyons National Bank as follows:

By First Class Mail: The Lyons National Bank, Attention: Robert Schick, 35 William Street, Lyons, New York 14489

By Express Mail or Overnight Delivery: The Lyons National Bank, Attention: Robert Schick, 35 William Street, Lyons, New York 14489

You should direct any questions or requests for assistance concerning the method of subscribing for the units or for additional copies of this offering circular to Robert Schick or Diana Johnson at (315) 946-8260, or (315) 946-8261, respectively.

If you deliver subscription documents, including the Subscription Election Forms, in a manner different than that described in this offering circular, we may not honor the exercise of your subscription rights.

Fees and Expenses

We will pay all fees in connection with preparing and sending the rights offering materials to holders of our common stock. You are responsible for paying all costs associated with returning subscriptions to us, including any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. We will not pay such expenses.

No Fractional Units

We will not issue fractional units. Fractional units resulting from the exercise of the basic subscription privilege or the over-subscription opportunity will be eliminated by rounding down to the nearest whole unit. Any excess subscription payments received by us will be returned, without interest or penalty, as soon as practicable.

Notice to Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others who reside in the State of New York on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Subscription Election Forms and submit them to the Bank with the proper payment. If you hold shares of our common stock for the account(s) of more than one such beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the subscription rights offering record date, provided that you, as a nominee record holder, make a proper showing to the Bank by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the Bank to request a copy.

In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company, or DTC, those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the Company’s DTC account, and by delivering to the Bank the required certification as to the number of units subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of any documents, you should contact us at (315) 946-4871 or stop by our main office located at 35 William Street, Lyons, New York 14489.

Transferability of Subscription Rights

The subscription rights granted to you may be exercised only by you, and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. We shall not be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed Subscription Election Form and any other required documents and payment of the full subscription amount have been received by the Bank. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Cancellation of Rights Offering; Return of Funds

The Bank will hold funds received in payment for the units pending completion of the rights offering. The Bank will hold this money until the rights offering is completed or is cancelled. If the rights offering is cancelled for any reason, the Bank will return this money to subscribers, without interest or penalty, as soon as practicable.

Certificates for Shares of Common Stock

When issued, the shares and warrants comprising the units will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the Bank will arrange for issuance to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of common stock and warrants purchased pursuant to the basic subscription privilege. Any shares and warrants purchased pursuant to the over-subscription opportunity will be issued as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of units available to satisfy such requests.

Rights of Subscribers

You will have no rights as a shareholder of our common stock until you are issued certificates for shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed Subscription Election Form, payment and any other required documents to the Bank.

No Revocation or Change

Once you submit the form of Subscription Election Form to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering.

Regulatory Limitation

We will not be required to accept your subscription for units pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to acquire, own or control the shares or warrants comprising the units and if, at the time the rights offering expires, we determine that you have not properly obtained such clearance or approval or submitted such notice.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

Based upon discussions with our advisors, we believe that our distribution or any shareholder’s exercise of these subscription rights to purchase units should generally not be taxable to our shareholders. See the section entitled “United States Federal Income Taxation” on page 101 below.

You are urged to consult with your own tax advisor with respect to the particular Federal, State and local tax consequences of the receipt of subscription rights in this offering and the ownership, exercise and disposition of the subscription rights applicable to your own particular tax situation.

No Recommendation to Subscription Rights Holders

Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section entitled “Risk Factors” in this offering circular.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on any other stock exchange or trading market or on the OTC Bulletin Board. The shares of common stock issuable upon exercise of the subscription rights will be listed on the OTC Bulletin Board under the symbol “LYBC”.

Shares of Common Stock Outstanding After the Rights Offering

Based on the 3,003,928 shares of our common stock outstanding as of February 29, 2016, if we issue all 317,000 to 377,000 shares of common stock comprising the units available for the exercise of basic subscription rights in the rights offering, we would have 3,320,928 to 3,380,928 shares of common stock outstanding following the completion of the rights offering, which would represent an increase in the number of outstanding shares of our common stock of approximately 10.6% to 12.6%.

Additionally, if all the warrants comprising the units are thereafter exercised, we would have 3,637,928 to 3,757,928 shares of common stock outstanding, which would represent an increase in the number of outstanding shares of common stock of approximately 21.1% to 25.1% in the aggregate.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any units from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any units you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

The Supplemental Offering

Acceptance of Subscriptions During Pendency of Rights Offering

We will permit certain persons and entities who are not shareholders eligible to participate in the rights offering to submit subscriptions to purchase units a purchase price of $25 to $30 per unit as and to the extent that any units remain available for purchase following the expiration date of the rights offering, subject to the purchase priority rights of the holders of subscription rights.

Prospective purchasers should complete, date and sign the subscription agreement that accompanies this offering circular and return it, together with a check, bank draft or money order payable to “The Lyons National Bank” for the full amount of the total subscription price for the units that you subscribe for under the subscription agreement, to The Lyons National Bank, at the appropriate address set forth above in this offering circular in the subsection entitled “The Rights Offering”—Submission of Subscriptions”.

Supplemental offering subscriptions are binding on subscribers.

If you send an uncertified personal check, payment will not be deemed to have been received by us until the check has cleared. If you send a certified or cashier’s check or bank draft, drawn on a U.S. bank, or a U.S. postal or express money order, payment will be deemed to have been received immediately upon receipt of such instruments.

Any uncertified personal check used to pay for units must clear the appropriate financial institutions prior to 5:00 p.m., Lyons, New York time, on XXX, 2016, which is the expiration date of the supplemental offering. The clearance of an uncertified personal check may require five or more business days. Accordingly, persons who wish to acknowledge their subscription by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the supplemental offering to ensure such payment is received and clears by such date.

If you wish to use any other form of payment in subscribing for units in the supplemental offering, then you must obtain the prior approval of the Bank and make arrangements in advance with the Bank for the delivery of such payment.

Expiration Date and Cancellation Rights

The supplemental offering will expire [   ] days following the expiration of the rights offering, or at 5:00 p.m., Lyons, New York time, on XXX, 2016, unless we extend the supplemental offering in our sole discretion. In no event, however, will the offering be extended beyond 5:00 p.m., Lyons, New York time, on XXX, 2016.

We may cancel the supplemental offering at any time for any reason, including following the rights offering expiration date. If we cancel the supplemental offering, we will return all subscription payments, without interest or deduction, as soon as practicable.

Discretion to Accept Subscriptions

We reserve the right, in our sole discretion, to accept or reject in whole or in part any subscription that may be properly delivered to the Bank pursuant to the supplemental offering. As a result, you may not receive any or all of the units for which you subscribe. We will notify subscribers as soon as practicable following the expiration date of the supplemental offering as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest or deduction, as soon as practicable.

Escrow Arrangements; Return of Funds

The Bank will hold funds received with a subscription in connection with the supplemental offering. The Bank will hold these funds in escrow until such time as we accept or reject the subscription in whole or in part or until the supplemental offering is cancelled. If the supplemental offering is cancelled, the Bank will return the subscription payments, without interest or deduction, as soon as practicable.

No Revocation or Change

Once you submit your subscription and payment in connection with the supplemental offering, you will not be allowed to revoke your subscription or request a refund of monies paid. All subscriptions delivered pursuant to the supplemental offering are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit a subscription to purchase units in the supplemental offering unless you are certain that you wish to purchase units at the subscription price.

Market for Our Common Stock and Related Shareholder Matters

Our stock is traded on a limited basis in the over-the-counter market under the symbol “LYBC.” Our stock does not have a market maker, and we do not plan to list our securities on any exchange. Transactions in our stock are reported in the Financial Industry Regulatory Authority, Inc.’s reporting system known as the “OTC Bulletin Board.”

We do not currently have outstanding options, or warrants to purchase, common stock. We do have, through Lyons Statutory Trust III, securities that are convertible into common stock. We have not agreed to register any common stock under the Securities Act of 1933, as amended, or Securities Act, for sale by our security holders, although we reserve the right to do so in the future.

The following table describes for the quarters indicated the high and low sales for our stock as quoted on the OTC Bulletin Board and dividends paid with respect to our stock since January 1, 2013.

	High*	Low*	Dividends*
2013:
First Quarter	$20.00	$17.25	-
Second Quarter	$20.00	$19.00	$0.16
Third Quarter	$20.00	$17.27	$0.17
Fourth Quarter	$18.50	$17.63	$0.17

2014:
First Quarter	$20.50	$17.66	$0.18
Second Quarter	$21.00	$19.13	$0.17
Third Quarter	$20.70	$19.07	$0.17
Fourth Quarter	$22.73	$19.73	$0.19

2015:
First Quarter	$24.50	$22.88	$0.19
Second Quarter	$24.50	$23.38	$0.19
Third Quarter	$26.50	$24.50	$0.19
Fourth Quarter	$34.00	$30.00	$0.20
2016
First Quarter	$31.25	$28.00	$0.20

*Cash dividends per share and the high and low market prices in the table above have been retroactively adjusted for dates and periods preceding October 31, 2015 to reflect a 2 for-1 stock split, in the form of a stock dividend, effective October 30, 2015.

The above over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid market for such securities currently exists.

As of February 29, 2016, there were 635 holders of record of our common stock.

Our Policy Regarding Common Stock Dividends

Since our formation in 1987, we, as the holding company of the Bank, have continued the payment of cash dividends to common shareholders in keeping with the historical payment of cash dividends to common shareholders to the Bank. We (or the Bank prior to our formation) have paid consecutive annual cash dividends for more than 50 years to common shareholders. Our Board of Directors currently intends to continue the policy of paying dividends. Dividend payments at historical levels following the offering may not be sustained or may be increased, or such increase may not occur. Future payment of dividends must necessarily depend upon our financial resources, the earnings and financial condition of the Bank, restrictions under applicable law and regulations, and other factors relevant at the time the Board of Directors considers any declaration of dividends. To the extent we have insufficient cash available for the payment of dividends; we must receive dividends from the Bank. Therefore, the restrictions on the Bank’s dividend payments are directly applicable to us. For a description of limitations on the ability of the Bank to pay any dividends to us, see “Supervision and Regulation.”

We will be restricted in our ability to pay common stock dividends if we default on certain of our obligations related to the Lyons Capital Statutory Trust I, Lyons Capital Statutory Trust II, or Lyons Statutory Trust III, in which we own all of the common beneficial interest. We formed these trusts in June 2003, August 2004, and December 2009, respectively, for the sole purpose of issuing trust preferred securities that are fully and unconditionally guaranteed by us. In connection with each formation, we also sold subordinated debentures to Trust I in the principal amount of $1,035,000, to Trust II in the principal amount of $5,155,000, and to Trust III in the principal amount of $3,027,000. If we default on our obligations under the guarantees of the subordinated debentures, we would be prohibited from paying dividends under the indentures governing the trust preferred securities.

Determination of Offering Price and Dilution

If you purchase units in this offering, you may pay a higher effective price per share than the prices paid to us by certain of our officers and directors during the past five years.

The most recent trade of our common stock occurred on March 9, 2016 at a price of $30.99 per share, for a trade of 100 shares of our common stock. Prior to March 9, 2016, the most recent closing sale price for our common stock was also $30.99 per share, which was for a trade of 200 shares. The following table summarizes the total consideration paid to us and the average price paid by our officers, directors and affiliates from January 1, 2013 through February 22, 2016, as adjusted for a two-for-one stock split, in the form of a stock dividend, effective October 30, 2015:

	Shares Purchased		Total Consideration	Average Price Per Share
Officers, directors, etc. (1),2),(3),(4),	25,068	*	$516,988	$20.62	*

*Share and per share data and prices in the table below have been retroactively adjusted to reflect a 2-for-1 stock split, in the form of a stock dividend, effective October 30, 2015.

(1)	Includes 7,948 shares issued in 2013 to certain members of our senior management under a deferred compensation agreement (Schick – 3,692; Britt – 904; Kime – 1,246; DeRaddo – 776; Johnson – 1,016; McCann - 314) at an average price of $17.54.

(2)	Includes 7,940 shares issued in 2014 to certain members of our senior management under a deferred compensation agreement (Schick – 2,862; Britt – 1,066; Kime –1,398; DeRaddo – 944; Johnson – 1,174; McCann – 496) at an average price of $19.44.

(3)	Includes 7,606 shares issued in 2015 to certain members of our senior management under a deferred compensation agreement (Schick – 2,782; Britt – 1,020; Kime – 1,316; DeRaddo – 898; Johnson – 1,098; McCann – 492) at an average price of $23.24.

(4)	Includes 1,574 shares issued in 2016 to certain members of our senior management under a deferred compensation agreement (Schick – 587; Britt – 210; Kime – 270; DeRaddo – 184; Johnson – 223; McCann – 100) at an average price of $29.55.

Capitalization

The following table sets forth as of December 31, 2015:

a.	our historical capitalization; and

b.	on a pro forma basis, our capitalization reflecting the sale of up to [ ] shares of common equity at an assumed price of $25 to $30 per share.

You should read the information in this table together with the “Selected Financial and Other Data,” our unaudited consolidated financial statements and notes thereto and the other information in this memorandum.

(in thousands)	Actual	Pro Forma
		10% of shares offered			50% of shares offered			100% of shares offered
# shares offered			[ ]			[ ]			[ ]
Net proceeds (in thousands)			[ ]			[ ]			[ ]

Junior Subordinated Debt	$8,867		$8,867			$8,867			$8,867

Stockholders' Equity
Common stock, par value $0.50 per share, 5,000,000 shares authorized, 3,012,756 shares issued as of December 31, 2015	$1,507	$	[ ]		$	[ ]		$	[ ]
Additional paid-in capital	$11,840	$	[ ]		$	[ ]		$	[ ]
Retained earnings	48,032		48,032			48,032			48,032
Accumulated other comprehensive loss	(2,540)		(2,540)			(2,540)			(2,540)
Less: Treasury stock (8,370 shares) at cost	(217)		(217)			(217)			(217)
Total Stockholders’ Equity	$58,622	$	[ ]		$	[ ]		$	[ ]
Noncontrolling interest	56		56			56			56
Total Equity	$58,678	$	[ ]		$	[ ]		$	[ ]

Capital Ratios
Stockholders’ Equity to Total Assets	6.8%		[ ]	%		[ ]	%		[ ]	%
Tier I Capital to Average Assets (Leverage)	8.0%		[ ]	%		[ ]	%		[ ]	%
Tier I Capital to Risk-Weighted Assets	10.8%		[ ]	%		[ ]	%		[ ]	%
Total Capital to Risk-Weighted Assets	12.0%		[ ]	%		[ ]	%		[ ]	%

Plan of Distribution

Rights Offering

On or about the date hereof, we will distribute the subscription rights, Subscription Election Forms and copies of this offering circular to individuals who owned shares of common stock of record as of 5:00 p.m., Lyons, New York time, on April 15, 2016, the record date for the rights offering. If you wish to exercise your subscription rights and purchase units, you should complete the Subscription Election Form and return it with payment for the units, to the Bank. See the subsection above entitled “The Rights Offering—Method of Exercising Subscription Rights”. If you have any questions, you should contact Robert Schick or Diana Johnson, at (315) 946-8260 or (315) 946-8261, respectively. The subscription rights will not be listed on any stock exchange or trading market or on the OTC Bulletin Board. The shares of common stock issuable upon exercise of the subscription rights will be quoted on the OTC Bulletin Board under the symbol “LYBC”.

Except as described in this section, we are not paying any other commissions, placement agent fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the combined rights and supplemental offerings will be approximately $125,000.

Robert A. Schick, director and President and Chief Executive Officer, Diana R. Johnson, Executive Vice President and Treasurer, Clair J. Britt, Jr., Executive Vice President and Senior Commercial Loan Offier, and Phillip M. McCann, Executive Vice President and Chief Risk Officer of the Bank, will likely participate in the selling efforts for Lyons Bancorp. In each case, the officer or director plans to rely on the safe harbor provided by Rule 3a4-1 as an associated person deemed not to be a broker under such rule.

Supplemental Offering

If units remain available for sale after the closing of the rights offering, members of our senior management and board of directors will offer and sell those remaining shares to the public on a best efforts basis at the $25 to $30 per share subscription price.

Initially, we anticipate that members of our senior management and board of directors will offer any units in the supplemental offering with a preference given to natural persons residing in the seven counties in which we operate, namely Cayuga, Monroe, Onondaga, Ontario, Seneca, Wayne and Yates, in what we will refer to as the community portion of the supplemental offering. Note, however, that all decisions on offers to be made and subscriptions to be accepted in the supplemental offering remain in our sole discretion.

In the supplemental offering, the minimum required purchase is 500 units except that for employees of the Bank and its subsidiaries the minimum required purchase is 25 units and there is no minimum purchase required of a shareholder. The 25 unit minimum required purchase for our employees is based on our desire to encourage stock ownership by the Bank’s employees.

Neither the rights offering nor the supplemental offering is contingent upon the occurrence of any event or the sale of a minimum number of shares. Funds received in the offering will be deposited with and held in a non-interest bearing account until the closing of the both the rights offering and supplemental offering. Closing of both offerings is expected to occur no later than XXX, 2016.

Our Company

General

Lyons Bancorp, Inc., which is a bank holding company under the Federal Bank Holding Company Act of 1956, owns all of the outstanding capital stock of The Lyons National Bank and all of the common beneficial interest of the Lyons Capital Statutory Trust I, Lyons Capital Statutory Trust II and Lyons Statutory Trust III. Lyons Bancorp, Inc. was incorporated under the laws of the State of New York on April 15, 1987.

The Lyons National Bank is a community oriented bank, emphasizing personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets. We attract deposits from the general public in the areas surrounding our banking offices and use those funds, together with funds generated from operations and borrowings, to originate commercial real estate loans, residential mortgage loans, commercial and agricultural loans and consumer loans. We also invest in mortgage-backed securities and other permissible investments.

Over the past several years, we have experienced significant growth in our assets, deposit base, loan portfolio and net worth. As of December 31, 2015, we had $868.2 million in total assets, $605.2 million in total loans, $772.1 million in total deposits and $58.6 million in stockholders’ equity. For the year ended December 31, 2015, we reported net income of $7.4 million or $2.34 per diluted share, a 2% increase over the same period in 2014.

Lyons Bancorp’s primary asset is The Lyons National Bank. At December 31, 2015, Lyons Bancorp, Inc. was staffed by three part-time employees; Robert A. Schick, President and Chief Executive Officer, Diana R. Johnson, Treasurer and Carol Snook, Secretary. None of these employees receives compensation from Lyons Bancorp, Inc. All three are full-time, compensated employees of The Lyons National Bank. Mr. Schick is President and Chief Executive Officer of The Lyons National Bank; Ms. Johnson is Executive Vice President and Chief Financial Officer; and Ms. Snook is Corporate Executive Secretary.

Our principal executive office is located at 35 William Street, Lyons, New York 14489. This historical building houses our corporate offices, data processing center, and some of our bank operations functions. We believe this facility has the capacity to service our needs for the foreseeable future.

Our telephone number is (315) 946-4871 and our web-site is www.bankwithlnb.com. Information at our web site is not part of this offering circular.

Lyons National Bank

The Lyons National Bank commenced business operations in 1852 as the Palmyra Bank of Lyons and later changed its name to The Lyons National Bank. In 1933, the Bank merged with Gavitt National Bank to create The Lyons National Bank. The Bank opened its first branch banking office in Lyons in 1986 and added a second in Wolcott, New York in 1990. Our pace of expansion accelerated as we entered the Newark, New York market in 1996 and upgraded to a new facility there in 2000. Our first supermarket location commenced operations in Macedon, New York in 1997 and in 2007, was moved to a full-service banking office. We opened full service banking offices in Ontario, New York in 1999, in Jordan, New York in 2001, in Clyde, New York in 2002, in Geneva, New York in 2003, in Penn Yan, New York in 2004, and Waterloo, New York in 2010. We constructed new facilities for our Geneva and Penn Yan offices in 2005. Our latest offices, Canandaigua and Perinton, were opened in 2013 and 2015, respectively.

The Bank is a full service community oriented commercial bank, without trust powers. We believe the Bank presents an alternative to large national or regional financial institutions by offering local ownership, local decision-making and other personalized service characteristics of community banks.

The Bank has one subsidiary, Lyons Realty Associates Corp. (Lyons Realty). The Bank owns all of the common stock and 93.5% of the non-voting preferred stock of Lyons Realty. A group of investors owns approximately 6.5% of Lyons Realty’s non-voting preferred stock.

Other Subsidiaries

Lyons Realty Associates Corp., is a New York corporation formed by the Bank in June 2001 to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Lyons Realty primarily acquires, owns and holds a portfolio of real estate mortgages and related assets. To date, our Bank has originated all of the mortgages held by Lyons Realty. As of December 31, 2015, Lyons Realty held $147.8 million in real estate mortgages. Lyons Realty does not provide any services or products to third parties.

Lyons Capital Statutory Trust I, or Trust I, is a Connecticut statutory trust which Lyons Bancorp, Inc. formed in June 2003. Lyons Capital Statutory Trust II, or Trust II, is a Delaware statutory business trust we formed in August 2004. Lyons Statutory Trust III, or Trust III, is a Connecticut statutory trust which Lyons Bancorp, Inc. formed in December 2009. These trusts are not authorized and do not conduct any trade or business and were formed for the sole purpose of the issuance, sale and administration of the trust preferred capital securities. The trusts’ principal assets are subordinated debentures issued by Lyons Bancorp, Inc. In June 2003 concurrently with Trust I's acquisition of these subordinated debentures, Tioga State Bank, a non-affiliated entity, purchased from Trust I $1.0 million of trust preferred capital securities. In August 2004, concurrently with Trust II's acquisition of these subordinated debentures, Trust II issued $5.0 million of trust preferred capital securities to investors. In February 2010, concurrently with Trust III's acquisition of these subordinated debentures, Trust III issued $2.9 million of trust preferred capital securities to investors.

The capital securities issued by these trusts are classified as long-term debt for financial statements purposes, but Tier 1 capital for regulatory purposes. For a further description of the details of these transactions see “Banking Operations – Sources of Funds – Borrowings;” and “Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital.”

Products and Services

The Company, through our banking subsidiary, provides a wide range of traditional commercial and retail banking products and services for individuals and small to medium sized businesses primarily in our market area. The Bank’s services include accepting time, demand and savings deposits, and making secured and unsecured loans. See “— Sources of Funds – Deposits.” Deposits in the Bank are insured to applicable limits by the Federal Deposit Insurance Corporation. The Bank offers enhanced delivery system options such as Internet and telephone banking and helps business customers manage their cash flow with Automatic Clearing House origination and cash management services. Other services the Bank offers include safe deposit boxes, money orders, wire transfers, drive-through facilities, 24-hour depositories, and ATMs. The Bank’s lending products include residential and commercial real estate loans, agricultural, commercial, and consumer loans. See “Banking Operations - Lending Activities.”

The Bank, through an arrangement with Linsco/Private Ledger (LPL), a non-affiliated entity, makes non-insured financial services and products available to its customers and potential customers. These products range from stocks, bonds and mutual funds to life insurance and annuities. LPL also offers advisory services to the Bank under this arrangement. LPL sells the product or service to the customer and the Bank receives a referral commission from LPL for the sale. The commissions we receive from these transactions are intended to help offset some of the risk associated with our net interest margin because it can provide a recurring source of revenue. During 2015, the amount of revenue we generated from these products was $878,000.

Business Strategy

Our mission is to increase shareholder value by offering financial services to a constantly changing market. Our strategy includes:

·	Growing our community banking franchise mainly with de novo branch expansion in selected markets where we can gain a competitive advantage by providing our customers with personal service;

·	Expanding our relationships with commercial and agricultural customers through utilizing lending officers who know our customers’ businesses and can offer competitive products to meet their needs;

·	Cementing retail market loyalty by focusing on core consumer needs for transaction services and residential mortgages;

·	Continuing to expand our sales of non-bank financial services to produce stronger and more diversified sources of fee income and to broaden our customer base; and

·	Purchasing branches from other institutions or acquiring whole financial institutions.

Grow Franchise

As of June 2015, based on statistics provided by the Federal Deposit Insurance Corporation, we ranked first in our deposit market share among banks in Wayne County, New York, achieving our long-term goal. However, we do not intend to rest on our laurels; rather it is our intention to continue to increase our desirable customer penetration in Wayne County.

Since 2000, we have opened six offices outside Wayne County. Our strategy is to open de-novo or acquire banking offices in communities that we believe have either been abandoned or poorly served by current financial institutions. Before opening offices in these communities, we generally identify and hire individuals who can provide unique personal service in the market. We also seek motivated advisory board members and a core customer group.

We also plan to consider acquisitions of other whole banks, financial institutions and financial related service companies and/or individual branch offices. As of the date of this memorandum, we do not have any agreements, arrangements or understandings for acquisitions of any kind.

We seek to provide customers the personal attention they desire while having the technological ability to provide services such as on-line Internet banking that require less customer contact.

Deepen Commercial and Agricultural Relationships

On December 31, 2015, we had $605.2 million of total loans. The most significant concentration of our loans is commercial and agricultural loans, which as of December 31, 2015 totaled $332.1 million and constituted 54.9% of our total loans.

We have increased our loan portfolio by 93.6% from December 2010 to December 2015. We have a professional staff consisting of eleven commercial/agricultural lending officers and nine residential mortgage and consumer loan officers. These loan officers are supported by a credit administration department consisting of a chief credit administrator, a credit administrator manager, four analysts and an administrative assistant. Further, our loan operations department consists of two supervisors, and eighteen clerical employees.

Cement Retail Loyalty

In order to attract consumers, we offer products that address consumers’ needs to manage their funds on a day-to-day basis and finance homes. We offer checking and savings products, which are accessible by either visiting our local offices or by electronic means. We have a large network of ATMs and offer full access for our customers in all of the major domestic ATM networks. Internet and telephone banking provide customers additional alternatives to access their accounts.

The decision to purchase or refinance a home is a significant financial transaction for most of our customers. If the loan is a plain-vanilla mortgage that meets all of the standards of the secondary marketplace, we can originate, sell, and service the loan. This allows customers to take advantage of national funding options while retaining a local contact should any problems develop. The Bank benefits because it can generate fees for these services. Another advantage of this approach is that the loan will not impose regulatory capital requirements on us, allowing us to originate additional loans. For those properties that do not fit into the one-size-fits-all box of the secondary market, we can originate and hold the loan, and do so at a premium rate.

We intend to continue emphasizing the core consumer deposit and mortgage products in our market and to continue to build our serviced mortgage portfolio.

Expand Sales of Non-Bank Financial Services

Making noninterest income a larger part of our total revenue stream and broadening our base of customers and increasing customer retention through sales of these products and services is an integral part of our strategy. The Bank, through an arrangement with Linsco/Private Ledger, makes non-insured financial services and products available to its customers and potential customers. These products range from stocks, bonds and mutual funds to life insurance and annuities.

Purchase Branches or Banks

We have contacted various larger financial institutions to determine if any are interested in selling certain branches that are within our geographic footprint. We periodically review opportunities for full bank acquisitions as well. Currently, we do not have any agreements, arrangements or understandings for acquisitions of any kind.

Business Support Strategies

To support our business growth we believe that we need to execute the following five key business support strategies.

Marketing and Sales Approach

To generate increased revenues in the fast-changing financial services marketplace, we believe that we must balance our community banking culture with an effective marketing and sales approach. As we compete for customers, we strive to project a consistent image to the consumer. We also train our staff to identify the needs of our customers so that we can offer them the products and services that will generate our future profits.

Expanded Product Lines

In addition to our current arrangement with Linsco/Private Ledger, we plan to support better marketing and training by developing and offering additional products and services to our customers. We expect to develop products in-house and offer them through our own systems and customer representatives. In addition, we will consider utilizing out-sourcing options that offer a good trade-off between time to market and revenues generated. New product lines we are considering include: insurance, brokerage, financial planning, investment management, and trust services.

Infrastructure

We have increased the assets of the Company from $513.6 million on December 31, 2010 to $868.2 million on December 31, 2015, an increase of 69.0%. During this time the staff has increased to 185 full-time equivalent employees or 33.1%. In order for us to continue our success we plan to deepen the organizational structure of the Company by adding expertise in certain specialized areas, such as additional information technology support and by adding to staff positions throughout the Company.

In August of 2007, we updated our core operating system with software from a company called Open Solutions, Inc. Open Solutions, Inc. is a leading provider of banking software and data center solutions and currently provides us with a robust suite of products and services designed to help us meet our customer needs. With Open Solutions, Inc. providing our data center services, the responsibility for the technical aspects of technology lies with experts while keeping the responsibility for strategy within the Company. A key portion of our future success will rest on our ability to utilize the capabilities of our systems to provide timely information upon which to make decisions.

Manage Risk

The key risks we face include credit, liquidity, interest rate sensitivity, compliance, reputation, and operations. We manage each of these areas in a structured fashion. Although each of our risks is managed by individuals and systems unique to the particular risk in question, we maintain a global risk management process as well. This approach allows us to monitor the various risks we face in an integrated fashion. We feel it is important to review risk trends in all areas at the same time to make sure that we are not subject to a correlated increase in risk that could feed on itself. Our internal Enterprise Risk Management Committee is charged with the responsibility to gather information from each risk area, collate it, and review the implications in an enterprise-wide fashion. We self-rate the Company in the different areas and take care to compare these ratings to those provided by outside parties (auditors, examiners, etc.) for consistency.

The potential risk to our reputation from rumor or unauthorized activities could cause severe harm to our business. We take any comments made about the Company seriously and counter any inaccuracies we find as quickly as we can. All of our employees and directors are subject to our internal Code of Conduct Policy that provides strict guidelines for actions and formal penalties for violations. Our corporate governance policies have been enhanced, meeting many of the guidelines in place for much larger institutions.

Operating risk, including cyber risk, has become a much more important consideration in the past few years as new threats have been presented. We have established strict privacy requirements in all of our customer dealings. We have taken steps to secure our data processing areas from attack both physical and through electronic means. We believe our disaster recovery procedures are adequate.

Capital Management

Capital raising activities generally take place at Lyons Bancorp, Inc. while capital use other than dividend and interest payments is primarily related to the Bank’s business and regulatory needs. We work to closely integrate the capital needs of Lyons Bancorp, Inc. and the Bank so that capital movement between the two entities is both timely and appropriately sized. See “Management's Discussion and Analysis of Financial Condition and Results of Operations– Capital”

Banking Operations

Market Area

The Finger Lakes region offers many opportunities which fit within our business model. During June 2003, we opened our first location in Ontario County, New York by adding a banking office on Seneca Street in Geneva, New York. We relocated that office to our new facility at 399 Exchange Street in June of 2005. Geneva proper is one of the largest markets in our service area with a population of over 16,500 and bankable deposits of approximately $460 million. When we opened our branch, we became but the fourth bank to establish a presence in the city.

While opening our first banking office in Ontario County is important in its own right, being in Geneva has afforded us the opportunity to springboard into other markets in Ontario County. The Canandaigua market is strategically important to us, with a population of over 20,000 and bankable deposits of approximately $730 million, it provides us with a gateway into the Rochester area. We opened a temporary office in Canandaigua in 2013 and built our permanent location in 2014.

In May of 2004 we opened our branch in Penn Yan, in Yates County, in a temporary storefront and moved into our permanent facility in January of 2005. In May 2010, we opened an office in Waterloo, Seneca County, in a temporary location, and moved into our permanent facility in December 2010.

In September of 2015, we opened our Perinton office, our first banking office in Monroe County. With the opening of the Perinton location, the Bank now operates thirteen banking offices within its primary market area, which is centered around Lyons, New York. The Bank’s primary market area now encompasses Wayne County and portions of Cayuga, Monroe, Onondaga, Ontario, Seneca and Yates Counties in New York State.

The following maps show the Bank’s primary market area:

Rochester
Irondequoit
Brighton
Pittsford
Fairport
Webster
Ontario
Macedon
Palmyra
Newark
Lyons
Sodus
Wolcott
Clyde
Savannah
Jordan
Weedsport
Syracuse
Canandaigua
Geneva
Seneca Falls
Auburn
Penn Yan
Skaneateles
Google

Monroe
Wayne
Onondaga
Ontario
Yates
Seneca
Cayuga

Lending Activities

The principal lending activity of the Bank has been the origination for its own portfolio of adjustable and fixed-rate loans secured by various forms of collateral. The Bank also originates fixed rate residential mortgages, some of which it sells to third parties and retains the servicing rights. The value of the servicing rights associated with these sold mortgages was $943,000, $730,000, and $566,000 as of December 31, 2015, 2014 and 2013, respectively.

The following tables set forth the composition of our loan portfolio, by type of loan at the dates indicated, the maturities of loans and sensitivity of loans to changes in interest rates:

Summary of Loan Portfolio

By Type

(In thousands)

	As of December 31
Type	2015	2014	2013	2012	2011

Construction real estate	$17,270	$20,800	$18,527	$9,783	$5,049
Residential real estate	239,786	211,726	201,458	182,569	141,730
Commercial real estate	139,851	128,866	111,542	94,767	81,097
Agriculture real estate	42,105	35,047	29,373	24,405	20,839
Total mortgage loans on real estate	439,012	396,439	360,900	311,524	248,715

Commercial loans	102,671	89,584	84,127	77,837	58,778
Agriculture loans	37,458	32,355	29,154	27,580	23,024
Consumer installment loans	26,060	26,086	26,703	28,965	29,434
Total loans	$605,201	$544,464	$500,884	$445,906	$359,951
Allowance for loan losses	(8,188)	(7,549)	(7,132)	(7,000)	(7,001)
Total loans, net of allowance	$597,013	$536,915	$493,752	$438,906	$352,950

Remaining Maturity of Selected Loans

At December 31, 2015

(In thousands)	Within 1 Year	1-5 Years	5 Years +	Total

Commercial loans	$43,868	$31,745	$27,058	$102,671
Agricultural loans	20,941	9,360	7,157	37,458
Commercial real estate	8,551	4,368	136,975	149,894
Agriculture real estate	9	969	41,127	42,105
Residential real estate	7,288	2,643	237,082	247,013

Total	$80,657	$49,085	$449,399	$579,141

Sensitivity of Loans to Changes in Interest Rates

(Dollars in thousands)

	As of December 31, 2015
	Fixed Rate	Variable Rate
Due after one but within five years	$37,792	$11,293
Due after five years	$390,367	$59,032

Asset Quality

The Bank maintains written loan policies that require certain underwriting, documentation, and credit standards to be met for the approval and funding of loans. Management has safeguards and procedures in place that track adherence to policies. In addition, independent third parties the Bank retains for loan review periodically sample the loan portfolio and report to Bank management and our Board of Directors any identified discrepancies. Generally, exceptions to policy, when made, are documented, justified, and approved by management. Lending authorities are recommended by management and approved by our Board of Directors. Management reports measures of both loan quality and loan portfolio growth on a regular basis to our Board.

Our allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses inherent in our loan portfolio. In its continuing evaluation of the allowance and its adequacy, management considers the Bank’s loan loss experience, the amount of past-due and nonperforming loans, current and anticipated economic conditions, underlying collateral values securing loans and other factors which affect the allowance for potential credit losses. Bank management monitors the adequacy of the allowance through the use of a model designed to comply with the requirements of the Office of the Comptroller of the Currency.

While it is the Bank’s policy to charge-off loans in the period in which a loss is considered probable, there are additional factors impacting potential future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. These factors include such items as the general state of the economy and value of collateral. Management’s judgment as to the adequacy of the allowance is, therefore, necessarily approximate. The allowance is also subject to regulatory examinations as to adequacy, which may include reviews of the methodology used to arrive at the allowance and comparison of the allowance to peer institutions.

The commercial loan policy provides that the accrual of interest on commercial and real estate loans ceases when there is significant, undermining deterioration of the borrower’s financial position, or payment in full of principal or interest is not expected; this may result in the placement of a contractually performing loan into nonaccrual status. In addition, a loan with principal or interest that has been in default for a period of ninety (90) days or more may be placed in nonaccrual status, unless the asset is both well secured and in the process of immediate collection. An asset is “well secured” if it is secured by collateral in the form of liens on or pledges of real or personal property, or marketable securities, having a realizable value sufficient to discharge the debt (including accrued interest) in full, or, by the guarantee of a financially responsible party. An asset is “in the process of collection” if collection of the asset is proceeding in due course either (1) through legal action, including judgment enforcement procedures, or (2) in appropriate circumstances, through collection efforts not involving legal action which are reasonably expected to result in repayment of the debt or in its restoration to a current status in the near future.

Our consumer loan policy provides that accrual of interest on residential mortgages generally ceases whenever payment of principal or interest becomes 90 days delinquent. It also provides that consumer loans, whether secured or unsecured, are considered for charge-off to the allowance for loan loss when they reach 90 days delinquent.

The following tables present a summary of the “Allocation of Allowance for Loan Loss by Loan Type” and an “Analysis of Changes in the Allowance for Loan Losses”:

Allocation of Allowance for Loan Losses

By Loan Type

(In thousands)

	Year ended December 31,
	2015	2014	2013	2012	2011
Total loans outstanding at end of period	$605,201	$544,464	$500,884	$445,906	$359,951
ALLOCATION OF THE ALLOWANCE BY LOAN TYPE:
Commercial	$2,007	$1,336	$1,049	$1,348	$1,210
Commercial real estate	2,911	2,620	2,464	2,396	2,770
Agriculture	453	380	337	318	259
Agriculture real estate	442	361	295	238	167
Residential real estate	1,729	1,987	1,887	1,708	1,362
Consumer installment	376	385	511	385	388
Unallocated	270	480	589	607	845
Total	$8,188	$7,549	$7,132	$7,000	$7,001
ALLOCATION OF THE ALLOWANCE AS A PERCENTAGE OF TOTAL ALLOWANCE:
Commercial	24%	18%	15%	19%	17%
Commercial real estate	36%	35%	35%	34%	40%
Agriculture	6%	5%	5%	5%	4%
Agriculture real estate	5%	5%	4%	3%	2%
Residential real estate	21%	26%	26%	24%	19%
Consumer installment	5%	5%	7%	6%	6%
Unallocated	3%	6%	8%	9%	12%
Total	100%	100%	100%	100%	100%
LOAN AND LEASE TYPES AS A PERCENTAGE OF TOTAL LOANS AND LEASES:
Commercial	17%	17%	17%	18%	16%
Commercial real estate	25%	26%	25%	23%	24%
Agriculture	6%	6%	6%	6%	6%
Agriculture real estate	7%	6%	6%	5%	6%
Residential real estate	41%	40%	41%	42%	40%
Consumer installment	4%	5%	5%	6%	8%
Total	100%	100%	100%	100%	100%

The allowance has generally been increasing over the past five years, with the majority of the growth in the allowance allocated to commercial loans. The increase in this loan category during 2015 reflects higher allocations driven by deterioration in the financial situation of one large commercial relationship. During 2015, this relationship was deemed impaired and a specific allocation was determined using the information available to us. We continue to monitor the performance of this credit for further signs of stress.

Analysis of Changes in Allowance for Loan Losses

(Dollars In thousands)

	Year ended December 31,
	2015	2014	2013	2012	2011
Balance at beginning of period	$7,549	$7,132	$7,000	$7,001	$6,441

Loans charged off:
Commercial	(38)	(200)	(21)	(45)	(308)
Commercial real estate	(454)	-	-	(288)	-
Residential real estate	(40)	(65)	(55)	(46)	(111)
Consumer installment	(165)	(137)	(402)	(208)	(215)
Total loans charged off	(697)	(402)	(478)	(587)	(634)

Recoveries of loans previously charged off:
Commercial	9	2	3	28	62
Commercial real estate	-	-	-	36	10
Residential real estate	3	20	8	3	19
Consumer installment	49	47	74	69	138
Total recoveries of loans previously charged off:	61	69	85	136	229

Net loans charged off	(636)	(333)	(393)	(451)	(405)

Provision charged to operations	1,275	750	525	450	965
Balance at end of period	$8,188	$7,549	$7,132	$7,000	$7,001

Net loans charged off as a % of average loans	0.11%	0.06%	0.08%	0.11%	0.12%
Allowance as a % of total loans	1.35%	1.39%	1.42%	1.56%	1.94%
Allowance as a % of nonperforming loans	198.83%	189.82%	173.02%	808.31%	117.84%

The provision for loan losses represents management’s estimate of the expense necessary to maintain the allowance for loan losses at an adequate level. The provision for loan and lease losses was $1.3 million in 2015, compared to $750,000 in 2014. In 2015, the provision was higher than historical levels due to increases in nonperforming loans and net charge-offs as well as overall growth in our loan portfolio.

The level of future charge-offs is dependent upon a variety of factors such as national and local economic conditions, trends in various industries, underwriting characteristics, and conditions unique to each borrower. Given uncertainties surrounding these factors, it is difficult to estimate future losses.

The following tables summarize the Bank’s nonperforming loans by class over the periods indicated:

Nonaccrual Loans

(Dollars in Thousands)

	As of December 31
	2015	2014	2013	2012	2011

Residential real estate:
1-4 family	$45	$548	$205	$206	$197
Home equity	220	213	175	167	-
Commercial real estate	2,838	3,193	3,570	131	4,956
Agriculture real estate	-	-	41	48	211
Commercial loans	1,015	23	58	297	371
Agriculture loans	-	-	-	-	6
Consumer installment loans:
Indirect	-	-	73	17	200
Total nonperforming loans	$4,118	$3,977	$4,122	$866	$5,941

Total nonperforming loans as a % of total assets	0.47%	0.49%	0.56%	0.13%	1.07%
Total nonperforming loans as a % of total loans	0.68%	0.73%	0.82%	0.19%	1.65%

The difference between the interest income that would have been recorded if these loans had been paid in accordance with their original terms and the interest income that was recorded for the year ended December 31, 2015, was $153,000. The amount for the year ended December 31, 2014, was $174,000.

Management reviews the loan portfolio continuously for evidence of potential problem loans. Potential problem loans are loans that are currently performing in accordance with contractual terms, but where known information about possible credit problems of the related borrowers causes management to have doubt as to the ability of such borrowers to comply with the present loan payment terms and may result in such loans becoming nonperforming at some time in the future. Management considers loans classified as Substandard, which continue to accrue interest, to be potential problem loans. Through our internal loan review function, we have identified 33 commercial relationships totaling approximately $12.0 million at December 31, 2015 that are classified as Substandard, and continued to accrue interest. We continue to monitor these relationships; however, we cannot predict the extent to which continued weak economic conditions or other factors may further impact borrowers. These loans remain in a performing status due to a variety of factors, including payment history, the value of collateral supporting the credits, and personal or government guarantees. These factors, when considered in the aggregate, give management reason to believe that the current risk exposure on these loans does not warrant accounting for these loans as nonperforming. However, these loans do exhibit certain risk factors, which have the potential to cause them to become nonperforming. Accordingly, management’s attention is focused on these credits, which are reviewed on at least a quarterly basis.

Past Due and Restructured Loans

(In Thousands)

	As of December 31,
	2015	2014	2013	2012	2011
Loans past due 90 days or more and accruing:
Consumer installment loans:	$-	$-	$-	$-	$15
Total	$-	$-	$-	$-	$15

Nonperforming loans (loans in nonaccrual status and loans past due 90 days or more and still accruing interest) were $4.1 million at December 31, 2015, up from $4.0 million at December 31, 2014, and unchanged from $4.1 million at December 31, 2013. A breakdown of nonperforming loans by portfolio segment is shown above. The slight increase in nonperforming loans during 2015 was primarily due to the addition of one large commercial loan.

Loans are considered modified in a troubled debt restructuring (TDR) when, due to a borrower’s financial difficulties, we make a concession(s) to the borrower that we would not otherwise consider. When modifications are provided for reasons other than as a result of the financial distress of the borrower, these loans are not classified as TDR’s or impaired. These modifications may include, among others, an extension of the term of the loan, and granting a period when interest-only payments can be made, with the principal payments made over the remaining term of the loan or at maturity.  TDRs of $2.6 million, $2.9 million and $3.3 as of December 31, 2015, 2014 and 2013, respectively are included in the above table within nonaccrual loans. The TDR amounts at December 31, 2015, 2014 and 2013 consist of one commercial relationship where three loans were combined into one resulting loan with interest and term concessions granted due to the stressed financial condition of the borrower. The decrease in the balance was due to principal pay downs resulting from both monthly payments and the sale of some real estate collateral securing the loans.

In general, we place a loan on nonaccrual status if principal or interest payments become 90 days or more past due and/or management deems the collectability of the principal and/or interest to be in question, as well as when required by regulatory requirements. Although in nonaccrual status, we may continue to receive payments on these loans. These payments are generally recorded as a reduction to principal and interest income is recorded only after principal recovery is reasonably assured. As of December 31, 2015, we were regularly receiving payments on approximately 8% of the loans categorized as nonaccrual.

The recorded investment in loans and leases that are considered impaired totaled $3.9 million at December 31, 2015, and $3.4 million at December 31, 2014. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Specific allowance on individually identified impaired loans that are not collateral dependent are measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

The average recorded investment in impaired loans was $3.6 million in 2015, $3.5 million in 2014, and $3.8 million in 2013. At December 31, 2015, $3.5 million of impaired loans had specific allocations of $1.6 million and $330,000 had no specific allocation. At December 31, 2014, $3.1 million of impaired loans had specific allocations of $970,000 and $279,000 had no specific allocation. At December 31, 2013, $3.5 million of impaired loans had specific allocations of $1.0 million and $183,000 had no specific allocations. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured. In these cases, interest is recognized on a cash basis. Interest income recognized on impaired loans, all collected in cash, and was $2,000 for 2015, $11,000 for 2014, and $3,000 for 2013.

Investment Activities

Our securities portfolio is comprised of interest-bearing notes, bonds and pass-through securities issued by the United States government and its direct and sponsored agencies, as well as state and local municipal obligations. Our available-for-sale portfolio provides a source of liquidity, collateral for repurchase agreements and public funds as well as being a means of diversifying our interest earning asset portfolio. While we generally intend to hold our investment portfolio assets until maturity, a significant portion of the portfolio is classified as available-for-sale. Securities so classified are accounted for at fair value with the unrealized appreciation and depreciation reported as a separate component of stockholders’ equity, net of income tax effects. Securities not classified as available-for-sale are recorded in the held to maturity category and accounted for at amortized cost. We invest in securities for the yield they produce and not to profit from trading the securities.

The securities portfolio also includes non-marketable equity securities that are carried at cost because they are not readily marketable or have no quoted market value.

The following tables summarize the fair values of the investment portfolio as of the dates indicated:

Investment Securities

(In thousands)

	As of December 31,
	2015	2014	2013
Available-for-Sale:

United States agencies	$41,203	$50,881	$41,139
Mortgage-backed securities	28,446	23,963	36,401
State and local government obligations	68,738	66,360	62,634

Total debt securities	$138,387	$141,204	$140,174

Held to Maturity:

United States agencies	$2,953	$2,825	$3,707
Mortgage-backed securities	41,707	48,856	21,462
State and local government obligations	5,279	6,028	6,129
Corporate	2,000	-	-

Total debt securities	$51,939	$57,709	$31,298

Restricted Equity Securities	$5,576	$6,143	$5,906

All of our mortgage-backed securities are residential direct pass through securities or collateralized mortgage obligations issued or backed by government sponsored enterprises.

The fair value (Available–for-Sale), amortized cost (Held-to-Maturity), and weighted average yield of the combined investment portfolios of Lyons Bancorp, Inc. and the Bank as of December 31, 2015, by final contractual maturity or repricing date, are as follows:

Investment Portfolio

(Dollars In thousands)

	As of December 31, 2015
	Fair Value	Average Yield(1)
Available-for-Sale
Due in one year or less	$3,946	2.82%
Due after one to five years	53,989	2.08%
Due after five to ten years	51,975	2.79%
Due after ten years	31	4.32%
Securities not due at a single maturity date	28,446	2.05%
Total	$138,387	2.36%

	Amortized Cost	Average Yield(1)

Held-to-Maturity
Due in one year or less	$613	4.19%
Due after one to five years	1,618	4.44%
Due after five to ten years	2,915	5.81%
Due after ten years	4,869	4.52%
Securities not due at a single maturity date	41,207	2.67%
Total	$51,222	3.10%

Total Investment Securities(2)	$189,609	2.56%

(1)	Average yields are stated on a tax equivalent basis.
(2)	Total does not include equity securities

At December 31, 2015, there were no holdings of any one issuer, other than the U.S. Government sponsored entities, in an amount greater than 10% of the Company’s stockholders’ equity.

Sources of Funds

General. The major sources of our funds for lending and other investment purposes are deposits, scheduled principal repayments, prepayment of loans and mortgage-backed securities, maturities and calls of investment securities, equity capital investment, borrowings, and cash flows from operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

Deposits. We attract customer deposits principally from within our primary market area by offering a broad selection of deposit instruments, including demand deposit accounts, checking accounts, savings, money market deposit, term certificate accounts and individual retirement accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit and the interest rate. All deposit accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law.

The following table is a summary of our deposits for each of our last three fiscal years:

Deposits - Average Balances and Rates

(Dollars in thousands)

	2015		2014		2013
	Average Balances	Average Rate	Average Balances	Average Rate	Average Balances	Average Rate

Noninterest-bearing demand deposits	$155,917	0.00%	$131,897	0.00%	$118,025	0.00%
NOW accounts	95,546	0.24%	83,668	0.22%	79,394	0.18%
Money market & savings accounts	334,876	0.37%	316,288	0.51%	285,227	0.35%
Time deposits	160,349	0.87%	160,341	0.85%	134,845	0.89%

	$746,688	0.38%	$692,194	0.46%	$617,491	0.38%

The maturity distribution of time deposits of $100,000 or more was:

As of December 31, 2015

Three months or less	$12,680
Over three months through six months	10,862
Over six months through one year	42,947
Over one year	25,724
Total	$92,213

Borrowings. To help fund our loan growth from time to time we obtain advances from the Federal Home Loan Bank of New York. The following table summarizes these borrowings as of December 31 in the years indicated:

Borrowings

(Dollars in thousands)

	As of December 31
	2015		2014		2013
	Amount	Average Cost	Amount	Average Cost	Amount	Average Cost
Borrowings from Federal Home Loan Bank	$20,126	0.64%	$38,791	0.76%	$42,000	0.38%

As of December 31, 2015, the Bank had $43.0 million and $46.1 million of availability from Federal Home Loan Bank of New York and the Federal Reserve Bank, respectively, subject to collateral availability. In addition, at December 31, 2015, the Bank had available unsecured lines of credit agreements with correspondent banks, permitting borrowings to a maximum of $15.0 million. There were no outstanding advances against those lines at December 31, 2015. The Bank may access funds through general markets such as national repurchase agreements. At December 31, 2015, the Bank had no national repurchase agreements.

The following tables present additional information concerning borrowings for the indicated years ended December 31:

Borrowings

(In thousands)

	For the years ended December 31,
	2015	2014	2013
Average Balance	$21,030	$11,079	$17,832
Maximum month-end balance	$44,872	$38,791	$42,000

We currently own three statutory trust companies which we formed for the sole purpose of issuing trust preferred securities that are fully and unconditionally guaranteed by us. In each case, we issued junior subordinated debentures to the trusts, which, in turn, issued trust preferred securities to the respective trust investors in the same amount. The junior subordinated debentures are the principal asset of the trusts. The trust preferred securities are classified as long-term debt for the financial statements, but are included as Tier 1 capital for regulatory purposes. See “Management Discussion and Analysis of Financial Condition and Results of Operation — Capital.”

In June 2003, we formed Lyons Capital Statutory Trust I, a wholly-owned Connecticut statutory business trust subsidiary, or Trust I. Shortly thereafter, we issued $1.0 million of subordinated debentures to Trust I who issued $1.0 million in trust preferred securities to Tioga State Bank. The interest rate on this security, 3.35% at December 31, 2015, is variable, adjusting quarterly at three-month LIBOR plus 2.75%. The interest is payable quarterly. The trust preferred securities mature in June 2033, or may be redeemed at any time in the event that the deduction of related interest for federal income tax purposes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise. Our subordinated debentures issued to Trust I also mature on June 27, 2033 and bear interest at the three-month LIBOR plus 2.75% (3.35% at December 31, 2015), payable quarterly.

We have the option to defer interest payments from time to time for up to 20 consecutive quarterly periods without defaulting on the debentures. We also have the option to redeem the debentures, in whole or in part, beginning on June 27, 2008 and quarterly thereafter or within 120 days throughout the entire term of the debentures should certain special events occur. The redemption price, expressed as a percentage of the principal amount of the debentures being redeemed, is 100%.

In August 2004, we formed Lyons Capital Statutory Trust II, a Delaware statutory business trust, or Trust II. We issued $5.2 million of subordinated debentures to Trust II who issued $5.0 million in trust preferred securities to investors. The interest rate on this security, 3.03% at December 31, 2015, is variable, adjusting quarterly at three-month LIBOR plus 2.65%. The interest is payable quarterly. The trust preferred securities mature in August 2034, or may be redeemed at any time in the event that the deduction of related interest for federal income tax purposes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise.

Our subordinated debentures issued to Trust II also mature on August 23, 2034 and bear interest at the three-month LIBOR plus 2.65% (3.03% at December 31, 2015), payable quarterly. We have the option to defer interest payments from time to time for up to 20 consecutive quarterly periods without defaulting on the debentures. We also have the option to redeem the debentures in whole or in part, on a quarterly basis beginning on August 23, 2009, and the option to redeem the debentures in whole or in part, throughout the entire term of the debentures, within 90 days of one or more of the following events relating to the debentures: (a) the deduction of related interest for federal income tax purposes is prohibited, (b) treatment as Tier I capital is no longer permitted, or (c) certain other events occur. The redemption price, expressed as a percentage of the principal amount of the debentures being redeemed, is 100%.

In December 2009, the Company entered into an interest rate swap agreement (swap) with an effective date of February 23, 2011. The Company designated the swap as a cash flow hedge and it is intended to protect against the variability of cash flows associated with Trust II. The swap modifies the pricing characteristic of Trust II, wherein the Company receives interest at three-month LIBOR plus 2.65% from a counterparty and pays a fixed rate of interest of 6.80% to the same counterparty calculated on a notional amount of $5.0 million. This agreement will expire on November 23, 2019. The swap agreement was entered into with a counterparty that met the Company’s credit standards, and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2015 the company pledged $690,000 cash collateral to the counterparty.

In December 2009, we formed Lyons Statutory Trust III, a Delaware statutory business trust, or Trust III. We issued $3.0 million of subordinated debentures to Trust III who issued $2.9 million in convertible trust preferred securities to accredited investors. The interest rate on this security is fixed at 6.00%. The interest is payable quarterly. The trust preferred securities mature in February 2040, or may be redeemed at any time in the event that the deduction of related interest for federal income tax purposes is prohibited, treatment as Tier 1 capital is no longer permitted, or certain other contingencies arise.

At any time, each capital security of Trust III is convertible into shares of the Company’s common stock at a conversion rate of 72 shares of common stock per $1,000 capital security investment (as adjusted for a two-for-one stock split in the form of a stock dividend effective October 30, 2015), subject to proportionate adjustments for splits, stock dividends, recapitalization and the like, and issuances on a pro rata basis below the current market value, in-kind dividends and tender offers above market value.

Our subordinated debentures issued to Trust III also mature on February 12, 2040 and bear a fixed rate of interest at 6.00%, payable quarterly. We have the option to defer interest payments from time to time for up to 20 consecutive quarterly periods without defaulting on the debentures. We also have the option to redeem the debentures in whole or in part, on a quarterly basis beginning on February 1, 2015, and the option to redeem the debentures in whole or in part, throughout the entire term of the debentures, within 90 days of one or more of the following events relating to the debentures: (a) the deduction of related interest for federal income tax purposes is prohibited, (b) treatment as Tier I capital is no longer permitted, or (c) certain other events occur. The redemption price, expressed as a percentage of the principal amount of the debentures being redeemed, ranges from 102.5% beginning in February, 2015 to 100% on February 1, 2020 and after.

If we elect to defer interest payments as described above on either Trust I, Trust II, or Trust III trust preferred securities, or if the debentures are in default, we are, among other things, prohibited from declaring or paying dividends.

Legal Proceedings

Currently, we are not subject to any pending lawsuits in which claims for material monetary damages are asserted.

Competition

We face intense and increasing competition in making loans, attracting deposits and providing other financial products and services. The Bank competes with other financial institutions and service providers such as commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies, finance companies, brokerage firms and mutual fund companies. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Important competitive factors, such as office location, types and quality of services and products, office hours, customer service, a local presence, community reputation and continuity of personnel, among others, are and continue to be a focus of the Bank.

Some of the largest banks in the Country have offices in our markets. These institutions have greater financial resources and lending limits, better name recognition, more locations, more advanced technology and more financial products to offer than we do and may offer various services we do not offer. In addition, these institutions may be able to better afford and make broader use of media advertising, support services and electronic technology that we may. To offset these competitive disadvantages, the Bank depends on its reputation as an independent and locally-owned community bank, its personal service, its greater community involvement and its ability to make credit and other business decisions quickly and locally.

Employees

As of December 31, 2015, we employed 199 persons, of which 171 were full time. The Bank provides a variety of employment benefits and considers its relationship with its employees to be good. We have no collective bargaining agreements with any employees.

Properties

The location of the thirteen banking offices and an operations center operated by the Bank and certain other information related to these offices is set forth below:

Location	Owned or Leased

35 William Street, Lyons, New York 14489	Owned
Routes 14 & 31, Lyons, New York 14489	Owned
4 Williams Street, Clyde, New York 14433	Leased
2 North Main Street, Jordan, New York 13080	Owned
5996 New Hartford Street, Wolcott, New York 14590	Owned
750 West Miller Street, Newark, New York 14513	Leased
359 NYS Route 31, Macedon, New York 14502	Owned
399 Exchange Street, Geneva, New York 14456	Owned
Tops Plaza, 6280 Furnace Road, Ontario, New York 14519	Leased
205 Liberty Street, Penn Yan, New York 14527	Owned
2433 State Route 414, Waterloo, New York 13165	Owned
Roseland Center Plaza, Canandaigua, New York 14424	Leased
1314 Fairport Road, Fairport, New York 14450	Owned
470 Exchange Street, Geneva, New York 14456	Leased

We consider all of these banking offices to be well located and suitably equipped to serve as banking facilities. In the opinion of management the properties are adequately covered by insurance.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is intended to assist readers in understanding and evaluating the results of operations and financial condition of Lyons Bancorp, Inc., The Lyons National Bank and Lyons Realty Associates Corp. on a consolidated basis for the period ended December 31, 2015. This discussion and analysis should be read in conjunction with our consolidated financial statements and the notes relating thereto appearing elsewhere in this Memorandum.

Overview

Lyons Bancorp, Inc. is the holding company for The Lyons National Bank and its subsidiary, Lyons Realty Associates Corp. Lyons Bancorp, Inc.’s business is conducted through The Lyons National Bank, a federally chartered and regulated bank with thirteen full-service banking offices in Monroe, Onondaga, Ontario, Seneca, Wayne and Yates Counties in New York, an ATM network and Internet and telephone banking services. In addition, the Bank services customers in Cayuga County. The Bank's corporate headquarters is located in Lyons, New York.

Our principal sources of revenue consist of income from commercial and residential real estate loans, including mortgage servicing fees, consumer loans made by the Bank and its subsidiary, investment securities held by us and the Bank and from a variety of deposit services offered by the Bank to its customers. We fund our operations through cash flows from operations, the Bank's deposits, maturing and called investment securities, the sale of investment securities, borrowings and capital raising transactions.

We effected a two-for-one stock split in the form of a stock dividend of our outstanding shares of common stock, par value $0.50 per share, effective at the close of business on October 30, 2015. Where a number of shares of common stock is listed in this offering circular for a date or period prior to the effective date of the stock split, that number of shares of common stock has been proportionately adjusted as if the two-for-one stock split had been in effect on that prior date or during that prior period.

Results of Operations

Results of Operations For Years Ended December 31, 2015 and 2014

Summary of Performance

Net income was $7.4 million for 2015 compared to net income of $7.2 million for 2014, an increase of $162,000, or 2.2% over the prior fiscal year. Diluted earnings per share were $2.34 for 2015, compared to $2.29 in 2014. The improved performance year over year was due primarily to increases in net interest income and noninterest income, offset by increases in noninterest expense and an increase in the provision for loan losses.

Return on average assets was 0.88% in 2015, compared to 0.94% in 2014. Return on average equity was 13.09% in 2015, compared to 13.96% in 2014. Our dividend payout ratio was 31.6% in 2015, compared to 29.3% in 2014, while our average equity as a percentage of average assets was 6.69% in 2015, compared to 6.70% in 2014.

Average Balances and Interest Rates

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets, the resultant yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Average balances are derived from average daily balances. The yield on securities available-for-sale is included in investment securities and is calculated based on the historical amortized cost. All interest has been adjusted to a fully taxable equivalent amount using the federal statutory rate of 34%. The yields and rates are established by dividing income or expense dollars by the average balance of the asset or liability.

AVERAGE BALANCES AND INTEREST RATES

(Dollars in thousands)

Year Ended December 31,

	2015			2014			2013
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets:
Loans (1)	$575,268	$24,849	4.32%	$521,500	$22,903	4.39%	$469,224	$21,134	4.50%

Investment securities (2)
Taxable	129,278	3,027	2.34%	121,702	2,619	2.15%	115,073	2,313	2.01%
Tax-exempt	73,572	2,198	2.99%	68,918	2,241	3.25%	65,553	2,226	3.40%
Total securities	202,850	5,225	2.58%	190,620	4,860	2.55%	180,626	4,539	2.51%

Other interest-earning deposits	14,538	36	0.25%	15,326	37	0.24%	10,689	27	0.25%
Total interest-earning assets	792,656	30,110	3.80%	727,446	27,800	3.82%	660,539	25,700	3.89%
Other assets	48,518			42,323			37,695
Total Assets	$841,174			$769,769			$698,234

Liabilities and Stockholders’ Equity:
Interest-bearing deposits
NOW accounts	$95,546	$229	0.24%	$83,668	$185	0.22%	$79,394	$147	0.19%
Money market & savings accounts	334,876	1,246	0.37%	316,288	1,608	0.51%	285,227	983	0.34%
Time deposits	160,349	1,389	0.87%	160,341	1,365	0.85%	134,845	1,201	0.89%
Total interest-bearing deposits	590,771	2,864	0.48%	560,297	3,158	0.56%	499,466	2,331	0.47%

Borrowings from Federal Home Loan Bank	21,030	134	0.64%	11,079	84	0.76%	17,832	67	0.38%
Junior subordinated debentures	9,100	534	5.87%	9,217	553	6.00%	9,217	554	6.01%
Total interest-bearing liabilities	620,901	3,532	0.57%	580,593	3,795	0.65%	526,515	2,952	0.56%

Noninterest-bearing deposits	155,917			131,897			118,025
Other liabilities	8,009			5,620			7,453
Total Liabilities	784,827			718,110			651,993

Lyons Bancorp, Inc. Stockholders’ equity	56,291			51,603			46,185
Noncontrolling interest	56			56			56
Total Equity	56,347			51,659			46,241

Total Liabilities and Stockholders' Equity	$841,174			$769,769			$698,234

Spread in interest-bearing funds			3.23%			3.17%			3.33%
Net interest margin on earning assets		$26,578	3.35%		$24,005	3.30%		$22,748	3.44%
Tax equivalent adjustment		(726)			(738)			(737)
Net interest income per consolidated income statements		$25,852			$23,267			$22,011

(1) Nonaccrual loans are included in the average asset totals presented above.

(2) Average balances and yields on available for sale securities are based on historical amortized cost.

Net Interest Income

The above table shows average interest-earning assets and interest-bearing liabilities, and the corresponding yield or cost associated with each. Tax-equivalent net interest income for 2015 was $26.6 million, an increase of $2.6 million, or 10.7%, compared to the same period in 2014. The increase primarily resulted from overall balance sheet growth, funded by strong core deposit growth. Average earning assets for 2015 grew by $65.2 million or 9.0% compared to 2014.

The tax-equivalent net interest margin for 2015 was 3.35%, an increase of 5 basis points compared to the net interest margin of 3.30% in 2014, as we were able to reduce our average funding costs during 2015 by reducing deposit pricing.

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

Volume Rate Analysis

(In thousands)

	2015 Compared to 2014			2014 Compared to 2013
	Increase (Decrease) Due to Change In Average			Increase (Decrease) Due to Change In Average
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Interest Income:

Loans	$2,280	$(334)	$1,946	$2,259	$(490)	$1,769
Investment securities:
Taxable	169	239	408	138	168	306
Tax-exempt	146	(189)	(43)	112	(97)	15
Other interest earning assets	(2)	1	(1)	11	(1)	10
Total interest income	2,593	(283)	2,310	2,520	(420)	2,100

Interest Expense:
Interest-bearing deposits:
NOW accounts	27	17	44	8	30	38
Money market and savings accounts	90	(452)	(362)	117	508	625
Time deposits	-	24	24	219	(55)	164
Borrowings from Federal Home Loan Bank	65	(15)	50	(32)	49	17
Junior subordinated debentures	(7)	(12)	(19)	-	(1)	(1)
Total interest expense	175	(438)	(263)	312	531	843
Net interest income	$2,418	$155	$2,573	$2,208	$(951)	$1,257

Provision for Loan Losses

The provision for loan losses represents management’s estimate of the amount necessary to maintain the allowance for loan losses at an adequate level. The provision for loan losses was $1.3 million for 2015, compared to $750,000 for 2014. The increase in the provision for 2015 over 2014 reflects growth in our overall loan portfolio, as well as an increase in historical loss factors. Net charge-offs, as a percent of average loans, as 0.11% and 0.06% in 2015 and 2014 respectively. The ratio of nonperforming loans to total loans was 0.68% at December 31, 2015, as compared to 0.73% as of December 31, 2014. The allowance for loan losses as a percentage of period end loans was 1.35% at December 31, 2015, compared to 1.39% at December 31, 2014.

Noninterest Income

Noninterest income is a significant source of income for us, representing 24.2% of total revenues for 2015 and 24.1% for 2014. The main components of noninterest income include service charges on deposit accounts, cardholder fees, financial services fees, loan servicing fees, and gains on sale of loans and investment securities.

Our largest source of noninterest income is from service charges on deposit accounts. Service charges on deposit accounts were $2.8 million for 2015, an increase of 1.4% from 2014. The largest component of this category is overdraft fees, which is largely driven by customer activity. Cardholder fee income was $1.8 million for 2015, up 32.3% compared to 2014, due primarily to an increase in our interchange income as we renegotiated our contract in the third quarter of 2014. Fee income from our financial services activities was $878,000 as of December 31, 2015, an increase of 3.7% over the same period last year, due primarily to an increase in the number of relationships under management. Loan servicing income for the 2015 was $865,000, an increase of 9.4% over the same period last year. An increase in both mortgage loan closings and an increased servicing portfolio were the primary reason for the increase period over period. For 2015, net gains on the sales of loans totaled $1.1 million, compared to net gains of $904,000 for 2014. The increase in gains on sales of loans in 2015 is mainly a result of increased residential mortgage originations and the decision to sell certain loans in the secondary market to the Federal Home Loan Mortgage Corporation (FHLMC) and the Federal Home Loan Bank (FHLB). To manage interest rate risk exposures, we sold most of our fixed rate residential loan production during 2015.

As of December 31, 2015, net gains on the sales of available-for-sale securities totaled $167,000, compared to net gains of $139,000 for the same period in 2014. Management may periodically sell available-for-sale securities for liquidity purposes, to improve yields, or to adjust the risk profile of the portfolio.

Other income totaled $353,000 for 2015, up $98,000 or 38.4% over the same period in 2014. Included in other income was a rebate from a service provider of approximately $22,000.

Noninterest Expense

Noninterest expense for 2015 was $22.6 million, an increase of 13.0% over noninterest expense for 2014. The main components of noninterest expense include salaries and wages, pensions and benefits, occupancy expenses, data processing expenses, professional fees, FDIC and OCC assessments, advertising expenses, cardholder expenses and office supplies.

Salary and wage expenses totaled $9.5 million in 2015, an increase of 7.9% over the same period in 2014. The primary reason for the increase is due to a full year of expense relating to the opening of our new full service office in Canandaigua in the third quarter of 2014, as well as a partial year of expenses relating to our new branch office in Perinton, which opened in September 2015.

Pensions and other benefits were $3.3 million in 2015, an increase of $602,000 or 22.3% compared to the prior year. Pension costs increased $414,000 year over year, while health insurance costs increased $88,000 or 11.4% from 2014.

Occupancy expenses related to bank premises and furniture and fixtures were up $112,000 or 5.0% in 2015 compared to the prior year. A full year of expense relating to the opening of our new full service office in Canandaigua in the third quarter of 2014, as well as a partial year of expenses relating to our new branch office in Perinton, which opened in September 2015, are the primarily reasons for the increase year over year.

Data processing expenses totaled $1.4 million in 2015, an increase of 8.4% over the prior year. The costs associated with operating the Company’s core processing system contributed to the increase, as well as increased maintenance costs of the Company’s hardware and software investments.

Professional fees as of December 31, 2015, increased 17.3% year over year. We incurred higher legal costs during 2015 relating to the ongoing workout of one commercial relationship. In addition, we retained a consultant during 2015 to review internal processes and recommend efficiencies for implementation.

FDIC and OCC assessment expense as of December 31, 2015, increased $46,000 or 7.0%, compared to the same period in 2014, as a result of growth during 2015. Both the FDIC assessment and OCC assessment include asset size in the calculation of premiums charged.

Advertising expenses totaled $693,000 in 2015, an increase of $133,000 or 23.8% over the same period in 2014. We incurred increased costs relating to deposit gathering strategies during 2015 as we expanded our footprint into Monroe County with our new Perinton branch.

Cardholder expenses as of December 31, 2015 were $670,000, an increase of $308,000 or 85.1% over the same period in 2014. Expenses relating to our VISA debit card product increased in conjunction with the renegotiation of our contract in 2015.

Office supplies totaled $434,000 in 2015, an increase of $34,000 or 8.5% over the same period last year. This increase was due primarily to a full year of expense relating to the opening of our new full service office in Canandaigua in the third quarter of 2014, as well as a partial year of expense relating to our new branch office in Perinton, which opened in September 2015

Other expenses increased by $364,000 or 19.7% as of December 31, 2015 over the same prior year period. We incurred higher fees during 2015 relating to amounts paid for an initiative targeting new mortgage customer relationships, as well as higher postage costs, telephone costs, contributions and sponsorships as well as additional letters of credit fees paid relating to some of our municipal relationships.

Income Tax Expense

The provision for income taxes provides for Federal and New York State income taxes. The provision for 2015 was $2.9 million, compared to $2.7 million for the same period in 2014. The effective tax rate for 2015 was 28.1% compared to 27.4% for 2014. The effective rates differ from the U.S. statutory rate of 34.0% during the comparable periods primarily due to the effect of tax-exempt income from securities and life insurance assets.

Financial Condition

Total assets were $868.2 million at December 31, 2015, up $61.3 million or 7.6% over December 31, 2014. Asset growth during 2015 was funded by strong deposit growth, due in part to our entry into Monroe County with our latest branch office in Perinton. Total loans were $605.2 million at December 31, 2015, up $60.7 million or 11.2% from December 31, 2014. Total deposits at December 31, 2015 were $772.1 million, up $73.9 million or 10.6% over December 31, 2014.

Investment securities totaled $195.2 million at December 31, 2015, compared to $204.6 million at the end of 2014. The decrease of $9.4 million year over year is the result of management’s decision to take advantage of market volatility while managing the size and composition of our balance sheet.

Loans totaled $605.2 million or 69.7% of total assets at December 31, 2015, compared to $544.5 million or 67.5% of total assets at December 31, 2014. Commercial loans at December 31, 2015, which include commercial and agriculture real estate, and commercial and agriculture loans, were up $31.7 million or 10.6% over December 31, 2014. The consumer portfolios at December 31, 2015, which include residential real estate and consumer installment loans, were up $29.0 million or 11.9% compared to year-end 2015, primarily in residential mortgage loans and home equity loans.

Composition of Loan Portfolio

(Dollars in thousands)

	December 31, 2015		December 31, 2014		December 31, 2013
	Balances	Percentage	Balances	Percentage	Balances	Percentage
Commercial Loans
Commercial real estate	$149,894	24.8%	$143,426	26.3%	$126,807	25.3%
Agriculture real estate	42,105	6.9%	35,047	6.5%	29,373	5.9%
Commercial loans	102,671	17.0%	89,584	16.5%	84,127	16.8%
Agriculture loans	37,458	6.2%	32,355	5.9%	29,154	5.8%
Total Commercial loans	332,128	54.9%	300,412	55.2%	269,461	53.8%

Consumer Loans
1-4 family	162,855	26.9%	147,285	27.0%	138,802	27.7%
Home equity	84,158	13.9%	70,681	13.0%	65,918	13.2%
Direct installment	15,698	2.6%	14,173	2.6%	13,939	2.8%
Indirect installment	10,362	1.7%	11,913	2.2%	12,764	2.5%
Total Consumer loans	273,073	45.1%	244,052	44.8%	231,423	46.2%

Total Loans	605,201	100.0%	544,464	100.0%	500,884	100.0%

Allowance for loan losses	(8,188)		(7,549)		(7,132)

Total loans, net	$597,013		$536,915		$493,752

Nonperforming loans totaled 0.68% of total loans outstanding at December 31, 2015 as compared with 0.73% at December 31, 2014. The allowance for loan losses totaled $8.2 million or 1.35% of total loans outstanding at December 31, 2015 as compared with $7.5 million or 1.39% of total loans at December 31, 2014.

The adequacy of our allowance for loan losses is reviewed quarterly by management with consideration given to loan concentrations, charge-off history, delinquent loan percentages, and general economic conditions. Management believes the allowance for loan losses is adequate to absorb losses from existing loans.

Total deposits were $772.1 million at December 31, 2015, up $73.9 million over December 31, 2014. The growth in total deposits from December 31, 2014 in all categories except time deposits, as customers are more reluctant to lock in their funds for longer periods of time without the attraction of higher rates. Noninterest-bearing deposit balances were up $31.2 million or 22.0%. Interest-bearing checking accounts totaled $91.7 million, up $8.6 million or 10.3% over the prior year end, while savings and money market accounts totaled $346.5 million, up $36.2 million or 11.7%. Time deposit balances were down $2.1 million or 1.3%. The growth in our deposits reflects the success of our marketing campaign to attract new customers to the bank.

The following is a summary of deposit balances for the dates indicated:

	December 31, 2015		December 31, 2014		December 31, 2013
Dollars in Thousands	Balances	Percentage	Balances	Percentage	Balances	Percentage

Demand deposits	$172,917	22.4%	$141,752	20.3%	$125,436	20.0%
NOW accounts	91,692	11.9%	83,093	11.9%	78,146	12.4%
Savings and money market	346,526	44.9%	310,330	44.4%	270,392	43.1%
Time deposits	160,976	20.8%	163,027	23.4%	153,945	24.5%
Total Deposits	$772,111	100.0%	$698,202	100.0%	$627,919	100.0%

Other funding sources include borrowings from the Federal Home Loan Bank and junior subordinated debentures. These funding sources totaled $29.0 million at December 31, 2015, down $19.0 million or 39.6% from $48.0 million at December 31, 2014.

Stockholders’ Equity

Total stockholders’ equity was up $6.2 million or 11.8% to $58.6 million at December 31, 2015, from $52.4 million at December 31, 2014. The increase was mainly due to our strong earnings, reflecting net income of $7.4 million, less dividends declared of $2.3 million. Additional paid-in capital decreased by $386,000 during 2015, due in part to the impact of the two-for-one stock split (in the form of a stock dividend), offset by the conversion of $350,000 trust preferred convertible debentures into common stock.

Accumulated other comprehensive loss totaled $2.5 million at December 31, 2015, posting a net gain of $768,000 during the year. The change resulted from a $428,000 increase in unrealized gains on available-for-sale securities, net of tax, due to lower market rates, a $6,000 increase in unrealized gains on restricted equity securities, a $238,000 decrease in net losses related to pension and postretirement benefit plans, net of tax, and a decrease of $45,000 in net unrealized losses relating to our interest rate swap, net of tax. In addition, we amortized $51,000 of unrealized losses on securities transferred to held to maturity, net of taxes. Under regulatory requirements, amounts reported as accumulated other comprehensive income/loss related to net unrealized gain or loss on available-for-sale securities, unrealized gain or loss on restricted equity securities, the funded status of the defined benefit and post-retirement benefit plans, the net unrealized loss on securities transferred to held to maturity and the net unrealized gain or loss on interest rate swaps do not increase or reduce regulatory capital and are not included in the calculation of risk-based capital and leverage ratios.

Quantitative and Qualitative Disclosures About Market Risk

Our primary market risk is interest rate risk, which is defined as the potential variability of our earnings that arises from changes and volatility in market interest rates. Changes in market interest rates, whether they are increases or decreases, and the pace at which the changes occur can trigger repricings and changes in the pace of payments, which individually or in combination may affect our net interest income and net interest margin, either positively or negatively.

Most of the yields on our earning assets, including floating-rate loans and investments, are related to market interest rates. So is our cost of funds, which includes the rates we pay on interest-bearing deposits and borrowings. Interest rate sensitivity occurs when the interest income (yields) we earn on our assets changes at a pace that differs from the interest expense (rates) we pay on liabilities.

Our Asset and Liability Committee (ALCO), monitors our sensitivity to interest rates and approves strategies to manage our exposure to interest rate risk. Our goal is to maximize the growth of net interest income on a consistent basis by minimizing the effects of fluctuations associated with changing market interest rates. In other words, we want changes in loans and deposit balances, rather than changes in the market interest rates, to be the primary drivers of growth in net interest income.

We measure net interest income at-risk by estimating the changes in net interest income resulting from instantaneous and sustained parallel shifts in interest rates of plus 200 basis points or minus 100 basis points over a twelve-month period. This provides a basis or benchmark for the ALCO to manage our interest rate risk profile.

Presented below is a table showing the Bank’s interest rate risk profile at December 31, 2015 and December 31, 2014.

Changes in Interest Rates (Basis Points)	Estimated Percentage Change in Future Net Interest Income
	December 31,	December 31,
	2015	2014

+200	2.9%	0.9%
-100	(2.9)%	(1.2)%

Our model suggests the Bank’s interest rate risk at December 31, 2015 has improved from December 31, 2014 in an increasing rate environment. However, in a falling rate environment, our interest rate risk has increased modestly. This is due primarily to the recent increase in the Federal Reserve’s target rate, which in turn repriced some of our loans late in the 4th quarter of 2015. Those assets now have more risk to falling rates, as they may be priced above their floors. Although the model is useful in identifying potential exposure to interest rate movements, actual results may differ from those modeled, as the repricing, maturity, and prepayment characteristics of financial instruments may change to a different degree than modeled. In addition, the model does not reflect actions that management may employ to manage the Bank’s interest rate risk exposure.

Interest Sensitivity

An important element of both earnings performance and liquidity is management of interest rate sensitivity. Interest rate sensitivity management involves comparison between the maturity and re-pricing dates of interest-earning assets and interest-bearing liabilities, with the goal being to minimize the impact on net interest income in periods of extreme fluctuations in interest rates.

A useful measure of the Company’s interest rate risk is “interest sensitivity gap,” the difference between interest sensitive assets and interest sensitive liabilities in a specific time interval. Interest rate “gap” analysis measures the relative dollar amounts on interest-earning assets and interest-bearing liabilities which re-price within a specific time period, either through maturity or rate adjustment. A “positive” gap for a given period means that the amount of interest earning assets maturing or otherwise re-pricing exceeds the amount of interest-bearing liabilities maturing or otherwise re-pricing within the same period. Accordingly, in a rising interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a greater increase in the yields of its assets relative to the cost of its liabilities. Conversely, the cost of funds for an institution with a positive gap would generally be expected to decline less quickly in a falling interest rate environment. Changes in interest rates generally have the opposite effect on an institution with a “negative” gap.

The Bank currently has a positive gap over the short term, which suggests that the net yield on interest earning assets and liabilities may increase during periods of rising interest rates. However, a simple interest rate 'gap' analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. Although certain assets and liabilities may have similar maturities or periods of re-pricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest rate increase.

The table below presents the Bank's interest rate sensitivity at December 31, 2015. Determinations of investment and loan maturities are based upon contractual terms of each asset. Because certain categories of securities and loans are prepaid before their maturity date even without regard to interest rate fluctuations, certain assumptions have been made to calculate the expected maturity of securities and loans.

Interest Rate Sensitivity

(In thousands)	0-3 Months	4-6 Months	7-12 Months	1-5 Years	5 Years +	Total
Assets:

Fed funds sold	$-	$-	$-	$-	$-	$-
Interest bearing deposits in banks	14,365	-	-	-	-	14,365
Investment securities, at amortized cost	9,753	7,081	7,618	108,092	62,089	194,633
Loans	181,634	20,214	36,499	189,413	177,441	605,201

Total interest sensitive assets	$205,752	$27,295	$44,117	$297,505	$239,530	$814,199

Liabilities:

Demand/NOW	$14,258	$4,324	$8,647	$110,444	$126,935	$264,608
Money market and savings	87,792	-	-	194,898	63,837	346,527
Time deposits	22,655	25,109	74,663	38,492	57	160,976
Borrowings from Federal Home Loan Bank	12,501	503	967	6,155	-	20,126
Junior subordinated debentures	6,190	-	-	-	2,677	8,867
Total interest sensitive liabilities	$143,396	$29,936	$84,277	$349,989	$193,506	$801,104

GAP:
Period	$62,356	$(2,641)	$(40,160)	$(52,484)	$46,024	$13,095

Cumulative	$62,356	$59,715	$19,555	$(32,929)	$13,095

Liquidity

Lyons Bancorp, Inc., as the parent corporation of the Bank, is a company separate and apart from the Bank that must provide for its own liquidity. Lyons Bancorp, Inc.’s main sources of liquidity, as a holding company, are dividends from the Bank, and net proceeds from borrowings and capital securities offerings. Our main uses of liquidity are the payment of dividends to our shareholders, the payment of interest on our subordinated debentures and limited expenses. The ability of the Bank to pay dividends is subject to various regulatory limitations. During 2016, we expect that we can meet our holding company liquidity needs from the reserves we hold. See “Supervision – Limits on Dividends and Other Payments” for more information.

On a consolidated basis, liquidity describes our ability to meet the financial obligations that arise during the ordinary course of business for us and our subsidiaries. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the Bank's customers and to fund current and planned expenditures. Our funding sources include cash flows from operations, deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of securities, borrowings and capital raising transactions.

The Bank's first preference is to fund liquidity needs with core deposits, which include interest-bearing and noninterest bearing deposits, if available in the marketplace. Core deposits are generated from a large base of consumer, corporate, agricultural and municipal customers, which over the past several years have become more geographically diverse as a result of the expansion of the Bank’s businesses. Nevertheless, in recent years the Bank has faced increased competition in offering services and products from a large array of financial market participants, including banks, thrifts, credit unions, mutual funds, securities dealers and others. Core deposits financed 73.1% of the Bank’s earning assets at December 31, 2015 compared with 70.6% at December 31, 2014. This increase is a result of our continued success in developing relationships with new customers as well as expanding relationships with existing customers. For 2016, cash for asset growth is expected to continue to come from core deposit growth.

The Bank’s retail “core” deposit base has been historically loyal. An overwhelming percentage of customers with time deposit accounts maintain their deposits with the Bank upon maturity. Moreover, concurrent with the Bank’s growth strategies, similar new retail markets have been entered into during the last twelve years expanding the Bank’s customer base. Historically, these new markets reflect the same customer loyalty patterns. In addition, the Bank has focused on garnering a larger deposit share of the markets it currently services.

The Bank supplements funding provided through core deposits with various short-term and long-term wholesale sources, including brokered certificates of deposit, federal funds purchased, and borrowings from the Federal Home Loan Bank of New York (FHLB). As of December 31, 2015 and December 31, 2014, the Bank had $43.0 million and $17.0 million, respectively, of availability from the Federal Home Loan Bank of New York, subject to collateral availability. The increase in funds availability during 2015 is due to lower overall levels of current borrowing with the FHLB, as we instead utilized core deposit funds. We anticipate paying off the remainder of our borrowings with the FHLB when they come due.

The Bank also has the ability to borrow from the Federal Reserve Bank of New York (FRB). The amount of borrowing capacity at the FRB is dependent upon the balance of loans and securities pledged as collateral. There were no borrowings outstanding under this facility at December 31, 2015 or December 31, 2014. Additional sources of funding are available to the Bank through arrangements for unsecured short-term borrowings from other banks. There were no unsecured short-term borrowings from other banks outstanding at December 31, 2015 or December 31, 2014. In general, these borrowings would be unsecured and would mature within one to five business days. Should the Bank experience a substantial deterioration in its financial condition or should the availability of short-term funding become restricted, the Bank’s ability to obtain funding from these sources could be negatively impacted.

Other sources of liquidity include maturities of investment securities, repayment of loans and cash generated from operations, such as fees collected for services. See “Business - Investments” for a maturity distribution of the Bank’s investment securities portfolio. We also engage in various capital management strategies such as the rights offering and supplemental offering being made by this offering circular to assist us in meeting our liquidity needs.

Management closely monitors the Bank’s liquidity positions for compliance with internal policies and believes the available sources of liquidity are adequate to meet funding needs anticipated in the normal course of business. Management does not anticipate engaging in any activities, either currently or in the long-term, which would cause a significant strain on our liquidity.

The relationship between our consolidated gross loans and consolidated total deposits provides a useful measure of our liquidity. Repayment of loans tends to be less predictable than the maturity of investments and other liquid resources; therefore, the higher our consolidated loan-to-deposit ratio the lower our long-term liquidity. On the other hand, since we realize greater yields and higher interest income on loans than we do on investments, a lower loan-to-deposit ratio can adversely affect interest income and earnings. As a result, management's goal is to achieve a loan-to-deposit ratio that appropriately balances the requirements of liquidity and the need to generate a fair return on assets. At December 31, 2015, the ratio of loans-to-deposits was 78.4% compared to 78.0% at December 31, 2014.

The Company has not identified any trends or circumstances that are reasonably likely to result in material increases or decreases in liquidity in the near term.

Off-Balance-Sheet Obligations

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank's contingent liabilities and commitments as of December 31, 2015 and December 31, 2014 are as follows:

(In thousands)

	December 31, 2015	December 31, 2014
Commitments to grant loans	$47,171	$53,377
Unfunded commitments under commercial lines of credit	68,836	63,668
Unfunded commitments under consumer lines of credit	54,254	48,309
Standby letters of credit	10,924	8,739
Total	$181,185	$174,093

In December 2009, the Company entered into an interest rate swap agreement (swap) with an effective date of February 23, 2011. The Company designated the swap as a cash flow hedge and it is intended to protect against the variability of cash flows associated with Trust II. The swap modifies the pricing characteristic of Trust II, wherein the Company receives interest at three-month LIBOR plus 2.65% from a counterparty and pays a fixed rate of interest of 6.80% to the same counterparty calculated on a notional amount of $5.0 million. This agreement will expire on November 23, 2019. The swap agreement was entered into with a counterparty that met the Company’s credit standards, and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2015, the Company pledged $690,000 cash collateral to the counterparty.

At December 31, 2015 and December 31, 2014, the fair value of the swap agreement was a loss of $528,000 and $603,000, respectively, and was the amount the Company would have expected to pay to terminate the agreement.

Capital

Capital adequacy refers to the level of capital required to sustain asset growth over time and to fund our dividend and interest payments. Our objective is to maintain a level of capitalization that is sufficient to take advantage of profitable growth opportunities while meeting regulatory requirements. The primary measures used by management to monitor our capital adequacy are the bank regulatory capital requirements.

Our primary source of capital has been the Bank’s retained earnings and our capital raising transactions. During the last three years our stockholders’ equity has increased to $58.6 million as of December 31, 2015, from $44.8 million at December 31, 2012.

The proceeds from the current offering of common stock are part of management's capital planning policy to ensure compliance with regulations, including Basel III which requires higher capital levels, and to permit future expansion. The infusion of this new capital is expected to increase our capital resources and to have a positive impact on the consolidated capital position of Lyons Bancorp, Inc. and the Bank.

Critical Accounting Policies, Judgments and Estimates

Our accounting and reporting policies conform with accounting principles generally accepted in the United States of America and general practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and the assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

We have developed a methodology to measure the amount of estimated loan loss exposure inherent in the loan portfolio to assure that an adequate allowance is maintained. Our methodology is based upon guidance provided in SEC Staff Accounting Bulletin No. 102, Selected Loan Loss Allowance Methodology and Documentation Issues and includes allowance allocations calculated in accordance with Accounting Standards Codification (“ASC”) Topic 310, Receivables, and allowance allocations calculated in accordance with ASC Topic 450 Contingencies. The Company’s methodology for determining and allocating the allowance for loan losses focuses on ongoing reviews of larger individual loans and leases, historical net charge-offs, delinquencies in the loan portfolio, the level of impaired and nonperforming assets, values of underlying loan collateral, the overall risk characteristics of the portfolios, changes in character or size of the portfolios, geographic location, current economic conditions, changes in capabilities and experience of lending management and staff, and other relevant factors. The various factors used in the methodologies are reviewed on a periodic basis.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary because of uncertainties associated with local economic conditions, collateral values and future cash flows on impaired loans. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Another critical accounting policy is the policy for pensions and other post-retirement benefits. The calculation of the expenses and liabilities related to pensions and post-retirement benefits requires estimates and assumptions of key factors including, but not limited to, discount rate, return on plan assets, future salary increases, employment levels, employee retention, and life expectancies of plan participants. We use an actuarial firm in making these estimates and assumptions. Changes in these assumptions due to market conditions, governing laws and regulations, or Company specific circumstances may result in material changes to our pension and other post-retirement expenses and liabilities.

Another critical accounting policy is the policy for reviewing available-for-sale securities and held-to-maturity securities to determine if declines in fair value below amortized cost are other-than-temporary as required by FASB ASC Topic 320, Investments – Debt and Equity Securities. When an other-than-temporary impairment has occurred, the amount of the other-than-temporary impairment recognized in earnings depends on whether we intend to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss. If we intend to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the other-than-temporary impairment is recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If we do not intend to sell the security and it is not more likely than not that we will be required to sell the security before recovery of its amortized cost basis less any current-period credit loss, the other-than-temporary impairment is separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. In estimating other-than-temporary impairment losses, management considers, among other factors, the length of time and extent to which the fair value has been less than cost, the financial condition and near term prospects of the issuer, underlying collateral of the security, and the structure of the security.

Supervision and Regulation

Bank holding companies, financial holding companies and national banks are extensively regulated under both state and federal law. The following is a summary of certain laws and regulations that affect Lyons Bancorp, Inc. and the Bank. It is not intended to be an exhaustive description of the laws and regulations applicable to Lyons Bancorp, Inc. and the Bank. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the actual statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on our business and prospects and those of the Bank.

Supervision, regulation and examination of Lyons Bancorp, Inc. and the Bank are designed primarily for the protection of depositors and not for Lyons Bancorp, Inc. or its shareholders.

Bank Holding Company Regulation

General

Lyons Bancorp, Inc. is a bank holding company under the Bank Holding Company Act of 1956 (the “BHCA”) and the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”). As such, we are regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). As a bank holding company, we are required to file with the Federal Reserve Board an annual report and additional information as required by the Federal Reserve Board pursuant to the BHCA. The Federal Reserve Board makes regular examinations of us and may make examinations of our subsidiaries.

Acquisition of Banks

The BHCA requires prior approval of the Federal Reserve Board where a bank holding company proposes to acquire direct or indirect ownership of control of more than 5% of the voting shares of any bank (unless it owns a majority of such bank’s voting shares) or otherwise to control a bank or to merge or consolidate with any other financial or bank holding company. This requirement could have the effect of delaying or preventing any potential merger with, or acquisitions by, other institutions, which could limit our growth and the return to investors.

Permitted Activities

In November 1999, Congress enacted the GLB Act, which made substantial revisions to the statutory restrictions separating banking activities from certain other financial activities. Under the GLB Act, bank holding companies that are well capitalized and well managed and meet certain other conditions can elect to become “financial holding companies.”

A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking, managing or controlling banks, or performing services for its authorized subsidiaries. A bank holding company may also engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities.

Source of Financial Strength

The Federal Reserve Board policy requires that a bank holding company serve as a source of financial and managerial strength to its subsidiary banks and not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board’s policy that, in serving as a source of strength to its subsidiary banks, a financial holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks. This support may be required during periods of financial stress or adversity, in circumstances where we might not do so absent such policy. A bank holding company is expected to maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. The failure of a bank holding company to serve as a source of strength to its subsidiary banks generally would be considered by the Federal Reserve Board to be an unsafe and unsound banking practice, a violation of Federal Reserve Board regulations, or both. This policy could, however, limit our growth and the return to investors by restricting activities in which we may engage, such as the payment of dividends and mergers with or acquisitions by other institutions.

Transactions With Affiliates

Lyons Bancorp, Inc. is a legal entity separate and distinct from the Bank. The Bank is subject to restrictions under federal law which limits the extensions of credit to, and certain other transactions with, affiliates. Lyons Bancorp, Inc. and the Bank are subject to Section 23A of the Federal Reserve Act. Section 23A defines “covered transactions,” which include extensions of credit, and limits a bank’s covered transactions with any affiliate to 10% of that bank’s capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and banks and their subsidiaries are prohibited from purchasing low-quality assets from the bank’s affiliates. Finally, Section 23A requires that all of a bank’s extensions of credit to an affiliate be appropriately secured by acceptable collateral, generally United States government or agency securities.

Bank Regulation

Office of the Comptroller of the Currency Supervision

The Bank is a national bank and as such is supervised and regularly examined by the Office of the Comptroller of the Currency (“OCC”). The various laws and regulations administered by the OCC affect corporate practices such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices. There are no regulatory orders or outstanding issues resulting from regulatory examinations of the Bank. These regulations could have the effect of limiting our growth and the return to investors by restricting our ability as parent company to the Bank, to declare dividends or engage in mergers with, or acquisitions by, other institutions.

FDIC Insurance Assessments

The Bank’s deposits are insured primarily by the Federal Deposit Insurance Corporation’s (“FDIC”) Bank Insurance Fund. The Bank is subject to FDIC deposit insurance assessments. It is possible that insurance assessments could be increased and it is possible that there may be additional special assessments.

FDIA/FIRA

Under the Federal Deposit Insurance Act (“FDIA”), the OCC possesses the power to prohibit institutions regulated by it (such as the Bank) from engaging in any activity that would be unsafe and unsound banking practice or would otherwise be in violation of law. Moreover, the Financial Institutions and Interest Rate Control Act of 1978 (“FIRA”) sets forth circumstances under which officers or directors of a bank may be removed by the institution’s federal supervisory agency, restricts lending by a bank to its executive officers, directors, principal shareholders or related interests thereof, restricts management personnel of a bank from serving as directors or in other management positions with certain depository institutions whose assets exceed a specific amount or which have an office within a specified geographic area, and restricts management personnel from borrowing from another institution that has a correspondent relationship with their bank. Additionally, FIRA provides that no person may acquire control of a bank unless the appropriate federal supervisory agency has been given 60 days prior written notice and within that time has not disapproved the acquisition or extended the period for disapproval. This requirement could have the effect of delaying or preventing any potential merger with, or acquisitions by, other institutions, which could limit our growth and the return to investors.

Fiscal and Monetary Policies

Our operations and those of the Bank are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve Board (“FRB”) regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits, and affect interest rates charged on loans or paid for time and savings deposits. FRB monetary policies have had a significant effect on the operating results of commercial banks in the past, including the Bank, and are expected to continue to do so in the future.

Limits on Dividends and Other Payments

Under the New York Business Corporation Law, or BCL, Lyons Bancorp, Inc. may pay dividends only if it is not insolvent and the payment would not render it insolvent. “Insolvent” means unable to pay debts as they become due in the usual course of business. Under the BCL, dividends may only be paid out of earned (and, under limited circumstances, capital) surplus, and its net assets remaining after the payment of the dividend must be at least equal to the amount of its stated capital.

We expect dividends from the Bank to constitute our major source of funds for servicing our debt and paying cash dividends on our common stock. Federal statutes, regulations and policies limit the circumstances under which the Bank may pay dividends, extend credit or otherwise supply funds to us. For example, as a national bank subject to the jurisdiction of the Federal Reserve Board and the OCC, the Bank must obtain approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years. Furthermore, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts, as defined by applicable regulations. At December 31, 2015, the Bank had approximately $15.7 million in retained earnings legally available for the payment of dividends without regulatory approval.

In addition, the FRB and the OCC are authorized to determine under certain circumstances that the payment of dividends would be unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe or an unsound practice. The FRB has indicated that banking organizations should generally pay dividends only out of current operating earnings.

Capital Requirements

Regulators have established minimum capital ratios for bank holding companies and depository institutions. As a bank holding company, Lyons Bancorp, Inc. is required to maintain Tier 1 capital and “total capital” (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 6.0% and 8.0%, respectively, of its total risk-weighted assets. The Bank, like other depository institutions, is required to maintain similar capital levels under capital adequacy guidelines. For a depository institution to be “well capitalized” under the regulatory framework for prompt corrective action, its Tier 1 and total capital ratios must be at least 8.0% and 10.0% on a risk-adjusted basis, respectively.

Bank holding companies and banks are also required to comply with minimum leverage ratio requirements. The leverage ratio is the ratio of a banking organization’s Tier 1 capital to its total adjusted quarterly average assets. The minimum permissible leverage ratio is 3.0% for bank holding companies and banks that either have the highest supervisory rating or have implemented the appropriate federal regulatory authority’s risk-adjusted measure for market risk. All other financial holding companies and banks are required to maintain a minimum leverage ratio of 4.0%, unless a different minimum is specified by an appropriate regulatory authority. For a depository institution to be considered “well capitalized” under the regulatory framework for prompt corrective action, its leverage ratio must be at least 5.0%.

All bank holding companies and banks are expected to hold capital commensurate with the level and nature of their risks, including the volume and severity of their problem loans. Federal Reserve’s guidelines indicate that the Federal Reserve will continue to consider a “Tangible Tier 1 Leverage Ratio,” calculated by deducting all intangibles, in evaluating proposals for expansion or new activity. The Federal Reserve has not advised us of any specific minimum Leverage Ratio or Tangible Tier 1 Leverage Ratio.

In July 2013, the FRB approved and published the final Basel III Capital Rules establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, compared to the prior U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach, which was derived from the Basel I capital accords of the Basel Committee, with a more risk-sensitive approach based, in part, on the standardized approach in the Basel Committee’s 2004 “Basel II” capital accords. The Basel III Capital Rules also implement the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings from the federal banking agencies’ rules. The Basel III Capital Rules were effective on January 1, 2015 (subject to a phase-in period).

The Basel III Capital Rules, among other things, (i) introduce a new capital measure called “Common Equity Tier 1” (“CET1”), (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions/adjustments as compared to existing regulations.

Under the Basel III Capital Rules, the initial minimum capital ratios as of January 1, 2015 are as follows:

·	4.5% CET1 to risk-weighted assets;
·	6.0% Tier 1 capital (CET1 plus Additional Tier 1 capital) to risk-weighted assets;
·	8.0% Total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and
·	When fully phased in on January 1, 2019, the Basel III Capital Rules will require us to maintain (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7% upon full implementation), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The Basel III Capital Rules impose stricter regulatory capital deductions from and adjustments to capital, with most deductions and adjustments taken against CET1 capital. These include, for example, the requirement that (i) mortgage servicing assets, net of associated deferred tax liabilities; (ii) deferred tax assets, which cannot be realized through net operating loss carrybacks, net of any relative valuation allowances and net of deferred tax liabilities; and (iii) significant investments (i.e. 10% or more ownership) in unconsolidated financial institutions be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% to CET1. Under the Basel III Capital Rule, the effect of certain accumulated other comprehensive items are not excluded, which could result in significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of our securities portfolio. Based on our asset size, there was a one-time option of deciding whether to permanently opt-out of the inclusion of accumulated other comprehensive income in the capital calculations, which we elected to do.

The Basel III Capital Rules also require the phase-out of certain hybrid securities, such as trust preferred securities, as Tier 1 capital of bank holding companies in equal installments between 2013 and 2016. Trust preferred securities no longer included in Tier 1 capital may nonetheless be included as a component of Tier 2 capital. However, because our trust preferred securities were issued prior to May 19, 2010, and because our total consolidated assets were less than $15.0 billion as of December 31, 2009, the trust preferred securities are permanently grandfathered under the final rule and may continue to be included as Tier 1 capital.

Implementation of the deductions and other adjustments to CET1 began on January 1, 2015 and will be phased-in over a four-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and be phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019).

The Standardized Approach Proposal expanded the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories, including many residential mortgages and certain commercial real estate. Specifics include, among other things:

·	Applying a 150% risk-weight instead of a 100% risk-weight for certain high volatility commercial real estate acquisition, development and construction loans.
·	Assigning a 150% risk-weight to exposures (other than residential mortgage exposures) that are 90 days past due.

The OCC imposes on the Bank the same capital requirements as apply to Lyons Bancorp, Inc. under the Federal Reserve Board risk-based guidelines. As of December 31, 2015, all of the capital ratios of Lyons Bancorp, Inc. and the Bank exceeded the required minimums. These requirements, however, could limit our growth and the return to investors by restricting the activities in which we may engage such as the payment of dividends and mergers with, or acquisitions by, other institutions.

The following table shows the risk-based capital ratios and leverage ratio for Lyons Bancorp, Inc., compared to regulatory requirements for each at December 31, 2015:

	Regulatory	Lyons Bancorp, Inc.
Capital Ratio	Minimum	Amount	Percentage
Total risk based:	8.00%
Actual		$77,527	12.0%
Minimum required(1)		$64,348	10.0%

Tier 1 risk-based:	6.00%
Actual		$69,426	10.8%
Minimum required(1)		$51,478	8.0%

Common equity tier 1:	4.50%
Actual		$60,844	9.5%
Minimum required(1)		$41,826	6.5%

Leverage ratio:	4.00%
Actual		$69,426	8.0%
Minimum required(1)		$43,185	5.0%

(1)	Represents the highest (well-capitalized) minimum requirement. Financial institutions that are contemplating acquisitions or are anticipating or experiencing significant growth may be required to maintain substantially higher capital ratios.

Community Reinvestment Act

The Community Reinvestment Act of 1977 (“CRA”) requires the OCC to assess the record of all financial institutions regulated by it to determine if these institutions are meeting the credit needs of their communities (including low and moderate income neighborhoods) and to take this record into account in its evaluation of any application made by any such institutions for, among other things, approval of branch or other deposit facilities, office relocations, and mergers or acquisitions of bank shares. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The Financial Institutions Reform, Recovery and Enforcement Act (see below) amended the Community Reinvestment Act to require, among other things, which the OCC make available to the public an evaluation of each bank’s record meeting the credit needs of its entire community, including low and moderate income neighborhoods. This evaluation includes a rating of “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance” and a statement describing the basis for the rating. In its last examination issued on December 2, 2013, the OCC assigned a rating of “satisfactory” to the Bank.

In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. A less than satisfactory CRA rating will slow, if not preclude expansion of banking activities. This could limit our growth and the return to investors by restricting these activities.

Current CRA regulations rate institutions based on their actual performance in meeting community credit needs. CRA performance is evaluated by the FDIC, Lyons Bancorp, Inc.’s primary federal regulator using a lending test, an investment test, and a service test. The FDIC also will consider: (a) demographic data about the community; (b) the institution’s capacity and constraints; (c) the institution’s product offerings and business strategy; and (d) data on the prior performance of the institution and similarly situated lenders. Bank holding company subsidiaries must receive “satisfactory” or better CRA ratings to engage in bank holding company or subsidiary activities permitted by the GLB Act.

The GLB Act requires banks and their affiliates companies to adopt and disclose privacy policies, including policies regarding the sharing of personal information they obtain from customers with third parties.

Financial Institutions Reform, Recovery and Enforcement Act

The Financial Institutions Reform Recovery and Enforcement Act (“FIRREA”) gives federal banking agencies broader and more stringent enforcement authorities reaching a wider range of persons and entities. For example, FIRREA (1) increases civil and criminal penalties; and (2) expands the universe of persons subject to enforcement under FDIA by specifying that an “institution-affiliated party” subject to enforcement means (a) any director, officer, employee, or controlling shareholder (other than a bank holding company) of, or agent for, an insured depository institution; (b) any other person who has filed or is required to file a change-in-control notice; (c) any shareholder (other than a bank holding company), consultant, joint venture partner, and any other person as determined by the appropriate federal banking agency (by regulation or on a case-by-case basis) who participates in the conduct of the affairs of an insured depository institution; and (d) any independent contractor (including an attorney, appraiser or accountant) who knowingly or recklessly participates in any violation of any law or regulation, any breach of fiduciary duty or any unsafe or unsound practice which caused or is likely to cause more than a minimal financial loss to, or a significant adverse effect on, the institution.

FIRREA also provides that, in addition to any other rights of the FDIC under applicable law, a director or officer of a depository institution may be held personally liable for monetary damages in any action brought by or for the benefit of the FDIC as conservator or receiver, assigned from the FDIC as conservator or receiver, or assigned in connection with an assistance transaction, if the director or officer was grossly negligent or engaged in more culpable conduct (such as intentional malfeasance). This provision preempts any contrary state law, including presumably, state law provisions designed to impose a lower standard of conduct for the culpability of corporate directors.

Federal Deposit Insurance Corporation Improvement Act of 1991

In 1991, the Congress enacted the FDICIA. FDICIA substantially revises the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

FDICIA requires the federal banking regulators to take prompt corrective action in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.”

Under the regulations, a “well capitalized” institution has a minimum total capital to total risk-weighted assets ratio of at least 10%, a minimum Tier 1 capital to total risk-weighted assets ratio of at least 6%, a minimum leverage ratio of at least 5% and is not subject to any written order, agreement, or directive; an “adequately capitalized” institution has a total capital to total risk-weighted assets ratio of at least 8%, a Tier 1 capital to total risk-weighted assets ratio of at least 4%, and a leverage ratio of at least 4% (3% if given the highest regulatory rating and not experiencing significant growth), but does not qualify as “well capitalized.” An “undercapitalized” institution fails to meet any one of the three minimum capital requirements. A “significantly undercapitalized” institution has a total capital to total risk-weighted assets ratio of less than 6%, a Tier 1 capital to total risk-weighted assets ratio of less than 3% or a Tier 1 leverage ratio of less than 3%. A “critically undercapitalized” institution has a Tier 1 leverage ratio of 2% or less. Under certain circumstances, a “well capitalized,” “adequately capitalized” or “undercapitalized” institution may be required to comply with supervisory actions as if the institution was in the next lowest capital category. The Bank is currently classified by the FDIC as “well capitalized.”

FDICIA generally prohibits a depository institution from making any capital distribution (including payment of dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are also subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth and activity limitations and are required to submit “acceptable” capital restoration plans. Such a plan will not be accepted unless, among other things, the depository institution’s holding company guarantees the capital plan, up to an amount equal to the lesser of five percent of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized and may be placed into conservatorship or receivership.

Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, more stringent requirements to reduce total assets, cessation of receipt of deposits from correspondent banks, further activity restricting prohibitions on dividends to the holding company and requirements that the holding company divest its bank subsidiary, in certain instances. Subject to certain exceptions, critically undercapitalized depository institutions must have a conservator or receiver appointed for them within a certain period after becoming critically undercapitalized.

Consumer Regulations

Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank’s loan operations are also subject to certain federal laws applicable to credit transactions, such as:

·	the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers;

·	the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs and the community it serves;

·	the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

·	the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies; and

·	the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies.

The Dodd-Frank Act created the Consumer Financial Protection Bureau (“CFPB”) to centralize responsibility for consumer financial protection. The CFPB is responsible for implementing, examining and enforcing compliance with consumer protection laws. The CFPB has examination authority over all banks and savings associations with more than $10 billion in assets. For banks and savings associations less than $10 billion, the CFPB provides the prudential regulators with consumer compliance examination authority.

On January 10, 2013, the CFPB issued a final rule implementing the ability-to-repay and qualified mortgage (QM) provisions of the Truth in Lending Act, as amended by the Dodd-Frank Act (the “QM Rule”). The ability-to-repay provision requires creditors to make reasonable, good faith determinations that borrowers are able to repay their mortgages before extending the credit based on a number of factors and consideration of financial information about the borrower from reasonably reliable third-party documents. Under the Dodd-Frank Act and the QM Rule, loans meeting the definition of “qualified mortgage” are entitled to a presumption that the lender satisfied the ability-to-repay requirements. The presumption is a conclusive presumption/safe harbor for prime loans meeting the QM requirements, and a rebuttable presumption for higher-priced/subprime loans meeting the QM requirements. The definition of a “qualified mortgage” incorporates the statutory requirements, such as not allowing negative amortization or terms longer than 30 years. The QM Rule also adds an explicit maximum 43% debt-to-income ratio for borrowers if the loan is to meet the QM definition, though some mortgages that meet GSE, FHA and VA underwriting guidelines may, for a period not to exceed seven years, meet the QM definition without being subject to the 43% debt-to-income limits. The QM Rule became effective January 10, 2014. In October 2014, the CFPB published a final rule that allows lenders to cure loans that do not meet the “points and fees” test under the QM definition, but that otherwise satisfy the requirements of the QM. Pursuant to the final rule, lenders will be able to “cure” loans for which the points and fees exceed the 3% cap for QM by refunding the points and fees that exceed the 3% cap, with interest within 210 days after closing of the loan. The cure mechanism is available for loans closed on or after November 3, 2014 and before January 10, 2021. In November 2014, the CFPB published proposed amendments to the Mortgage Servicing Rules, which would further amend both Regulation X and Regulation Z. The proposed rule would, among other things, require servicers to provide certain borrowers with foreclosure protections more than once over the life of the loan, expand consumer protections to surviving family members and other homeowners, require servicers to notify borrowers when loss mitigation applications are complete, clarify when a borrower becomes delinquent and provide more information to borrower in bankruptcy.

USA Patriot Act of 2001

In October 2001, the USA Patriot Act of 2001 was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington D.C. which occurred on September 11, 2001. The Patriot Act is intended to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Our failure to comply with these requirements could have serious legal and reputational consequences for us.

International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001

As part of the USA Patriot Act, Congress adopted the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLAFATA”). IMLAFATA amended the Bank Secrecy Act and adopted certain additional measures that increase the obligation of financial institutions, including Lyons Bancorp, Inc. and the Bank, to identify their customers, watch for and report upon suspicious transactions, respond to requests for information by federal banking regulatory authorities and law enforcement agencies, and share information with other financial institutions. The Secretary of the Treasury has adopted several regulations to implement these provisions. Lyons Bancorp, Inc. is also barred from dealing with foreign “shell” banks. In addition, IMLAFATA expands the circumstances under which funds in a bank account may be forfeited. IMLAFATA also amended the BHC Act and the Bank Merger Act to require the federal banking regulatory authorities to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application to expand operations. Lyons Bancorp, Inc. has in place a Bank Secrecy Act compliance program.

Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted in July 2010, significantly restructures the financial regulatory regime in the United States. Many of the Dodd-Frank Act’s provisions are subject to final rulemaking by the U.S. financial regulatory agencies, and the implications of the Dodd-Frank Act for our business will depend to a large extent on how such rules are adopted and implemented by the primary U.S. financial regulatory agencies. We continue to analyze the impact of rules adopted under the Dodd-Frank Act on our Company’s businesses. However, the full impact will not be known until the rules, and other regulatory initiatives that overlap with the rules are finalized and their combined impacts can be understood. Because we have total consolidated assets of less than $50 billion, we will be exempt from certain provisions of the Dodd-Frank Act which pertain only to larger institutions.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Beginning in the second quarter of 2011, assessments are based on average consolidated total assets less average Tier 1 capital and certain allowable deductions of a financial institution. The Dodd-Frank Act also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor retroactive to January 1, 2009. The Dodd-Frank Act also directs the FRB to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded. The Dodd-Frank Act established a new Bureau of Consumer Financial Protection (“CFPB”) with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.

In addition, the Dodd-Frank Act, among other things:

·	weakened the federal preemption rules that have been applicable for national banks and gives the state attorneys general the ability to enforce federal consumer protection laws;
·	amended the Electronic Fund Transfer Act, which resulted in, among other things, the Federal Reserve Board issuing rules aimed at limiting debit-card interchange fees;
·	applied the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies;
·	provided for an increase in the FDIC assessment for depository institutions with assets of $10 billion or more and increased the minimum reserve ratio for the deposit insurance fund from 1.15% to 1.35%;
·	imposed comprehensive regulation of the over-the-counter derivatives market, which would include certain provisions that would effectively prohibit insured depository institutions from conducting certain derivatives businesses in the institution itself;
·	repealed the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;
·	provided mortgage reform provisions regarding a customer’s ability to repay, restricting variable-rate lending by requiring the ability to repay to be determined for variable-rate loans by using the maximum rate that will apply during the first five years of a variable-rate loan term, and making more loans subject to provisions for higher cost loans, new disclosures and certain other revisions; and
·	created the Financial Stability Oversight Council, which will recommend to the FRB rules for capital, leverage, liquidity, risk management and other requirements as companies grow in size and complexity.

The Dodd-Frank Act requires the federal financial regulatory agencies to adopt rules that prohibit banks and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (defined as hedge funds and private equity funds). The statutory provision is commonly called the “Volcker Rule.” On December 10, 2013, the federal banking regulators and the SEC adopted final rules to implement the Volcker Rule. Although the Volcker Rule became effective on July 21, 2012 and the final rules are effective April 1, 2014, in connection with the adoption of the final rules on December 10, 2013 by the responsible agencies, the Federal Reserve issued an order extending the period during which institutions have to conform their activities and investments to the requirements of the Volcker Rule to July 21, 2015. We do not currently anticipate that the Volker Rule will have a material effect on us because we do not engage in the prohibited activities.

Future Legislation and Regulatory Initiatives

It is likely that additional legislation will be considered by Congress that, if enacted, could have a significant impact on the operations of banks and bank holding companies, including Lyons Bancorp, Inc. and the Bank.

United States Federal Income Taxation

The following is a general summary of certain material U.S. federal income tax consequences that you should consider in relation to the rights offering.

General

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders (as defined below) of common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, as applicable, and will hold the subscription rights and any shares of common stock acquired upon the exercise of subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) partnerships, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell subscription rights or common stock under the constructive sale provisions of the Code, persons whose "functional currency" is not the U.S. dollar, investors in pass-through entities, foreign taxpayers and holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This summary does not deal with any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used herein, the term "U.S. holder" means a beneficial owner of common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of our common stock received on exercise of subscription rights.

Distribution of Subscription Rights

If you hold common stock on the record date for the rights offering, you will not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights.

Stockholder Basis and Holding Period of the Subscription Rights

In general, your basis in the subscription rights received in the offering will be zero. However, if either: (i) the fair market value of the subscription rights on their date of distribution is 15% or more of the fair market value on such date of the common stock with respect to which they are received; or (ii) you properly elect on your U.S. federal income tax return for the taxable year in which you receive the subscription rights to allocate part of the basis of such common stock to the subscription rights, then a percentage of your basis in our common stock with respect to which the subscription rights are received will be allocated to the subscription rights. Such percentage will equal the product of your basis in our common stock with respect to which the subscription rights are received and a fraction, the numerator of which is the fair market value of a subscription right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a subscription right, all as determined on the date the subscription rights are distributed. We have not obtained, and do not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period with respect to the subscription rights you receive will include your holding period for the common stock with respect to which the subscription rights were distributed.

Lapse of the Subscription Rights

If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights, and the tax basis of the common stock you own with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in this rights offering.

Exercise of the Subscription Rights; Basis and Holding Period of Common Stock Acquired Upon Exercise

You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in the shares of common stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price you paid to exercise the subscription rights and your basis in such subscription rights, if any. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the date you exercise your subscription rights.

Distributions on Common Stock Received Upon Exercise of Subscription Rights

You will recognize ordinary income upon the receipt of any dividend or other distribution on the shares of common stock you acquire upon exercise of the subscription rights to the extent of our current and accumulated earnings and profits for the taxable year in which the distribution is made. If you are a non-corporate holder, distributions paid out of current and accumulated earnings and profits will be qualified dividends and under current law will be taxed at the holder's long-term capital gains tax rate (a maximum rate of 15%, unless the taxpayer is in the 39.6% income tax bracket, then 20%), provided that the holder meets applicable holding period and other requirements. Distributions paid out of our current and accumulated earnings and profits received by corporate holders are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your adjusted tax basis in your shares of common stock acquired upon exercise of the subscription rights, and thereafter will constitute capital gain from the sale or exchange of such shares of common stock.

Sale of Common Stock Acquired Upon Exercise of Subscription Rights

If you sell or exchange shares of common stock acquired upon exercise of the subscription rights, you generally will recognize gain or loss on the transaction equal to the difference between the amount realized and your basis in the shares of common stock. Such gain or loss upon the sale or exchange of the shares of common stock will be long-term or short-term capital gain or loss, depending on whether the shares of common stock have been held for more than one year. Under current law, long-term capital gains recognized by non-corporate holders are taxed at a maximum rate of 15%, unless the taxpayer is in the 39.6% income tax bracket, then 20%. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. Short-term capital gains of both corporate and non-corporate holders are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Under the backup withholding rules of the Code, you may be subject to information reporting and/or backup withholding with respect to payments of dividends on and proceeds from the sale, exchange or redemption of our shares of common stock unless you: (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (ii) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

The foregoing summary is included for general information only. Accordingly, you are urged to consult with your own tax advisor with respect to the particular Federal, State, local and foreign tax consequences of the receipt of subscription rights in this offering and the ownership, exercise and disposition of the subscription rights applicable to your own particular tax situation.

ERISA Considerations

The following is a summary of certain considerations associated with the purchase of units by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts, Keogh plans and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA and the Code, which is referred to collectively as similar laws, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements, which is referred to collectively as plans.

General Fiduciary Matters

ERISA imposes certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA, referred to collectively as an ERISA plan, and prohibits certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in shares of Lyons Bancorp, Inc. common stock of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to the fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction and Related Issues

Section 406 of ERISA and Section 4975 of the Code generally prohibit all plans, including ERISA plans from engaging in certain specified transactions involving plan assets with persons who are parties in interest within the meaning of Section 3(14) of ERISA or disqualified persons within the meaning of Section 4975 of the Code with respect to the plan, referred to as parties in interest. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans, as defined in Section 3(32) of ERISA and Section 414(d) of the Code, certain church plans, as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made, and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under similar laws.

The acquisition or holding of shares of Lyons Bancorp, Inc. common stock by a plan with respect to which the Company or certain affiliates of the Company is or becomes a party in interest may constitute or result in prohibited transactions under Section 406 of ERISA or Section 4975 of the Code, unless the common stock is acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, shares of the Company’s common stock may not be purchased or held by any plan or any person investing plan assets of any plan, unless the purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or PTE, such as PTE 96-23, PTE 95-60, PTE 91-38, PTE 90-1 or PTE 84-14, issued by the U.S. Department of Labor, or the purchase and holding of shares of the Company’s common stock is not prohibited on some other basis, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.

Any person, plan or other entity who or that acquires or holds Lyons Bancorp, Inc. common stock shall be deemed to have represented that such acquisition or holding will not violate the prohibited transaction provisions of ERISA nor create any excise tax liability under Section 4975 of the Code.

The discussion of ERISA and the Code in this memorandum is general in nature and is not intended to be all inclusive. Any person considering an investment in the common stock on behalf of a plan should consult with its legal advisors regarding the consequences of such investment and consider whether the plan can make the representations noted above.

Further, the sale of investments to plans is in no respect a representation by Lyons Bancorp, Inc. or any other person associated with the sale of the common stock that such securities meet all relevant legal requirements with respect to investments by plans generally or by any particular plan, or that such securities are otherwise appropriate for plans generally or any particular plan.

Management

Directors

Our Board of Directors currently consists of 12 persons. In accordance with our bylaws, our Board is divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years with one class of directors elected annually. Each of our directors is also a director of the Bank.

The following table sets forth certain information with respect to our directors:

Name	Position	Age	Term of Office
David J. Breen, Jr.	Director	58	Since May 2000
Clair J. Britt, Jr.	Director, Executive Vice President and Senior Commercial Lending Officer	53	Since April 2003
Joseph Fragnoli	Director	60	Since December 2011
Andrew F. Fredericksen	Director	60	Since August 2003
Dale H. Hemminger	Director	57	Since September 2004
James A. Homburger	Director	71	Since December 1994
Thomas L. Kime	Director, Executive Vice President and Chief Operating Officer	62	Since March 2004
Case Marshall	Director	45	Since November 2013
Bradley A. Person	Director	47	Since November 2010
James E. Santelli	Director	67	Since December 1988
Robert A. Schick	Director, President and Chief Executive officer	66	Since January 1998
Kaye Stone-Gantz	Director	50	Since November 2013

Our Executive Officers and Those of the Bank

The following table sets forth certain information about our executive officers and those of the Bank. Each executive officer is elected by our Board of Directors and the Bank and each executive officer holds office at the discretion of the Board of Directors.

Name	Position	Age	Term of Office
Clair J. Britt, Jr.	Executive Vice President and Senior Commercial Lending Officer	53	Since April 2003
Stephen DeRaddo	Executive Vice President and Senior Retail Lending Officer	55	Since March 2004
Diana R Johnson	Executive Vice President and Chief Financial Officer	54	Since July 2007
Thomas L. Kime	Executive Vice President and Chief Operating Officer	62	Since March 2004
Phillip McCann	Executive Vice President and Chief Risk Officer	43	Since June 2009
Robert A. Schick	President and Chief Executive officer	66	Since January 1998

There are no arrangements or understandings between our directors and officers and any other person pursuant to which they were selected to his or her office or position.

Family Relationships.

There are no family relationships between any Director, Executive Officer or significant employees.

Business Experience of Directors and Executive Officers

The following is a brief description of the principal occupation and business experience of each of our directors and executive officers and those of the Bank for the last 5 years.

Robert A. Schick (Director; President and CEO). Mr. Schick has been a Director and President of Lyons Bancorp, Inc. since January 1998 and President and Chief Executive Officer of the Bank since January 1998. Mr. Schick also serves as Executive Vice President of Lyons Realty Associates Corp. Mr. Schick was hired by the Bank in September 1994 and served as Vice President and Chief Financial Officer until he assumed the position of President and Chief Executive Officer in January 1998.

Clair J. Britt, Jr. (Director; Executive Vice President and Senior Commercial Lending Officer). Mr. Britt has been employed by the Bank as Executive Vice President and Senior Lending Officer since April 1998 and a Director since 2003. He is also President of Lyons Realty Associates Corp.

Thomas L. Kime (Director; Executive Vice President and Chief Operating Officer). Mr. Kime has been employed by the Bank since 2004 and a Director of Lyons Bancorp, Inc. since 2004. Prior to joining the Bank, Mr. Kime served as the President of The National Bank of Geneva from June 1989 to February 2003.

Diana R. Johnson (Treasurer; Executive Vice President and Chief Financial Officer). Ms. Johnson joined the Bank in July 2007, as Treasurer of Lyons Bancorp, Inc. and Chief Financial Officer of The Lyons National Bank. Prior to joining the bank she was Vice President of Finance of Tompkins Trust Company in Ithaca, New York.

Stephen DeRaddo (Executive Vice President and Senior Retail Lending Officer). Mr. DeRaddo joined the Bank in 2004 as Vice President, Commercial Loan Officer. In July 2006, Mr. DeRaddo was promoted to Senior Vice President, Retail Lending Officer and served in that capacity until January 2009. Since January 2009, he has served as the Executive Vice President, Senior Retail Lending Officer. Prior to joining the Bank he was employed as a Vice President of National Bank of Geneva.

Phillip McCann (Executive Vice President and Chief Risk Officer). Mr. McCann joined the Bank in 2009 and has served as the Executive Vice President and Chief Risk Officer since 2010. Prior to joining the Bank he was employed as a Vice President of Key Bank, N.A. in Syracuse, NY.

David J. Breen, Jr. (Director). Mr. Breen is President and owner of KD Breen Inc., a supermarket operating company since 2007. Prior to 2007, he was Vice President of three retail supermarkets in Newark, Palmyra and Williamson, New York.

Joseph A. Fragnoli (Director). Mr. Fragnoli has been the President of Super Casuals since 1978. Mr. Fragnoli’s past and present board involvements include the Geneva YMCA, the Geneva Chamber of Commerce, the Geneva Business Improvement District and the Geneva Salvation Army.

Andrew F. Fredericksen (Director). Mr. Fredericksen was a certified public accountant, principal and Senior Partner in the accounting firm of Fredericksen & Sirianni, LLP from 1983 until 2015. He is currently an independent consultant for Petrella Phillips, LLC.

Dale H. Hemminger (Director). Mr. Hemminger is a principal in Hemdale Farms, Inc., a New York corporation formed in 1976, a multi-enterprise vegetable, dairy and greenhouse farming operation.

James A. Homburger (Director). Mr. Homburger has been a licensed real estate broker since 1975, and owns several businesses throughout Wayne County, including Performance Properties, Spacemaker 14, Inc. and Filspace, Inc. He is also a partner in Silver Hills Associates, located in Newark, New York.

Case A. Marshall (Director). Mr. Marshall has been the Vice President and Chief Financial Officer of Marshall Brothers, Inc. and E&V Energy Corp, since 1996. Marshall Brothers, Inc. operates 18 convenience stores throughout Wayne, Cayuga, Oswego, Ontario, and Onondaga counties. E&V Energy Corp. offers home heating fuels and services with eight divisions located in Wayne, Cayuga, Cortland, Oswego, Ontario, Jefferson, Madison and Tompkins counties. Mr.Marshall is also the Chief Financial Officer and Secretary for Patriot Tank Lines, Inc. and Pyrus Energy, Inc.

Bradley A. Person (Director). Mr. Person is the President of Nuttall Golf Cars, Inc. and Nuttall Golf Leasing, LLC, headquartered in Sodus, New York with branch offices in Sherman, New York and Butler, Pennsylvania. Prior to Nuttall Golf Cars, Inc., Mr. Person was employed for ten years as the controller for a commercial general contractor in Rochester, New York.

James E. Santelli (Director). Mr. Santelli was the Vice President and co-owner of Santelli Lumber Company. As well as operating the retail business, he was also actively involved in both regional and national wholesale cooperatives, serving on committees and as a Board member. He was also a partner in various commercial real estate ventures from 1978 until 2006. Mr. Santelli retired from Santelli Lumber Company in December of 2000.

Kaye Stone-Gansz (Director). Ms. Stone-Gansz has been the President and Chief Executive Officer of Stone Goose Enterprises, Inc. since 2011, and oversees the daily operations and strategic direction of Smith’s Gravel Pit and Stone Goose Aggregates, located in Sodus, New York.

Compensation of Directors and Officers

Directors, other than those employed by the Lyons Bancorp, Inc. or any of its subsidiaries in other capacities, receive a fee of $1,400 for each Board meeting and $250 for each committee meeting. Directors who are also officers of Lyons Bancorp, Inc. or any of its subsidiaries receive no compensation for attendance at a Board or Committee meeting. The aggregate annual compensation for the Company’s directors as a group for the fiscal year ended December 31, 2015 was $213,800. The group consisted of nine non-employee directors.

Highest Paid Directors and Officers as a Group

The following table sets forth the annual remuneration of each of the highest paid persons who are officers or directors as a group during the Company’s last fiscal year.

Name Of Individual Or Identity Of Group	Capacities In Which Remuneration Was Received	Cash Compensation (1)	Other Compensation (2)	Aggregate Remuneration (3)

Robert A. Schick	President and Chief Executive Officer	$407,471	$121,538	$529,009

Diana R. Johnson	Executive Vice President and Chief Financial Officer	$205,801	$70,971	$276,772

Stephen DeRaddo	Executive Vice President and Senior Retail Lending Officer	$204,182	$53,080	$257,262

(1)	Includes base salary and bonus payments.

(2)	Comprised of deferred compensation, supplemental employee retirement payment, 401k match, social club dues, endorsement split dollar life insurance personal use of company cash, long-term care insurance, and disability insurance.

(3)	Aggregate remuneration for each officer includes base salary, bonus payments, deferred compensation, 401(k) contributions and other benefits and compensation which does not exceed 10% of the total remuneration earned by each officer in the Company’s last fiscal year

Deferred Compensation Plan

Prior to 2007, the Company had entered into employment agreements with key executives. These employment agreements established deferred compensation plans whereby Company stock was awarded and vested each year. In 2007, the Company terminated the employment agreements and related deferred compensation plans and established new deferred compensation plans for key executives. The new plans require a vesting period of three years from the original date the executive entered the plan. Awarded shares from both the prior plan and the current plan are restricted from being sold until employment is terminated.

The Company obtains shares for the new deferred compensation plan either through open market purchases or from treasury shares. The amount of awarded shares is based on the amount earned by each executive under the deferred compensation plan. The executives are awarded a number of shares based on the amount of deferred compensation earned divided by the value of the shares. The value of the shares purchased on the open market is the price paid. The value of shares from treasury is the average daily closing price of the stock for each day within the past quarter.

Supplemental Retirement Benefits

The Bank maintains supplemental employee retirement plans (the “SERP”) for certain executives. All benefits provided under the SERP are unfunded and, as these executives retire, the Bank will make payments to plan participants.

Severance Agreements

The Company has entered into severance agreements with key executives, providing for the one time lump sum payment in the amount of one and one-half times the executive’s annual base salary immediately preceding a change in control. In addition, to the extent the payment to be made to the executive is deemed an “excess parachute payment” under the Code and the executive may be obligated to pay an excise tax associated with such excess parachute payment. In such an event, the Company is obligated to reimburse the executive in full for both the amount of any such excise tax owed upon such excise parachute payments and any excise or ordinary income taxes owed in connection with the payment.

Pension Plan

The Bank has a pension plan which conforms to the requirements of the Employee Retirement Income Security Act of 1974. All employees who are 21 years of age or older become participants in the plan on the 1st of the month which coincides with or next follows the completion of one year of eligibility service. It provides for full vesting upon 5 years of participation, and contains provisions which permit early retirement within 10 years prior to the normal retirement date for participants with at least 10 years of credited service. The plan requires no contribution from participants, covers all eligible employees, provides for normal retirement at age 65, and is qualified under section 401(a) of the Internal Revenue Code. As of October 1, 2011, the date of the last Actuarial Valuation Report, there were 126 active participants, 13 participants and beneficiaries entitled to a deferred pension benefit, and 29 retirees and beneficiaries receiving pension benefits. A participant’s normal retirement benefit is an annual pension benefit commencing on his normal retirement date in an amount equal to 1.75% of his average annual compensation, multiplied by creditable service up to 35 years, plus 1.25% of his average annual compensation, multiplied by creditable service in excess of 35 up to 5 years, minus 0.49% of his final average compensation multiplied by creditable service up to 35 years. Average annual compensation is the highest 5 consecutive calendar years in all years of creditable service. Final average compensation is the highest 3 consecutive calendar years in all years of creditable service.

Postretirement Benefit Plan

The Bank also maintains an unfunded postretirement health insurance plan for certain employees meeting eligibility requirements. This benefit plan was amended in 1992 and is no longer offered to new employees.

401(k) Savings Plan

The Bank amended its 401(k) savings plan effective January 1, 2002. Employees who have attained the age of 21 and have completed three months of creditable service are eligible to become participants in the plan. Participants in the plan are permitted to make elective deferrals of up to the maximum percentage of compensation and dollar amounts allowable by law each year. Currently, the Bank contributes a discretionary match of 75% of the participant’s contribution, up to 6% of the participant’s annual compensation. Participants are 100% vested in the Bank’s discretionary match after 6 years of participation in the plan.

Effective May 24, 2005 the Bank again amended its 401(k) savings plan to include an automatic 3.00% employee contribution by all new employees hired immediately after the effective date. The affected new employees may change or eliminate this automatic contribution upon written notice to the Bank.

Effective January 1, 2016 the Bank again amended its 401(k) savings plan to include a safe harbor provision, whereas the Company’s safe harbor match is 100% of the participant’s contribution on the first 3% of Plan compensation, and 50% of the participant’s contribution for the next 3% of Plan compensation. Participants are 100% vested in the Bank’s safe harbor match.

Interest of Management and Others in Certain Transactions

Certain of our directors and officers and those of the Bank, members of their families and companies or firms with which they are associated, are customers of the Bank and have banking transactions and other transactions with the Bank in the ordinary course of business. All loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than a normal risk of collectability or present other unfavorable features. None of such loans outstanding to our directors or officers, members of their families or firms with whom our directors or officers are associated were nonperforming as of December 31, 2015. Maximum credit exposure to all of our directors and executive officers and those of the Bank amounted to $10.5 million at December 31, 2015.

The following table sets forth information regarding lending transactions over $50,000 since January 1, 2014, between the Company and its directors and affiliates, officers and immediate family members of directors and officers:

Name	Position	Date	Loan Amount
Robert A. Schick	Director, President and Chief Executive officer	July 2014	$88,000
James A. Homburger	Director	August 2014	$250,000
Dale H. Hemminger,	Director	March 2014	$1,600,000
Hemdale Farms		June 2015	$400,000
Dale H. Hemminger, Hemdale Land Stewardship, LLC	Director	March 2015	$325,000
Joseph A. Fragnoli, Geneva Super Army Navy Store, Inc.	Director	July 2014	$250,000
Case A. Marshall	Director	June 2014	$389,737
Case A. Marshall, Erie Enterprises, LLC	Director	June 2014	$250,000
Kaye Stone-Gansz,	Director	July 2014	$240,000
Stone Goose			$60,000
Enterprises, Inc.			$93,121
Diana R. Johnson	Treasurer, Executive Vice President and Chief Financial Officer	October 2014	$130,000

Security Ownership of Certain Beneficial Owners and Management

Lyons Bancorp, Inc.

The following table sets forth, as of February 22, 2016, certain information regarding the beneficial ownership of common stock of the Company, which is the only class of stock currently issued and outstanding, by (1) each of our directors and named executive officers, (2) each person known by us to own beneficially more than 10% of the common stock, and (3) all of our directors and executive officers as a group.

Name and Principal Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
	Amount		Percent

Case A. Marshall (Director) P.O. Box 1226 Weedsport, New York 13166	98,802	(2)	3.289%

Robert A. Schick (Director and President) The Lyons National Bank 35 William Street Lyons, New York 14489	90,273		3.005%

James A. Homburger (Director) 305 East Avenue Newark, New York 14513	89,912	(3)	2.993%

James E. Santelli (Director) 2096 Warncke Road Lyons, New York 14489	58,596	(4)	1.951%

Thomas L. Kime (Director, Chief Operating Officer) The Lyons National Bank 35 Williams Street Lyons, New York 14489	26,868	(5)	0.894%

Clair J. Britt, Jr. (Director, Senior Commercial Lending Officer) The Lyons National Bank 35 William Street Lyons, New York 14489	22,297	(6)	0.742%

Name and Principal Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
	Amount		Percent

Kaye E. Stone-Gansz 4440 Fairview Maple Ridge Road Newark, New York 14513	12,028	(7)	0.400%

Stephen DeRaddo (Senior Retail Lending Officer) The Lyons National Bank 35 William Street Lyons, New York 14489	11,426		0.380%

Dale H. Hemminger (Director) PO Box 168 Seneca Castle, New York 14547	10,970		0.365%

Andrew F. Fredericksen (Director) 426 Washington Street Geneva, New York 14456	10,884	(8)	0.362%

David J. Breen, Jr. (Director) Herremas Food Market, Inc. 125 Pattonwood Drive Rochester, New York 14617	9,124		0.304%

Diana R. Johnson (Treasurer) The Lyons National Bank 35 William Street Lyons, New York 14489	8,441		0.281%

Joseph A. Fragnoli (Director) 4229 Shady Beach Seneca Falls, New York, 13148	6,842		0.228%

Phillip M. McCann (Chief Risk Officer) The Lyons National Bank 35 William Street Lyons, New York 14489	4,284	(9)	0.143%

Bradley A. Person (Director) 679 Hightower Way Webster, New York 14580	2,616	(10)	0.087%

All Directors and Executive Officers as a Group	463,363		15.425%

(1)	These amounts assume subscriptions of officers and directors up to their basic subscription privilege and full subscription of the offering.

(2)	Includes 50,296 shares held by Marshall Family Associates, over with Mr. Marshall disclaims beneficial ownership

(3)	Includes 30,546 shares held by Margaret Homburger, over which Mr. Homburger disclaims beneficial ownership.

(4)	Includes 26,476 shares held by Helen Santelli, over which Mr. Santelli disclaims beneficial ownership.

(5)	Includes 600 shares held by Karen Kime, over which Mr. Kime disclaims beneficial ownership.

(6)	Includes 2,350 shares held by Mary Britt, 842 shares held by Clair Joseph Britt, III, 856 shares held by Stephen Britt, and 1,409 shares held by William Britt, UGM, over which Mr. Britt disclaims beneficial ownership.

(7)	Includes 3,000 shares held by Ross Gansz, and 492 shares held by Jacquelyn Gansz over which Ms. Stone-Gansz disclaims beneficial ownership.

(8)	Includes 2,450 shares held by Glenora Fredericksen, and 3,600 shares held in the Glenora Fredericksen Irrevocable Trust, over which Mr. Fredericksen disclaims beneficial ownership.

(9)	Includes 170 shares held by Juli McCann, over which Mr. McCann disclaims beneficial ownership.

(10)	Includes 280 shares held by Deborah Person, over which Mr. Person disclaims beneficial ownership.

Lyons Realty Associates, Inc.

We own all of the outstanding common stock of Lyons Realty Associates, Inc. and 93.5% of the preferred stock of Lyons Realty Associates. The following table shows the number and percentage of the outstanding preferred stock of Lyons Realty owned by our directors, executive officers and directors and executive officers as a group as of December 31, 2015:

Name and Principal Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Amount		Percent

David J. Breen, Jr. (Director) Herremas Food Market, Inc. 125 Pattonwood Drive Rochester, New York 14617	2		*

Clair J. Britt, Jr. (Director, Senior Commercial Lending Officer) The Lyons National Bank 35 William Street Lyons, New York 14489	1		*

James A. Homburger (Director) 305 East Avenue Newark, New York 14513	4	(1)	*

Robert A. Schick (Director and President) The Lyons National Bank 35 William Street Lyons, New York 14489	1		*

Directors and officers as a group	8		0.467%

*	Denotes ownership of less than 1%

(1)	Includes 1 share owned by Filspace, Inc. and one share owned by Spacemaker 14, Inc.; includes 1 share owned by Margaret B. Homburger, over which Mr. Homburger disclaims beneficial ownership.

Trusts

We own all of the outstanding common capital securities of Lyons Capital Statutory Trust I. Tioga State Bank owns all of the outstanding trust preferred securities of Lyons Capital Statutory Trust I. We own all of the outstanding common capital securities of Lyons Capital Statutory Trust II. The outstanding trust preferred securities of Lyons Capital Statutory Trust II are owned by U.S. Capital Funding III, Ltd. We own all of the outstanding common capital securities of Lyons Statutory Trust III. Accredited investors own all of the outstanding convertible trust preferred securities of Lyons Statutory Trust III. No single holder of the securities of Trust III owns more than 10%. Some of the officers and directors are owners of securities of Trust III as stated in the table above.

Convertible Trust Preferred Securities

Our subsidiary, Trust III, has $2.6 million of 6% cumulative convertible capital securities, which we refer to as our convertible trust preferred securities.  At any time, each convertible trust preferred security of Trust III is convertible into shares of the Company’s common stock at a conversion rate of 72 shares of common stock per $1,000 trust preferred security investment (as adjusted for a two-for-one stock split in the form of a stock dividend effective October 30, 2015), subject to proportionate adjustments for splits, stock dividends, recapitalization and the like, and issuances on a pro rata basis below the current market value, in-kind dividends and tender offers above market value.  These capital securities are convertible into 202,656 shares of our common stock.

Holders of the capital securities under Trust III are entitled to an adjustment in the conversion price if we issue shares of common stock in a rights offering at a per share price less than the market at the time of determination of the sales price, unless the holders of our convertible trust preferred securities are entitled to participate in the rights offering.  Because the holders of our convertible trust preferred securities are entitled to participate in the rights offering, no adjustment to the conversion price will be triggered by this offering.

The following table sets forth, as of February 22, 2016, certain information regarding the beneficial ownership of convertible trust preferred securities issued by Trust III by (1) each of our directors and named executive officers, and (2) each person known by us to own beneficially more than 5% of the common stock:

Name and Principal Address of Beneficial Owner	Amount and Nature of Beneficial Ownership
	Principal Amount of Capital Security	Percent	Number of Shares Issuable upon Conversion
			(1)

James A. Homburger (Director) 305 East Avenue Newark, New York 14513	$50,000	1.936%	3,600

David J. Breen, Jr. (Director) Herremas Food Market, Inc. 125 Pattonwood Drive Rochester, New York 14617	$25,000	0.968%	1,800

(1)	The number of shares issuable upon conversion is calculated based on the present conversion rate of 72 shares of common stock per $1,000 of capital securities, without regard to any conversion price adjustment that may be necessary due to price adjustments resulting from the rights offering.

Description of Securities

The following information concerning the Common Stock summarizes provisions of our Certificate of Incorporation and Bylaws and statutes regulating the rights of holders of our common stock. This information is not a complete description of these matters and is qualified in all respects by the actual provisions of our Certificate of Incorporation and Bylaws and the corporate laws of the State of New York.

General

Our Certificate of Incorporation authorizes us to issue 5,000,000 shares of common stock having a par value of $0.50 per share, and 5,000 shares of preferred stock, having a par value of $0.50 per share, and a stated value of $1,000.00 per share. At February 29, 2016, we had 3,003,928 shares of common stock issued and outstanding, 14,228 shares of common stock held in treasury and reserved for future issuances under executive employment agreements, and no shares of preferred stock outstanding.

Subscription Rights

For each right that you own, you will have a basic subscription privilege to buy from us one unit, consisting of one share of common stock and one detachable warrant, at the subscription price of $25 to $30. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights. Subscription rights are not transferable, and do not entitle the holder to any other rights, preferences or privileges, including without limitation with respect to any voting rights, dividends, or liquidation rights.

Common Stock

Each share of our common stock has the same relative rights as, and will be identical in all respects with, each other share of common stock.

Dividends. We can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. See “Our Policy Regarding Dividends.” The holders of our common stock are entitled to receive and share equally in any dividends declared by our Board of Directors out of legally available funds.

Voting Rights. The holders of our common stock possess exclusive voting rights in Lyons Bancorp, Inc. Each share of common stock entitles the holder to one vote. A shareholder will not have any right to cumulate votes in the election of directors. As a result, the holders of more than 50% of our outstanding common stock voting in the election of directors, subject to the voting rights of any preferred shares then outstanding, can elect all of the directors then standing for election, if they choose to do so. In this event, the holders of the remaining less than 50% of the shares voting for election of directors are not able to elect any person or persons to our Board of Directors. Our shareholders may remove directors only with cause by majority of the votes cast.

The approval of any business combination, including any merger, exchange offer or sale of all or substantially all of our assets, requires the affirmative vote of the holders of two-thirds of our outstanding common stock, with certain exceptions. See “Certain Restrictions On Acquisition of Lyons Bancorp, Inc. – Certificate of Incorporation” for more information.

Liquidation. In the event of any liquidation, dissolution or winding-up of the Bank, we, as holder of the Bank’s common stock, have the right to receive, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, all assets of the Bank available for distribution. In the event we liquidate, dissolve or wind-up, the holders of our common stock have the right to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution.

Rights to Buy Additional Shares. Holders of our common stock do not have preemptive rights with respect to the issuance of additional shares. A preemptive right is a priority right to buy additional shares if we issue more shares in the future. Our common stock is not subject to redemption.

Preferred Stock

We may issue preferred stock from time to time in one or more series, and our board of directors, without action by the holders of our common stock, may fix or alter the voting rights, redemption provisions, dividend rights, dividend rates, claims to our assets superior to those of holders of our common stock, conversion rights and any other rights, preferences, privileges and restrictions of any wholly-unissued series of preferred stock. Our board of directors, without stockholder approval, can issue shares of preferred stock with rights that could adversely affect the voting power or rights of the holders of our common stock. Any issuances of preferred stock designated by our board must occur on or before December 31, 2017. As of the date of this offering circular, we have no shares of preferred stock outstanding. The issuance of shares of preferred stock could make it more difficult for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock.

Warrants.

Each unit sold in the offering shall include one warrant, entitling the unit holder to purchase, on or before XXX, 20XX, or until such later date as we may set, in our sole discretion upon written notice to the warrant holders, one share of our common stock at a purchase price of $28 to $33 per share. The number of shares of our common stock issuable upon exercise of the warrants and the exercise price are subject to adjustment in the event of certain limited circumstances, including stock splits and stock dividends that affect the number of outstanding shares of common stock. Any warrant not exercised on or before the expiration date will not be exercisable.

We will deliver to each holder of units a warrant certificate that sets forth the total number of warrants owned by the holder. Thereafter, warrant certificates may be exchanged for new certificates of different denominations, and may be exercised or transferred by presenting the certificate at our main office. If a market for the warrants develops, holders may sell their warrants instead of exercising them to the extent that the holder demonstrates to our satisfaction that the transfer is permitted without registration or qualification under applicable securities laws.

However, there can be no assurance that a market for the warrants will develop or, if developed, will continue.

Each warrant may be exercised by its holder, on or before December 31, 2018, by surrendering at our main office the warrant certificate, with the form of election to purchase on the reverse side properly completed and executed, together with payment of the exercise price. The warrants may be exercised in whole or in part. The warrants are exercisable only to the extent that we may issue the underlying securities without registration or qualification under the securities laws of the jurisdiction of which the holder is a resident at the time of exercise. You also agree to the placement of any restrictions on transfer on our common stock issued on the exercise as required by such jurisdiction. If less than all of the warrants evidenced by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants. See the “Form of Warrant Certificate” attached hereto as Exhibit A.

Warrant holders do not have the rights and privileges of holders of our common stock.

Transfer Agent and Registrar

The Lyons National Bank is the transfer agent and registrar for our common stock is the Company.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our certificate of incorporation permits us to indemnify our officers and directors against various liabilities to the full extent permitted under New York law. Sections 721 through 726, inclusive, of the BCL authorize New York corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been officers or directors. We believe that these provisions will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Certain Restrictions on Acquisition of Lyons Bancorp, Inc.

Our Certificate of Incorporation and Bylaws contain provisions that may be deemed to affect the ability of a person, firm or entity to acquire us. The following is a summary of those provisions. However, this summary is qualified in its entirety by reference to our actual Certificate of Incorporation and Bylaws.

Certificate of Incorporation

Our Certificate of Incorporation requires, under certain circumstances, an affirmative vote by the holders of 80% of our outstanding common stock for the approval of certain business transactions with related persons. Our certificate of incorporation defines a related person as an individual or entity that owns at least 10% of our outstanding stock: (a) at the time the agreement providing for the transaction is entered into; (b) at the time a resolution approving the transaction was adopted by our Board of Directors; or, (c) as of the record date for the determination of our shareholders entitled to notice of and to vote on, or consent to, the transaction.

The business transactions requiring the 80% vote approval include:

·	the merger of Lyons Bancorp, Inc. or the Bank with a related person;

·	the sale of Lyons Bancorp, Inc.’s stock or the Bank’s stock to a related person;

·	the sale or lease of a substantial part of Lyons Bancorp, Inc.’s or the Bank’s assets to a related person;

·	the sale of all of or a substantial part of the assets of a related person to Lyons Bancorp, Inc. or the Bank;

·	the recapitalization or reclassification of Lyons Bancorp, Inc.’s stock that would have the effect of increasing the voting power of a related person; or

·	the liquidation, spin-off, split-up, or dissolution of Lyons Bancorp, Inc.

Our certificate of incorporation sets forth certain circumstances where an 80% vote for the above-mentioned transactions is not required. The 80% voting requirement is not applicable if the transaction is approved by at least two-thirds vote of continuing directors, and the continuing directors constitute at least a majority of our entire Board of Directors. The certificate of incorporation defines a continuing director as a director who either was a member of our Board of Directors prior to the time the related person became a related person or who subsequently became a director and whose election or nomination for election by our shareholders, was approved by a vote of at least three-quarters of the continuing directors then on our Board of Directors.

Further, the 80% voting requirement is not required if all of the following conditions are satisfied:

·	The business transaction is a merger and the consideration to be received per share by our shareholders is at least equal in value to the related person’s highest purchase price;

·	After the related person becomes the owner of at least 10% of our stock and prior to the consummation of the business transaction, the related person has not become the owner of any additional shares of stock except: (a) as part of the transaction which resulted in the related person becoming the owner of at least 10% of our stock; or (b) as a result of a pro rata stock dividend or stock split; and

·	Prior to the consummation of the business transaction, the related person shall not have, directly or indirectly: (a) received the benefit (except proportionately as a shareholder) of any loan, advances, guarantees, pledges, or other financial assistance or tax credits provided by Lyons Bancorp, Inc. or the Bank; or (b) caused any material change in our business or equity capital structure, including issuance of shares of our capital stock to any third party.

For purposes of the above, our certificate of incorporation defines highest purchase price as the highest amount of consideration paid by the related person for a share of our stock within two years prior to the date the related person became the owner of at least 10% of our stock.

Our Certificate of Incorporation also states when our Board of Directors considers a proposed business transaction, the Board, in addition to considering the adequacy of the amount to be paid in connection with the transaction, shall consider other facts that are deemed relevant including:

·	The social and economic effects of the transaction on us and the Bank and the Bank’s employees, depositors, loan and other customers, creditors and other elements of the communities in which we and the Bank operate and are located;

·	The business and financial conditions and earnings prospects of the individual or entity proposing the business transaction, including, debt service and other existing or likely financial obligation of the individual or entity, and the possible effect of such conditions upon us, the Bank and other elements of the communities in which we and the Bank operate or are located; and

·	The competence, experience, and integrity of the individual or entity proposing the business transaction and its or their management.

Bylaws

Our Bylaws provide for the election and term of directors. Our directors are divided into three classes with the term of office for one class expiring each year. Vacancies in the Board of Directors, and any newly created directorships resulting from an increase in the number of directors may be filled by the Board of Directors, acting by a majority of directors then in office and any new directors chosen shall hold office until the next election of the class for which the new directors shall have been chosen and until their successor shall be elected and qualified. Further, the Bylaws provide that no decrease in the number of directors shall shorten the term of any incumbent director.

The Bylaws also require that at each annual meeting of our shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. The Bylaws require an affirmative vote by the holders of two-thirds our outstanding common stock to amend these classified director provisions of the Bylaws.

Experts

The consolidated financial statements of Lyons Bancorp, Inc. and subsidiary included in this offering circular have been so included in reliance on the report of Bonadio & Co., LLP, an independent registered public accounting firm, appearing elsewhere in this offering circular, given on the authority of said firm as experts in auditing and accounting.

Legal Opinion

Woods Oviatt Gilman LLP, Rochester, New York will issue a legal opinion concerning the validity of the common stock being sold in this offering.

Additional Information

Financial information filed by us and the Bank with the Federal Reserve Bank of New York and the Office of the Comptroller of the Currency is available from those agencies and over the Internet at www.ffiec.gov.

Table of Contents December 31, 2015 and 2014

F-1

Report of Independent Registered Public Accounting Firm

March 11, 2016

To the Board of Directors and

Stockholders of Lyons Bancorp Inc.

We have audited the accompanying consolidated balance sheets of Lyons Bancorp Inc. and subsidiary, as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015. Lyons Bancorp Inc. and subsidiary’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lyons Bancorp Inc. and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the each of the years in the two-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ BONADIO & CO., LLP

Bonadio & Co., LLP

Syracuse, New York

March 11, 2016

F-2

Lyons Bancorp, Inc.
Consolidated Balance Sheets
December 31, 2015 and 2014

	2015	2014
	(In thousands)
Assets

Cash and due from banks	$15,416	$13,309
Interest-bearing deposits in banks	14,365	12,524

Cash and Cash Equivalents	29,781	25,833

Investment securities:
Available for sale	138,387	141,204
Held to maturity	51,222	57,231
Restricted equity securities	5,576	6,143

Total Investment Securities	195,185	204,578

Loans	605,201	544,464
Less allowance for loan losses	(8,188)	(7,549)

Net Loans	597,013	536,915

Land, premises and equipment, net	20,880	16,441
Bank owned life insurance	14,895	13,684
Accrued interest receivable and other assets	10,407	9,393

Total Assets	$868,161	$806,844

Liabilities and Equity

Liabilities

Deposits:
Interest-bearing	$599,194	$556,450
Non-interest-bearing	172,917	141,752

Total Deposits	772,111	698,202

Borrowings from Federal Home Loan Bank	20,126	38,791
Junior subordinated debentures	8,867	9,217
Accrued interest payable and other liabilities	8,379	8,128

Total Liabilities	809,483	754,338

Equity

Lyons Bancorp, Inc. stockholders’ equity:
Common stock	1,507	747
Paid-in capital	11,840	12,226
Retained earnings	48,032	42,999
Accumulated other comprehensive loss	(2,540)	(3,308)
Treasury stock, at cost	(217)	(214)

Total Lyons Bancorp, Inc. Stockholders’ Equity	58,622	52,450

Noncontrolling interest	56	56
Total Equity	58,678	52,506
Total Liabilities and Equity	$868,161	$806,844

See notes to consolidated financial statements.

F-3

Lyons Bancorp, Inc.
Consolidated Statements of Income
Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands, except per share data)
Interest Income
Loans	$24,849	$22,903
Investment securities:
Taxable	3,062	2,656
Non-taxable	1,473	1,503
Total Interest Income	29,384	27,062

Interest Expense
Deposits	2,864	3,158
Borrowings	668	637
Total Interest Expense	3,532	3,795

Net Interest Income	25,852	23,267
Provision for Loan Losses	1,275	750
Net Interest Income after Provision for Loan Losses	24,577	22,517

Noninterest Income
Service charges on deposit accounts	2,800	2,760
Cardholder fees	1,751	1,324
Financial services fees	878	847
Loan servicing fees	865	791
Net realized gains from sales/calls of available for sale securities	167	139
Realized gains on loans sold	1,070	904
Earnings on investment in bank owned life insurance	388	388
Other	353	255
Total Noninterest Income	8,272	7,408

Noninterest Expense
Salaries and wages	9,543	8,848
Pensions and benefits	3,301	2,698
Occupancy	2,336	2,224
Data processing	1,407	1,298
Professional fees	1,296	1,105
FDIC and OCC assessments	701	655
Advertising	693	560
Cardholder expense	670	362
Office supplies	434	400
Other	2,211	1,847
Total Noninterest Expense	22,592	19,997

Income before Income Taxes	10,257	9,928

Income Tax Expense	2,886	2,719
Net income attributable to noncontrolling interest and Lyons Bancorp, Inc.	7,371	7,209

Less: Net income attributable to noncontrolling interest	5	5
Net Income	$7,366	$7,204

Earnings Per Share – basic (1)	$2.47	$2.42
Earnings Per Share – diluted (1)	$2.34	$2.29

(1)	Per share amounts have been adjusted to reflect a 2-for-1 stock split in the form of a stock dividend, effective October 30, 2015.

See notes to consolidated financial statements.

F-4

Lyons Bancorp, Inc.
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)
Net income	$7,366	$7,204

Other comprehensive income :
Securities available for sale:
Net unrealized gains during the year	868	2,856
Reclassification adjustment for gains included in income	(167)	(139)
Securities held to maturity:
Reclassification adjustment for amortization of unrealized losses included in income	84	68
Unrealized gains (losses) during the year of restricted equity securities	22	(13)
Pension and postretirement benefits:
Amortization of prior service credit	(3)	(3)
Amortization of net loss	224	49
Net actuarial gain (loss)	177	(2,668)
Cash flow hedge:
Losses on the effective portion of cash flow hedge	(121)	(191)
Reclassification adjustment for losses included in income	196	199
	1,280	158
Tax expense	(512)	(63)

Other comprehensive income	768	95

Comprehensive income	$8,134	$7,299

See notes to consolidated financial statements.

F-5

Lyons Bancorp, Inc.
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2015 and 2014

(In thousands, except per share data)

	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Noncontrolling Interest	Total
Balance - January 1, 2014	$747	$12,201	$37,911	$(3,403)	$(102)	$56	$47,410

Net income attributable to noncontrolling interests and Lyons Bancorp, Inc.	-	-	7,204	-	-	5	7,209
Total other comprehensive income, net	-	-	-	95	-	-	95
Purchase of treasury stock	-	-	-	-	(314)	-	(314)
Issuance of treasury stock	-	-	-	-	73	-	73
Deferred compensation shares awarded, net	-	25	-	-	129	-	154
Dividends to noncontrolling interests	-	-	-	-	-	(5)	(5)
Cash dividends declared, $0.71(1) per share	-	-	(2,116)	-	-	-	(2,116)
Balance – December 31, 2014	747	12,226	42,999	(3,308)	(214)	56	$52,506

Net income attributable to noncontrolling interests and Lyons Bancorp, Inc.	-	-	7,366	-	-	5	7,371
Total other comprehensive income, net	-	-	-	768	-	-	768
Stock split in the form of a stock dividend	747	(747)	-	-	-	-	-
Conversion of trust preferred securities	13	337	-	-	-	-	350
Purchase of treasury stock	-	-	-	-	(155)	-	(155)
Deferred compensation shares awarded, net	-	24	-	-	152	-	176
Dividends to noncontrolling interests	-	-	-	-	-	(5)	(5)
Cash dividends declared, $0.78(1) per share	-	-	(2,333)	-	-	-	(2,333)
Balance – December 31, 2015	$1,507	$11,840	$48,032	$(2,540)	$(217)	$56	$58,678

(1)	Per share amounts have been adjusted to reflect a 2-for-1 stock split in the form of a stock dividend, effective October 30, 2015.

See notes to consolidated financial statements.

F-6

Lyons Bancorp, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2015 and 2014

	2015	2014
	(In thousands)
Cash Flows from Operating Activities
Net income	$7,366	$7,204
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,275	750
Earnings on investment in bank owned life insurance	(388)	(388)
Net realized gain from sales/calls of available for sale securities	(167)	(139)
Realized gains on loans sold	(1,070)	(904)
Loss on sale of real estate owned and other repossessed assets	-	2
Deferred compensation expense	234	218
Net amortization on securities	186	346
Depreciation and amortization	978	947
Deferred income tax benefit	(125)	(203)
Contribution to defined benefit pension plan	(1,000)	(1,000)
(Increase) decrease in accrued interest receivable and other assets	(855)	572
Increase in accrued interest payable and other liabilities	1,295	204
Loans originated for sale	(47,210)	(47,692)
Proceeds from sales of loans	51,855	45,791

Net Cash Provided by Operating Activities	12,374	5,708

Cash Flows from Investing Activities
Purchases of securities available for sale	(50,288)	(57,329)
Proceeds from sales of securities available for sale	20,559	44,475
Proceeds from maturities and calls of securities available for sale	32,945	14,275
Purchases of held to maturity securities	(6,955)	(33,101)
Proceeds from maturities of securities held to maturity	13,247	7,294
Net decrease (increase) in restricted equity securities	589	(250)
Proceeds from sales of commercial loans	2,691	2,853
Net increase in portfolio loans	(67,764)	(43,977)
Proceeds from sale of real estate owned, net and other repossessed assets	-	14
Purchase of bank owned life insurance	(823)	(600)
Premises and equipment purchases, net	(5,417)	(2,407)

Net Cash Used in Investing Activities	(61,216)	(68,753)

Cash Flows from Financing Activities
Net increase in demand and savings deposits	75,959	61,202
Net (decrease) increase in time deposits	(2,050)	9,081
Net decrease in overnight borrowings from Federal Home Loan Bank	(22,600)	(7,400)
Proceeds from term borrowings from Federal Home Loan Bank	5,000	5,000
Repayment of term borrowings from Federal Home Loan Bank	(1,065)	(809)
Purchase of treasury stock	(155)	(314)
Issuance of treasury stock	-	73
Dividends paid	(2,299)	(2,087)

Net Cash Provided by Financing Activities	52,790	64,746

	3,948	1,701

Cash and Cash Equivalents – Beginning	25,833	24,132

Cash and Cash Equivalents – Ending	$29,781	$25,833

Supplementary Cash Flow Information
Interest paid	$3,534	$3,765

Income taxes paid	$3,306	$3,104

Non-cash Disclosure
Transfer of loans to foreclosed real estate and other repossessed assets	$126	$16
Conversion of Trust III debentures to common stock	$350	$-

See notes to consolidated financial statements.

F-7

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

Lyons Bancorp, Inc. (the Company) provides a full range of commercial and retail banking services to individual and small business customers through its wholly-owned subsidiary, The Lyons National Bank (the Bank). The Bank's operations are conducted in thirteen branches located in Wayne, Onondaga, Yates, Ontario, Monroe and Seneca Counties, New York. The Company and the Bank are subject to the regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

The Company owns all of the voting common shares of Lyons Capital Statutory Trust I (Trust I), Lyons Capital Statutory Trust II (Trust II) and Lyons Statutory Trust III (Trust III). Trust I was formed in 2003, Trust II was formed in 2004, and Trust III was formed in 2009. The Trusts were each formed for the purpose of securitizing trust preferred securities, the proceeds of which were advanced to the Company and contributed to the Bank as additional capital.

The Bank owns all of the voting stock of Lyons Realty Associates Corp. (LRAC). LRAC is a real estate investment trust which holds a portfolio of real estate mortgages. In order to maintain its status as a real estate investment trust, LRAC holds the real estate mortgages until they are paid. The real estate mortgages held by LRAC are included in loans on the consolidated balance sheet.

Basis of Presentation

The consolidated financial information included herein consolidates the results of operations, the assets, liabilities, and shareholders’ equity (including comprehensive income or loss) of the Company and all entities in which the Company has a controlling financial interest. All significant intercompany balances and transactions are eliminated in consolidation.

Variable interest entities (VIEs) are required to be consolidated if it is determined the company is the primary beneficiary of a VIE. The primary beneficiary of a VIE is the enterprise that has both the power and ability to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Trust I, Trust II, and Trust III are VIE’s for which the Company is not the primary beneficiary. Accordingly, the accounts of these entities are not included in the Company’s consolidated financial statements, as discussed in Note 8.

Reclassification

Amounts in the prior years’ consolidated financial statements are reclassified when necessary to conform to the current year’s presentation.

F-8

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near future relate to the determination of the allowance and provision for loan losses, actuarial assumptions associated with the Company’s benefit plans and deferred tax assets and liabilities.

Recently Issued Accounting Pronouncements

In January 2016, the FASB issued ASU 2016-01, "Financial Instruments—Overall (Topic 825-10): "Recognition and Measurement of Financial Assets and Financial Liabilities." ASU 2016-01 amends the guidance on the classification and measurement of financial instruments. Some of the amendments in ASU 2016-01 include the following: 1) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; 2) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; and 4) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value; among others. For public business entities, the amendments of ASU 2016-01 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effects of the ASU 2016-01 on its financial statements and disclosures, if any.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU No. 2016-02 seeks to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. Under the new guidance a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or an operating lease. However, unlike current GAAP, which requires only capital leases to be recognized on the balance sheet, ASU No. 2016-02 will require both operating and finance leases to be recognized on the balance sheet. Additionally, the ASU will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases, including qualitative and quantitative requirements. Lessor accounting will remain largely unchanged from current GAAP. However, the ASU contains some targeted improvements that are intended to align, where necessary, lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. The amendments in ASU No. 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for public entities. The Company is currently evaluating the effects of the ASU 2016-02 on its financial statements and disclosures, if any.

F-9

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Investment Securities

Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them until maturity. Securities to be held for indefinite periods of time are classified as available for sale and carried at fair value, with the unrealized holding gains and losses reported as a component of other comprehensive income, net of tax. Securities held for resale for liquidity purposes are classified as trading and are carried at fair value, with changes in unrealized holding gains and losses included in income. Management determines the appropriate classification of securities at the time of purchase. Restricted equity securities consist primarily of Federal Reserve Bank and the Federal Home Loan Bank stock.

Purchase premiums and discounts are recognized in interest income using the interest method or methods that approximate the interest method over the terms of the securities. Interest and dividends on securities are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are determined using the specific identification method.

On a quarterly basis, the Company performs an assessment to determine whether there have been any events or economic circumstances indicating that a security with an unrealized loss has suffered other-than-temporary impairment. A security is considered impaired if the fair value is less than its amortized cost basis at the reporting date. If impaired, the Company then assesses whether the unrealized loss is other-than-temporary. The assessment considers (i) whether the Company intends to sell the security prior to recovery and/or maturity, (ii) whether it is more likely than not that the Company will have to sell the security prior to recovery and/or maturity and (iii) if the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis. If a debt security is deemed to be other-than-temporarily impaired, the credit loss component of an other-than-temporary impairment write-down is recorded in earnings while the remaining portion of the impairment loss is recognized, net of tax, in other comprehensive income provided that the Company does not intend to sell the underlying security and it is more-likely-than not that the Company would not have to sell the security prior to recovery.

The Company considers the following factors in determining whether a credit loss exists and the period over which the security is expected to recover:

·	The length of time and the extent to which the fair value has been less than the amortized cost basis;

·	The level of credit enhancement provided by the structure which includes, but is not limited to, credit subordination positions, excess spreads, overcollateralization, protective triggers;

·	Changes in the near term prospects of the issuer or underlying collateral of a security, such as changes in default rates, loss severities given default and significant changes in prepayment assumptions;

F-10

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Investment Securities - continued

·	The level of excess cash flow generated from the underlying collateral supporting the principal and interest payments of the debt securities; and

·	Any adverse change to the credit conditions of the issuer of the security such as credit downgrades by the rating agencies.

Loans

The Bank grants real estate, commercial and consumer loans to its customers. A substantial portion of the loan portfolio is represented by real estate loans in Wayne, Ontario, Yates, Onondaga, and Seneca Counties. The Company’s loan portfolio includes residential real estate, commercial real estate, agricultural real estate, commercial and agricultural loans, and consumer installment classes. Residential real estate loans include classes for 1-4 family and home equity loans. Consumer installment loans include classes for direct and indirect loans.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

Interest income is accrued on the unpaid principal balance. The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income or the allowance for loan losses if the interest income was earned in a prior period. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

F-11

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Loans - continued

Management, considering current information and events regarding the borrowers’ ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable fair value or the fair value of underlying collateral if the loan is collateral-dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are generally applied to reduce the principal balance outstanding. In considering loans for evaluation of impairment, management generally excludes smaller balance commercial and agriculture real estate loans, commercial and agriculture loans (less than $50,000) and smaller balance, homogeneous loans: residential mortgage loans, home equity loans, and all consumer loans, unless subject to a troubled debt restructuring. These loans are collectively evaluated for risk of loss.

Loans Held for Sale

Generally, loans held for sale consist of residential mortgage loans that are originated and are intended to be sold through agreements the Bank has with the Federal Home Loan Bank (FHLB) and the Federal Home Loan Mortgage Corporation (Freddie Mac). Realized gains and losses on sales are computed using the specific identification method. These loans are carried on the consolidated balance sheet at the lower of cost or estimated fair value determined in the aggregate. Residential loans held for sale totaled $1 million and $4.7 million at December 31, 2015 and 2014, respectively, and are included in loans on the consolidated balance sheets.

During 2015 and 2014, the Company sold residential mortgage loans totaling $51.9 million and $45.8 million, respectively, and realized gains on these sales were $906,000 and $756,000, respectively. These residential real estate loans are generally sold without recourse in accordance with standard secondary market loan sale agreements. When residential mortgage loans are sold, the Company typically retains all servicing rights, which provides the Company with a source of fee income. In connection with the sales in 2015 and 2014, the Company recorded mortgage-servicing assets of $448,000 and $373,000, respectively. Amortization of mortgage-servicing assets amounted to $235,000 in 2015 and $209,000 in 2014. Net mortgage-servicing assets included in other assets in the consolidated balance sheets totaled $943,000 and $730,000 net of amortization, as of December 31, 2015 and 2014, respectively.

Government-guaranteed loans which may be sold after origination are not classified as held for sale in as much as sale of such loans is largely dependent upon the extent to which gains may be realized. During 2015 and 2014, the Company sold commercial loans backed by Small Business Administration guarantees totaling $2.7 million and $2.9 million, respectively, and realized gains on these sales were $164,000 and $148,000, respectively. There were no commercial loans held for sale at December 31, 2015.

Total loans serviced for others amounted to $235.5 million and $200.2 million at December 31, 2015 and 2014, respectively.

Allowance for Loan Losses

The allowance for loan losses (allowance) is established as losses are estimated to have occurred in the loan portfolio. The allowance is recorded through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

F-12

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses - continued

The allowance is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of general, specific and unallocated components as further described below.

General Component

The general component of the allowance is based on historical loss experience adjusted for qualitative factors stratified by the following loan classes: residential real estate, commercial real estate, agricultural real estate, commercial and agricultural loans, and consumer installment segments. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan class. The historical loss factor is adjusted for the following qualitative factors: levels and trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Company’s policies or its methodology pertaining to the general component of the allowance during 2015 or 2014.

The qualitative factors are determined based on the various risk characteristics of each loan type. Risk characteristics relevant to each loan type are as follows:

Residential real estate - The Company generally does not originate loans with a loan-to-value ratio greater than 80 percent and does not grant subprime loans. The majority of loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this class.

Commercial real estate - Loans in this class represent both extensions of credit for owner-occupied real estate and income-producing properties throughout the local region. The underlying cash flows of the operating commercial businesses (owner-occupied) and income properties (non-owner occupied) can be adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this class. In a majority of cases, the Company obtains rent rolls annually and continually monitors the cash flows of non-owner occupied loans commensurate with sound lending practices.

Agricultural real estate – Loans in this class represent extensions of credit for owner-occupied agricultural real estate throughout the local region. The underlying cash flows generated by the agribusinesses can be adversely impacted by adverse climate and a weakened economy, which in turn, will have an effect on the credit quality in this class. Management obtains annual tax returns and continually monitors the cash flows of these loans commensurate with sound lending practices.

F-13

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses - continued

Commercial and Agricultural loans – Loans in these classes are made to businesses and generally secured by the assets of the business. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this class.

Consumer installment loans – Loans in this segment may be secured or unsecured and repayment is dependent on the credit quality of the individual borrower. Unemployment rates will have an effect on the credit quality in this class.

Specific Component

The specific component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial and agricultural loans, commercial real estate and agricultural real estate greater than $50,000 by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, less costs to sell, if determined to be more appropriate. An allowance is established when the discounted cash flow or collateral value of the impaired loan is lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer or residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.

All impaired loans require appraisals and/or chattel evaluations within 180 days of impairment, unless existing evaluation is less than 24 months old and no market or physical deterioration is noted. Re-appraisals and/or re-evaluations are conducted whenever deemed appropriate, but typically performed on a 24 month cycle if repayment is predicated upon liquidation of collateral and evidence suggests collateral values may have deteriorated.

Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reason for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Unallocated Component

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

F-14

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Troubled Debt Restructurings

A modification of a loan constitutes a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the modification constitutes a concession. Loans modified in a TDR often involve temporary interest-only payments, term extensions, reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, requesting additional collateral, releasing collateral for consideration, or substituting or adding a new borrower or guarantor.

Nonaccrual loans that are restructured remain on nonaccrual status, but may move to accrual status after they have performed according to the restructured terms for a period of time of at least six months.

Land, Premises and Equipment

Land is stated at cost. Premises and equipment are recorded at cost and are generally depreciated by the straight-line method over the estimated useful lives of the assets. Buildings are generally depreciated over a useful life of thirty nine and one half years, furniture and equipment over a useful life of three to seven years, and leasehold improvements over the lesser of the asset’s useful life or the term of the lease.

Bank Owned Life Insurance

Bank owned life insurance (BOLI) was purchased by the Bank as a financing tool for employee benefits and to fund discriminatory retirement benefits for the Board of Directors and executive management. The value of life insurance financing is the tax preferred status of increases in life insurance cash values and death benefits and the cash flow generated at the death of the insured. The proceeds or increases in cash surrender value of the life insurance policy results in tax-exempt income to the Company. The largest risk to the BOLI program is credit risk of the insurance carriers. To mitigate this risk, annual financial condition reviews are completed on all carriers. BOLI is stated on the Company’s consolidated balance sheets at its current cash surrender value. Increases in BOLI’s cash surrender value are reported as noninterest income in the Company’s consolidated statements of income.

Foreclosed Real Estate

Included in other assets are real estate properties acquired through, or by deed in lieu of, loan foreclosure. These properties are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset's fair value at date of foreclosure are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new basis or fair value less any costs to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell. Foreclosed real estate at December 31, 2015 was approximately $126,000. The recorded investment in real estate in process of foreclosure at December 31, 2015 was approximately $27,000. There was no foreclosed real estate at December 31, 2014.

F-15

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Treasury Stock

Treasury stock is recorded at cost. Shares are reissued on the average cost method on a first in, first out basis, except for issuance of deferred compensation shares, which are discussed in Note 11.

Interest Rate Swap Agreement

The Company utilizes an interest rate swap agreement as part of its management of interest rate risk to modify the repricing characteristics of its floating-rate junior subordinate debentures. For this swap agreement, amounts receivable or payable are recognized as accrued under the terms of the agreement, and the net differential is recorded as an adjustment to interest expense of the related debentures. The interest rate swap agreement is designated as a cash flow hedge. Therefore, the effective portion of the swap’s unrealized gain or loss was initially recorded as a component of other comprehensive income, net of tax. The ineffective portion of the unrealized gain or loss, if any, is immediately reported in other operating income. The Company considers its interest rate swap agreement to be fully effective and accordingly it has not recorded any gains or losses in earnings during 2015 or 2014.

Advertising Costs

Advertising costs are expensed as incurred.

Noncontrolling Interest

Noncontrolling interest represents the portion of ownership and interest expense that is attributable to the minority owners of LRAC. The minority ownership is in the form of 8.50% cumulative preferred stock, and the dividends paid are included in noncontrolling interest as a charge against income.

Income Taxes

Income taxes are provided for the tax effects of certain transactions reported in the consolidated financial statements. Income taxes consist of taxes currently due plus deferred taxes related primarily to temporary differences between the financial reporting and income tax basis of available for sale securities, the allowance for loan losses, premises and equipment, and prepaid and accrued employee benefits. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The Company recognizes interest and penalties, if any, as a component of income tax expense.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

F-16

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 1 - Summary of Significant Accounting Policies (Continued)

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as adjustments to net income for interest expense relating to convertible securities, net of tax, that would result from the assumed issuance. Treasury shares are not deemed outstanding for earnings per share calculations. See Note 12 for earnings per share calculations.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Statements of Cash Flows

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as the sum of cash and due from banks, and interest-bearing deposits in banks with an original maturity of less than three months.

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

Segment Reporting

The Company has evaluated the activities relating to its strategic business units, and determined that these strategic business units are similar in nature, and managed accordingly. The strategic business units are not reviewed separately to make operating decisions or assess performance. Therefore, the Company has determined it has no reportable segments.

Note 2 - Restrictions on Cash and Due from Banks

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2015 and 2014 was $13.3 million and $9.5 million, respectively.

F-17

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 3 - Investments

The amortized cost and fair value of investment securities, with gross unrealized gains and losses, are as follows at December 31, 2015 and 2014:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2015:
Available for Sale:
United States agencies	$41,432	$107	$(336)	$41,203
State and local governments	67,514	1,235	(11)	68,738
Mortgage-backed securities	28,913	26	(493)	28,446

Total Available for Sale	$137,859	$1,368	$(840)	$138,387

Held to Maturity:
United States agencies	$2,784	$169	$-	$2,953
State and local governments	5,231	48	-	5,279
Mortgage-backed securities	41,207	598	(98)	41,707
Corporate	2,000	-	-	2,000

Total Held to Maturity	$51,222	$815	$(98)	$51,939

Restricted Equity Securities	$5,552	$24	$-	$5,576

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

December 31, 2014:
Available for Sale:
United States agencies	$51,334	$278	$(731)	$50,881
State and local governments	65,638	847	(125)	66,360
Mortgage-backed securities	24,404	89	(530)	23,963

Total Available for Sale	$141,376	$1,214	$(1,386)	$141,204

Held to Maturity:
United States agencies	$2,741	$84	$-	$2,825
State and local governments	5,975	53	-	6,028
Mortgage-backed securities	48,515	474	(133)	48,856

Total Held to Maturity	$57,231	$611	$(133)	$57,709

Restricted Equity Securities	$6,141	$2	$-	$6,143

F-18

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 3 – Investments (Continued)

All of the above mortgage-backed securities are residential direct pass through securities or collateralized mortgage obligations issued or backed by U.S. government sponsored enterprises (GSEs). Restricted equity securities primarily include non-marketable Federal Home Loan Bank New York (FHLBNY) stock and non-marketable Federal Reserve Bank (FRB) stock, both of which are required to be held for regulatory purposes and for borrowing availability. The required investment in FHLBNY stock is tied to both the Company’s borrowing levels with the FHLB and commitments to sell residential mortgage loans to the FHLB. Holdings of FHLBNY stock and FRB stock totaled $4.6 million and $500,000 at December 31, 2015, respectively, and $5.2 million and $500,000 at December 31, 2014, respectively. These securities are carried at par, which is also cost. The Company has an investment in Federal Agricultural Mortgage Corp (Farmer Mac) class A stock totaling $65,000 and $43,000 at December 31, 2015 and 2014, respectively, in order to participate in certain lending activities with Farmer Mac. The stock is actively traded on the NYSE, pays a dividend, and is reflective of current market value. Restricted equity securities also include miscellaneous investments carried at par, which is also cost.

Restricted equity securities are held as a long-term investment and value is determined based on the ultimate recoverability of the par value. Impairment of these investments is evaluated quarterly and is a matter of judgment that reflects management’s view of the issuer’s long-term performance, which includes factors such as the following: its operating performance; the severity and duration of declines in the fair value of its net assets related to its capital stock amount; its commitment to make payments required by law or regulation and the level of such payments in relation to its operating performance; and its liquidity and funding position. After evaluating these considerations, the Company concluded that the par value of these investments will be recovered and, as such, has not recognized any impairment on its holdings of restricted equity securities during the current year.

The Company elected to transfer six available for sale (AFS) securities with an aggregate fair value of $25.2 million to a classification of held to maturity (HTM) on December 31, 2013. The transfer from AFS to HTM was recorded at the fair value of the AFS securities at the time of transfer. The net unrealized holding loss of $330,000, net of tax, at the date of transfer was retained in accumulated other comprehensive loss, with the associated pretax amount of the unrealized losses retained in the carrying amount of the HTM securities. Such amounts are being amortized to interest income over the remaining life of the securities. The fair value of the transferred AFS securities became the carrying amount of the HTM securities at December 31, 2013, with no unrealized gain or loss at this date. During 2015, $84,000 of the net unrealized holding loss was amortized into income with a remaining net unamortized loss of $238,000, net of tax.

F-19

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 3 – Investments (Continued)

The following table sets forth the Company’s investment in securities with unrealized losses of less than twelve months and unrealized losses of twelve months or more at December 31:

	Less than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2015:
United States agencies	$21,183	$(180)	$9,837	$(156)	$31,020	$(336)
State and local governments	4,517	(9)	321	(2)	4,838	(11)
Mortgage-backed securities	19,492	(272)	8,746	(319)	28,238	(591)
	$45,192	$(461)	$18,904	$(477)	$64,096	$(938)

	Less than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

December 31, 2014:
United States agencies	$9,984	$(16)	$22,836	$(715)	$32,820	$(731)
State and local governments	12,461	(83)	2,608	(42)	15,069	(125)
Mortgage-backed securities	21,309	(168)	16,189	(495)	37,498	(663)
	$43,754	$(267)	$41,633	$(1,252)	$85,387	$(1,519)

On a quarterly basis, the Company performs an assessment to determine whether there have been any events or economic circumstances indicating that a security with an unrealized loss has suffered other-than-temporary impairment.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies, (6) whether the Company intends to sell or more likely than not be required to sell the debt security, and (7) if the present value of the expected cash flow is not sufficient to recover the entire amortized cost.

F-20

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 3 – Investments (Continued)

There were thirty securities with unrealized losses at December 31, 2015, while at December 31, 2014 there were sixty securities with unrealized losses. Substantially all of the unrealized losses on the Company's securities were caused by market interest rate changes from those in effect when the securities were purchased by the Company. The contractual terms of these securities do not permit the issuer to settle the securities at a price less than par value. Except for certain state and local government obligations, all securities rated by an independent rating agency carry an investment grade rating. Financial information relating to unrated state and government obligations is reviewed for indications of adverse conditions that may indicate other-than-temporary impairment. Because the Company does not intend to sell the securities with unrealized losses and it believes it is not likely to be required to sell the securities before recovery of their amortized cost basis, which may be, and is likely to be, maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2015. In addition, there were no other-than-temporary impairment charges in 2015 and 2014.

The amortized cost and fair value of debt securities at December 31, 2015, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

(In thousands)	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$3,922	$3,946	$613	$614
Due after one year through five years	53,742	53,989	1,618	1,632
Due after five years through ten years	51,252	51,975	2,915	2,948
Due after ten years	30	31	4,869	5,038
Securities not due at a single maturity date	28,913	28,446	41,207	41,707

	$137,859	$138,387	$51,222	$51,939

During 2015, the Company sold $20.6 million of available for sale securities, while in 2014 the Company sold $44.5 million of available for sale securities. Gross gains on the sales of investments in 2015 were $167,000. Gross gains on the sales of investment securities in 2014 were $139,000. Investment securities with carrying amounts of $125.7 million and $99.7 million at December 31, 2015 and 2014, respectively, were pledged to secure deposits as required or permitted by law.

F-21

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 4 – Loans

Loans consist of the following at December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Real estate:
Residential:
1-4 family	$162,855	$147,285
Home equity	84,158	70,681
Commercial	149,894	143,426
Agriculture	42,105	35,047
Total mortgage loans on real estate	439,012	396,439

Commercial loans	102,671	89,584
Agriculture loans	37,458	32,355

Consumer installment loans:
Direct	15,698	14,173
Indirect	10,362	11,913
Total consumer installment loans	26,060	26,086

Total loans	$605,201	$544,464

Net unamortized loan origination costs totaled $1.2 million and $770,000 at December 31, 2015 and 2014, respectively and are included with their related loan class.

The Company has transferred a portion of its originated commercial, commercial real estate, agriculture and agriculture real estate loans to participating lenders. The amounts transferred have been accounted for as sales and are therefore not included in the Company’s accompanying consolidated balance sheets. The Company and participating lenders share ratably in cash flows and any gains or losses that may result from a borrower’s lack of compliance with contractual terms of the loan. The Company continues to service the loans on behalf of the participating lenders and, as such, collects cash payments from the borrowers, remits payments (net of servicing fees) to participating lenders and disburses required escrow funds to relevant parties. At December 31, 2015 and 2014 the Company was servicing loans for participants aggregating $18.7 million and $11.4 million, respectively.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments are due.  Generally loans are placed on nonaccrual status if principal or interest payments become 90 days or more past due and/or management deems the collectability of the principal and/or interest to be in question, as well as when required by regulatory requirements. There has been an increase from the previous year in 30-89 Days Past Due, primarily a result of one large commercial loan relationship in non-accrual status.

F-22

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 4 – Loans (Continued)

The following table presents past due loans by classes of the loan portfolio at December 31, 2015 and 2014:

(In thousands)	Current	30-89 Days Past Due	90 Days and Greater	Total Loans	Loans on Nonaccrual

December 31, 2015:
Residential real estate:
1-4 family	$162,651	$159	$45	$162,855	$45
Home equity	84,026	105	27	84,158	220
Commercial real estate	146,142	3,561	190	149,894	2,838
Agriculture real estate	42,105	-	-	42,105	-
Commercial loans	101,209	646	817	102,671	1,015
Agriculture loans	37,458	-	-	37,458	-
Consumer installment loans:
Direct	15,642	56	-	15,698	-
Indirect	10,268	94	-	10,362	-

Total	$599,501	$4,621	$1,079	$605,201	$4,118

(In thousands)	Current	30-89 Days Past Due	90 Days and Greater	Total Loans	Loans on Nonaccrual

December 31, 2014:
Residential real estate:
1-4 family	$146,805	$-	$480	$147,285	$548
Home equity	70,526	155	-	70,681	213
Commercial real estate	143,151	51	224	143,426	3,193
Agriculture real estate	35,047	-	-	35,047	-
Commercial loans	89,529	32	23	89,584	23
Agriculture loans	32,355	-	-	32,355	-
Consumer installment loans:
Direct	14,121	52	-	14,173	-
Indirect	11,903	10	-	11,913	-

Total	$543,437	$300	$727	$544,464	$3,977

At December 31, 2015 and 2014, there were no loans that were over 90 days delinquent and still accruing interest.

F-23

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 4 – Loans (Continued)

Activity in the allowance for loan losses for the years ended December 31, 2015 and 2014 follows:

(In thousands)

	Commercial	Commercial Real Estate	Agriculture	Agriculture Real Estate	Residential Real Estate	Consumer	Unallocated	Total

2015
Beginning balance	$1,336	$2,620	$380	$361	$1,987	$385	$480	$7,549

Provisions for loan losses	700	745	73	81	(221)	107	(210)	1, 275
Recoveries of loans previously charged off	9	-	-	-	3	49	-	61

Loans charged off	(38)	(454)	-	-	(40)	(165)	-	(697)
Ending balance	$2,007	$2,911	$453	$442	$1,729	$376	$270	$8,188

2014

Beginning balance	$1,049	$2,464	$337	$295	$1,887	$511	$589	$7,132

Provisions for loan losses	485	156	43	66	145	(36)	(109)	750
Recoveries of loans previously charged off	2	-	-	-	20	47	-	69

Loans charged off	(200)	-	-	-	(65)	(137)	-	(402)
Ending balance	$1,336	$2,620	$380	$361	$1,987	$385	$480	$7,549

The allocation of the allowance for loan losses by loan class is as follows at December 31, 2015 and 2014:

(In thousands)

December 31, 2015	Commercial	Commercial Real Estate	Agriculture	Agriculture Real Estate	Residential Real Estate	Consumer	Unallocated	Total

Amount of allowance for loan losses on loans individually evaluated for impairment	$674	$907	$-	$-	$-	$-	$-	$1,581

Amount of allowance for loan losses on loans collectively evaluated for impairment	1,333	2,004	453	442	1,729	376	270	6,607

Total allowance for loan losses	$2,007	$2,911	$453	$442	$1,729	$376	$270	$8,188

Loans individually evaluated for impairment	$890	$2,920	$-	$-	$-	$-	$-	$3,810

Loans collectively evaluated for impairment	101,781	146,974	37,458	42,105	247,013	26,060	-	601,391

Total Loans	$102,671	$149,894	$37,458	$42,105	$247,013	$26,060	$-	$605,201

F-24

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 4 – Loans (Continued)

December 31, 2014	Commercial	Commercial Real Estate	Agriculture	Agriculture Real Estate	Residential Real Estate	Consumer	Unallocated	Total

Amount of allowance for loan losses on loans individually evaluated for impairment	$-	$970	$-	$-	$-	$-	$-	$970

Amount of allowance for loan losses on loans collectively evaluated for impairment	1,336	1,650	380	361	1,987	385	480	6,579

Total allowance for loan losses	$1,336	$2,620	$380	$361	$1,987	$385	$480	$7,549

Loans individually evaluated for impairment	$23	$3,367	$-	$-	$-	$-	$-	$3,390

Loans collectively evaluated for impairment	89,561	140,059	32,355	35,047	217,966	26,086	-	541,074

Total Loans	$89,584	$143,426	$32,355	$35,047	$217,966	$26,086	$-	$544,464

Management is committed to early recognition of loan problems and to maintaining an adequate allowance. At least quarterly, management reviews all commercial and commercial real estate loans and leases and agriculturally related loans with an outstanding principal balance of over $100,000 that are internally risk rated substandard or worse, giving consideration to payment history, debt service payment capacity, collateral support, strength of guarantors, local market trends, industry trends, and other factors relevant to the particular borrowing relationship. Through this process, management identifies impaired loans. For loans considered impaired, estimated exposure amounts are based upon collateral values or present value of expected future cash flows discounted at the original effective interest rate of each loan.  For commercial loans, commercial mortgage loans, agricultural mortgages and agricultural loans not specifically reviewed, and for homogenous loan portfolios such as residential mortgage loans and consumer loans, estimated exposure amounts are assigned based upon historical net loss experience and current charge-off trends, past due status, and management’s judgment of the effects of current economic conditions on portfolio performance. In determining and assigning historical loss factors to the various homogeneous portfolios, the Company calculates average net losses over a period of time and compares this average to current levels and trends to ensure that the calculated average loss factor is reasonable.

Significant factors that could give rise to changes in these estimates may include, but are not limited to, changes in economic conditions in the local area, concentration of risk, changes in interest rates, and declines in local property values.  While management uses available information to recognize losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

F-25

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 4 – Loans (Continued)

The above allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may occur, nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

The following table summarizes information regarding impaired loans by loan portfolio class as of December 31, 2015 and 2014:

(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2015
With no related allowance recorded:
Commercial loans	$125	$125	$-	$50	$2
Commercial real estate	190	229	-	201	-
Agriculture real estate	-	-	-	-	-

With an allowance recorded:
Commercial loans	890	897	674	516	-
Commercial real estate	2,648	3,295	907	2,803	-
Total	$3,853	$4,546	$1,581	$3,570	$2

Summary:
Commercial	$3,853	$4,546	$1,581	$3,570	$2
Agriculture	-	-	-	-	-
Total	$3,853	$4,546	$1,581	$3,570	$2

(In thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2014
With no related allowance recorded:
Commercial loans	$23	$26	$-	$32	$2
Commercial real estate	256	280	-	242	9
Agriculture real estate	-	-	-	27	-

With an allowance recorded:
Commercial loans	-	-	-	6	-
Commercial real estate	3,111	3,666	970	3,160	-
Total	$3,390	$3,972	$970	$3,467	$11

Summary:
Commercial	$3,390	$3,972	$970	$3,440	$11
Agriculture	-	-	-	27	-
Total	$3,390	$3,972	$970	$3,467	$11

F-26

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 4 – Loans (Continued)

There were no troubled debt restructurings for the years ended December 31, 2015 or 2014.

There were no troubled debt restructurings that defaulted in the first twelve months after restructuring was granted.

Credit Quality

The Company utilizes a ten grade internal loan rating system for commercial, commercial real estate, agriculture and agriculture real estate loans. Loans that are rated “1” through “6” are considered “pass” rated loans with low to average risk.

Loans rated a “7” are considered “special mention”. These loans have potential weaknesses that deserve management’s close attention. These weaknesses may, if not checked or corrected, weaken the asset or inadequately protect the Company’s position at some future date. Borrowers may be experiencing adverse operating trends, or an ill-proportioned balance sheet. Adverse economic or market conditions may also support a special mention rating. These assets pose elevated risks, but their weakness does not yet justify a substandard classification.

Loans rated an “8” are considered “substandard”. Generally a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. Substandard loans have a high probability of payment default or they have other well-defined weaknesses. They require more intensive supervision by Company management. Substandard loans are generally characterized by current or unexpected unprofitable operations, inadequate debt service coverage, inadequate liquidity, or marginal capitalization.

Loans rated a “9” are considered “doubtful”. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable. There were no doubtful loans at December 31, 2015 or 2014.

Loans rated a “10” are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this basically worthless loan even though partial recovery may be affected in the future. There were no loss loans at December 31, 2015 or 2014.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial, commercial real estate, agriculture and agriculture real estate loans. The Company also annually engages an independent third party to review a significant portion of loans within these classes. Management uses the results of these reviews as part of its annual review process.

F-27

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 4 – Loans (Continued)

Credit Quality – continued

The following table presents the classes of the commercial and agriculture loan portfolios summarized by the aggregate pass rating and the criticized and classified ratings of special mention and substandard within the Company's internal risk rating system as of December 31, 2015 and 2014:

(In thousands)

	Commercial	Commercial Real Estate	Agriculture	Agriculture Real Estate	Total
December 31, 2015
Grade:
Pass	$95,597	$142,258	$36,407	$40,028	$314,290
Special Mention	1,624	285	40	39	1,988
Substandard	5,450	7,351	1,011	2,038	15,850

Total	$102,671	$149,894	$37,458	$42,105	$332,128

December 31, 2014
Grade:
Pass	$82,421	$135,495	$31,535	$32,963	$282,414
Special Mention	2,228	321	-	43	2,592
Substandard	4,935	7,610	820	2,041	15,406

Total	$89,584	$143,426	$32,355	$35,047	$300,412

Loans within the residential real estate and consumer portfolios do not have an internal loan rating system. Instead, they are monitored for past due status. If a residential real estate or consumer loan becomes 90 days past due, it is placed into nonaccrual status and the accrual of interest is discontinued.

Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual if collection of principal or interest is considered doubtful.

F-28

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 4 – Loans (Continued)

Credit Quality – continued

The following table presents the classes of the residential real estate and consumer loan portfolios summarized by performing or nonaccrual as of December 31, 2015 and 2014:

(In thousands)

	1-4 Family	Home Equity	Consumer - Direct	Consumer - Indirect	Total
December 31, 2015
Performing	$162,810	$83,938	$15,698	$10,362	$272,808
Nonaccrual	45	220	-	-	265

Total	$162,855	$84,158	$15,698	$10,362	$273,073

December 31, 2014
Performing	$146,737	$70,468	$14,173	$11,913	$243,291
Nonaccrual	548	213	-	-	761

Total	$147,285	$70,681	$14,173	$11,913	$244,052

Note 5 - Land, Premises and Equipment

Land, premises and equipment, net consist of the following at December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Land	$4,239	$2,956
Buildings	15,145	12,736
Furniture and equipment	7,019	5,845
Leasehold improvements	2,846	2,076
Construction in progress	-	219
	29,249	23,832
Less accumulated depreciation	(8,369)	(7,391)
	$20,880	$16,441

F-29

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 5 - Land, Premises and Equipment (Continued)

Depreciation and amortization expense in 2015 and 2014 are included in noninterest expense as follows:

	2015	2014
	(In thousands)
Buildings	$332	$317
Furniture and equipment	550	587
Leasehold improvements	96	43
	$978	$947

At December 31, 2015, the Bank leased four of its branch facilities, as well as two operations facilities under non-cancelable operating leases. Future minimum rental payments under these leases are as follows:

Years Ending December 31,	(In thousands)

2016	$304
2017	304
2018	313
2019	327
2020	256
Thereafter	1,529
$3,033

Rent expense under the operating leases totaled $298,000 and $224,000 in 2015 and 2014, respectively.

At December 31, 2015, the Bank leased out space under non-cancelable operating leases. Future minimum rental payments to be received by the Company under these leases are as follows:

Years Ending December 31,	(In thousands)

2016	87
2017	74
2018	75
2019	77
2020	79
Thereafter	95
$487

Rent income under the operating leases totaled $126,000 and $132,000 in 2015 and 2014, respectively.

F-30

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 6 - Deposits

Certificates of deposit in denominations of $250,000 and over were $52.7 million and $64.9 million at December 31, 2015 and 2014, respectively.

At December 31, 2015, scheduled maturities of time deposits are as follows:

Years Ending December 31,	(In thousands)

2016	$122,429
2017	28,986
2018	6,123
2019	1,879
2020	1,503
2021	56

$160,976

Note 7 - Borrowings

Borrowings consist of overnight advances and amortizing borrowings. At December 31, 2015 and 2014, there were $12 million and $34.6 million in overnight advances outstanding, respectively. The table below details additional information related to overnight advances for the years ended December 31,

	2015	2014
	(Dollars in thousands)
Average outstanding balance	$16,308	$6,817
Interest expense	$68	$31
Weighted average interest rate during the year	0.42%	0.45%
Weighted average interest rate at end of year	0.52%	0.32%

Long term debt at December 31, 2015 and 2014 consists of the following FHLB advances:

	Amount		Weighted Average Rate
	2015	2014	2015	2014
	(Dollars in thousands)
Amortizing advances, due January 2019, requiring monthly principal and interest payments of $86,311	$3,207	$4,191	1.39%	1.39%
Amortizing advances, due October 2020, requiring monthly principal and interest payments of $86,289	4,919	-	1.38%	-

Total	$8,126	$4,191	1.38%	1.39%

F-31

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 7 – Borrowings (Continued)

At December 31, 2015, scheduled principal payments on amortizing advances are as follows:

Years Ending December 31,	(In thousands)

2016	$1,971
2017	1,998
2018	2,027
2019	1,187
2020	943
$8,126

As a member of the FHLB, the Bank can use certain unencumbered mortgage-related assets to secure borrowings from the FHLB. At December 31, 2015, total unencumbered mortgage-related loans were $43 million. Additional assets may also qualify as collateral for FHLB advances.

The Company, through the Bank, can use certain unencumbered collateral to secure borrowings at the Federal Reserve Bank. At December 31, 2015, total unencumbered collateral in the form of home equity loans and other consumer loans was $46.1 million.

The Company, through the Bank, had available unsecured line of credit agreements with correspondent banks permitting borrowings up to a maximum of $15.0 million at both December 31, 2015 and 2014. There were no outstanding advances against those lines at December 31, 2015 or 2014.

Note 8 - Junior Subordinated Debentures

On June 27, 2003, the Company issued $1.035 million in junior subordinated debentures due June 27, 2033, to Trust I. The Company owns all of the $35,000 in common equity of Trust I and the debentures are the sole asset of Trust I. Trust I issued $1.0 million of floating-rate trust capital securities in a non-public offering. The floating-rate capital securities provide for quarterly distributions at a variable annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.75%. The coupon rate was 3.35% at December 31, 2015 and 3.01% at December 31, 2014. The securities are callable by the Company, subject to any required regulatory approval, at par, after June 2008.

The Company unconditionally guarantees the Trust I capital securities. The terms of the junior subordinated debentures and the common equity of Trust I mirror the terms of the trust capital securities issued by Trust I. The Company used the net proceeds from this offering to fund an additional $1.0 million capital investment in the Bank to fund its operations and future growth.

F-32

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 8 - Junior Subordinated Debentures (Continued)

On August 23, 2004, the Company issued $5.155 million in junior subordinated debentures due August 23, 2034, to Trust II. The Company owns all of the $155,000 in common equity of Trust II and the debentures are the sole asset of Trust II. Trust II issued $5.0 million of floating-rate trust capital securities in a non-public offering. The floating-rate capital securities provide for quarterly distributions at a variable annual coupon rate, reset quarterly, based on three-month LIBOR plus 2.65%. The coupon rate was 3.03% at December 31, 2015 and 2.88% at December 31, 2014. The securities are callable by the Company subject to any required regulatory approval, at par, after August 2009.

The Company unconditionally guarantees the Trust II capital securities. The terms of the junior subordinated debentures and the common equity of Trust II mirror the terms of the trust capital securities issued by Trust II. The Company used the net proceeds from this offering to fund an additional $5.0 million capital investment in the Bank to fund its operations and future growth.

In December 2009, the Company entered into an interest rate swap agreement (swap) with an effective date of February 23, 2011. The Company designated the swap as a cash flow hedge and it is intended to protect against the variability of cash flows associated with Trust II. The swap modifies the pricing characteristic of Trust II, wherein the Company receives interest at three-month LIBOR plus 2.65% from a counterparty and pays a fixed rate of interest of 6.80% to the same counterparty calculated on a notional amount of $5.0 million. This agreement will expire on November 23, 2019. The swap agreement was entered into with a counterparty that met the Company’s credit standards, and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in this contract is not significant. At December 31, 2015, the company pledged $690,000 cash collateral to the counterparty.

At December 31, 2015 and 2014, the fair value of the swap agreement was a loss of $528,000 and $603,000, respectively, and was the amount the Company would have expected to pay to terminate the agreement. The fair value of the swap is included in other liabilities in the accompanying consolidated balance sheets. The net effect of the swap increased interest expense by $196,000 and $199,000 in 2015 and 2014, respectively.

On February 12, 2010, the Company issued $3.027 million in junior subordinated debentures due February 12, 2040, to Trust III. The Company owns all of the $95,000 in common equity of Trust III and the debentures are the sole asset of Trust III. Trust III issued $2.932 million of fixed rate convertible trust capital securities in a non-public offering. These capital securities provide for quarterly distributions at a fixed annual coupon rate of 6.00%. The securities are callable by the Company, subject to any required regulatory approval, at par, after February 2015. Holders of the trust securities may convert the securities, at any time, into shares of the Company’s common stock at a conversion price of $13.89 per share, subject to adjustments for splits, stock dividends, recapitalization and the like and issuances on a pro rata basis below the current market value, in-kind dividends and tender offers above market value. In 2015, 25,200 shares totaling $350,000 were converted to common stock. There were no conversions in 2014.

The Company unconditionally guarantees the Trust III capital securities. The terms of the junior subordinated debentures and the common equity of Trust III mirror the terms of the convertible trust capital securities issued by Trust III. The Company used the net proceeds from this offering to fund an additional $2.9 million capital investment in the Bank for its operations and future growth.

F-33

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 8 - Junior Subordinated Debentures (Continued)

The accounts of Trust I, Trust II and Trust III are not included in the consolidated financial statements of the Company. However, for regulatory purposes, the trust capital securities qualify as Tier I capital of the Company subject to a 25% of capital limitation under risk-based capital guidelines. The portion that exceeds the 25% of capital limitation qualifies as Tier II capital. At December 31, 2015 and 2014, $8.6 million and $9.0 million in trust capital securities qualified as Tier I capital, respectively.

Note 9 - Income Taxes

The provision for income taxes consists of the following for the years ended December 31:

	2015	2014
	(In thousands)
Current tax provision:
Federal	$2,775	$2,698
State	236	224
Total current tax provision	3,011	2,922

Deferred tax expense/(benefit):
Federal	(197)	(210)
State	72	7
Total deferred tax benefit	(125)	(203)
	$2,886	$2,719

Income tax expense differed from the statutory federal income tax rate for the years ended December 31 as follows:

	2015	2014
Statutory federal tax rate	34.0%	34.0%
Increase (decrease) resulting from:
Tax-exempt interest income	(5.3)	(5.6)
Non-taxable earnings on bank-owned life insurance	(1.3)	(1.3)
Nondeductible expenses	0.1	0.2
Disallowed interest expense	0.2	0.2
Other, net	0.4	(0.1)
Effective tax rate	28.1%	27.4%

F-34

Lyons Bancorp, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Note 9 - Income Taxes (Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Components of the Company’s net deferred tax assets at December 31, included in other assets in the accompanying consolidated balance sheets, are as follows:

	2015	2014
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$3,095	$2,920
Compensation and benefits	3,358	3,411
Net unrealized loss on available for sale securities	-	68
Net unrealized loss on held to maturity securities transferred from available for sale	159	193
Other	741	702
Total deferred tax assets	7,353	7,294

Deferred tax liabilities:
Prepaid pension	924	994
Depreciation	717	661
Net unrealized gain on available for sale securities	221	-
Other	889	650
Total deferred tax liabilities	2,751	2,305
Net deferred tax assets	$4,602	$4,989

Management believes it is more likely than not that all of the deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

Note 10 - Stockholders’ Equity

Preferred Stock – The Company is authorized to issue 5,000 shares of preferred stock having a par value of $0.50 per share and a stated value of $1,000 per share. None of the shares of the authorized preferred stock have been issued. The board of directors is authorized to issue these shares of preferred stock without stockholder approval in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference, and other rights, privileges, and restrictions.

Common Stock – The holders of the Company’s common stock are entitled to receive dividends, if any, the board of directors may declare from time to time from funds legally available therefore, subject to the preferential rights of the holders of any shares of preferred stock that the Company may issue in the future. The holders of the Company’s common stock are entitled to one vote per share on any matter to be voted upon by stockholders.

F-35

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 10 - Stockholders’ Equity (continued)

On October 30, 2015, the Company effected a 2-for-1 stock spilt in form of a stock dividend resulting of the issuance of 1.5 million shares.

The common stock and treasury stock of the Company at December 31, 2015 and 2014 are as follows:

	2015	2014
Common stock, authorized shares, $0.50 par value	5,000,000	5,000,000

Issued shares	3,012,756	2,987,556
Less: treasury stock shares	(8,370)	(10,544)
Outstanding shares	3,004,386	2,977,012

The amounts of income tax expense (benefit) allocated to each component of other comprehensive income are as follows for the years ended December 31, 2015 and 2014:

	2015	2014
	(In thousands)
Securities available for sale:
Net unrealized gains during the year	$347	$1,143
Reclassification adjustment for gains included in income	(67)	(56)
Securities held to maturity:
Reclassification adjustment for amortization of unrealized losses included in income	33	27
Unrealized gains (losses) during the year of restricted equity securities	9	(5)
Pension and postretirement benefits:
Amortization of prior service credit	(1)	(1)
Amortization of net loss	90	20
Net actuarial gain (loss)	71	(1,067)
Cash flow hedge
Losses on the effective portion of cash flow hedge	(48)	(77)
Reclassification adjustment for losses included in income	78	79

Tax expense	$512	$63

F-36

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 10 - Stockholders’ Equity (Continued)

Reclassifications out of accumulated other comprehensive loss for the years ended December 31, 2015 and 2014 are as follows:

Details About Accumulated Other Comprehensive (Loss) Income Components	Amount Reclassified from Accumulated Other Comprehensive (Loss) Income		Affected Line Item In The Statement Where Net Income is Presented
	2015	2014
	(In Thousands)

Unrealized gains and losses on available for sale securities (before tax)	$167	$139	Net realized gains from sales/calls of available for sale securities
Tax benefit	(67)	(56)	Income tax expense
Net of tax	100	83

Amortization of unrealized losses on securities transferred to held to maturity (before tax):	(84)	(68)	Interest Income – investment securities, taxable
Tax expense	33	27	Income tax expense
Net of tax	(51)	(41)

Amortization of pension and postretirement benefit plan items (before tax):

Prior service credit	3	3
Net losses	(224)	(49)
	(221)	(46)	Pensions and benefits expense
Tax expense	89	19	Income tax expense
Net of tax	(132)	(27)

Gains and losses on cash flow hedge (before tax)	(196)	(199)	Interest expense - borrowings
Tax expense	78	79	Income tax expense
Net of tax	(118)	(120)

Total reclassification for the year, net of tax	$(201)	$(105)

F-37

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 10 - Stockholders’ Equity (Continued)

The balances and changes in the components of accumulated other comprehensive loss, net of tax, are as follows:

(In thousands)	Unrealized gains (losses) on securities available for sale	Unrealized losses on securities transferred to held to maturity	Unrealized gains on restricted equity securities	Pension and postretirement benefits	Unrealized losses on cash flow hedge	Total

Balance – January 1, 2014	$(1,733)	$(330)	$9	$(982)	$(367)	$(3,403)
Other comprehensive income (loss) before reclassifications	1,713	-	(8)	(1,601)	(114)	(10)
Amounts reclassified from accumulated other comprehensive loss	(83)	41	-	27	120	105
Other comprehensive income (loss) for 2014	1,630	41	(8)	(1,574)	6	95
Balance – December 31, 2014	(103)	(289)	1	(2,556)	(361)	(3,308)

Other comprehensive income (loss) before reclassifications	521	-	13	106	(73)	567
Amounts reclassified from accumulated other comprehensive loss	(100)	51	-	132	118	201
Other comprehensive income for 2015	421	51	13	238	45	768
Balance – December 31, 2015	$318	$(238)	$14	$(2,318)	$(316)	$(2,540)

Note 11 - Pension and Postretirement Benefit Plans

The Company participates in the New York State Bankers Retirement System (the “System”), a non-contributory defined benefit pension plan (the “Pension Plan”) covering substantially all employees. The benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment.

The Company also maintains an unfunded postretirement health insurance plan (the “Healthcare Plan”) for certain employees meeting eligibility requirements.

The Company engages independent, external actuaries to compute the amounts of liabilities and expense relating to these plans, subject to the assumptions that the Company selects. The benefit obligation for these plans represents the liability of the Company for current and retired employees, and is affected primarily by the following: service cost (benefits attributed to employee service during the period); interest cost (interest on the liability due to the passage of time); actuarial gains/losses (experience during the year different from that assumed and changes in plan assumptions); and benefits paid to participants.

F-38

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

The following table provides a reconciliation of the changes in the Pension Plan’s and Healthcare Plan’s benefit obligations and fair value of assets and the accumulated benefit obligation for the Pension Plan and Healthcare Plan as of and for the years ended December 31, 2015 and 2014:

	Pension Plan		Healthcare Plan
	2015	2014	2015	2014
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$12,626	$8,875	$545	$471
Service cost	1,135	856	6	3
Interest cost	489	429	24	22
Actuarial (gain) loss	(1,082)	2,753	109	85
Expected expenses	(98)	(99)	-	-
Benefits paid	(326)	(188)	(32)	(36)
Benefit obligation at end of year	12,744	12,626	652	545

Change in plan assets:
Fair value of plan assets at beginning of year	11,150	9,651	-	-
Actual return on plan assets	(84)	808	-	-
Employer contribution	1,000	1,000	32	36
Actual expenses paid	(101)	(121)	-	-
Benefits paid	(326)	(188)	(32)	(36)
Fair value of plan assets at end of year	11,639	11,150	-	-
Funded status recognized	$(1,105)	$(1,476)	$(652)	$(545)

Accumulated benefit obligation	$10,571	$10,351	$652	$545

The underfunded status of the Pension and Healthcare Plans as of December 31, 2015 and 2014 has been recognized in other liabilities in the consolidated balance sheets.

F-39

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

The components of net periodic benefit cost and other comprehensive income are as follows:

	Pension Plan		Healthcare Plan
	2015	2014	2015	2014
	(In thousands)
Components of net periodic benefit cost:
Service cost	$1,135	$856	$6	$3
Interest cost	489	429	24	22
Expected return on plan assets	(710)	(616)	-	-
Amortization of prior service cost (credit)	1	1	(4)	(4)
Amortization of net loss	209	40	15	9
Net periodic benefit cost	1,124	710	41	30

Other changes in plan assets and benefit obligations recognized in other comprehensive income:

Net (gain) loss	(286)	2,584	109	85
Recognized actuarial loss	(209)	(40)	(15)	(9)
Recognized prior service (cost) credit	(1)	(1)	4	4
Recognized in other comprehensive income	(496)	2,543	98	80
Total recognized in net periodic benefit cost and other comprehensive income	$628	$3,253	$139	$110

The following table presents the components of accumulated other comprehensive loss, net of taxes, as of December 31:

	Pension Plan		Healthcare Plan
	2015	2014	2015	2014
	(In thousands)
Prior service cost (credit)	$2	$2	$(12)	$(14)
Net actuarial loss	2,129	2,426	199	142
	$2,131	$2,428	$187	$128

The estimated costs that will be amortized from accumulated other comprehensive loss into net periodic cost during 2016 are as follows:

	Pension Plan	Healthcare Plan	Total
	(In thousands)
Prior service cost (credit)	$1	$(4)	$(3)
Net actuarial loss	175	24	199
Total	$176	$20	$196

F-40

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

Weighted-average assumptions used in accounting for the plans were as follows:

	Pension Plan		Healthcare Plan
	2015	2014	2015	2014
Discount rates:
Benefit cost for Plan Year	3.95%	4.93%	3.81%	4.73%
Benefit obligation at end of Plan Year	4.32%	3.95%	4.16%	3.81%
Expected long-term return on plan assets	6.50%	6.50%	N/A	N/A
Rate of compensation increase:
Benefit cost for Plan Year	3.00%	3.00%	N/A	N/A
Benefit obligation at end of Plan Year	3.00%	3.00%	N/A	N/A

The assumed health care cost trend rate used in the postretirement benefit plan at December 31, 2015 was 4.00%. Assumed health care trend rates may have a significant effect on the amounts reported for this plan. A 1% increase in the trend rate would increase the periodic benefit cost by $5,000 and increase the accumulated postretirement benefit obligation by $87,000.

The discount rate used for each period was based upon the rates of return on high-quality fixed income investments. The objective of using this approach is to measure the single amount that, if invested at the measurement date in a portfolio of high-quality debt instruments, would provide the necessary future cash flows to pay benefits when they became due. The discount rates are evaluated at each measurement date to give effect to changes in the general level of interest rates.

The Company utilizes the Healthy Annuitant/Employee Mortality Table (RP-2014) to measure its pension plan obligation. In 2014, the Company used RP-2014 adjusted to reflect the Mortality Improvement Scale of 2014 (MP-2014), while in 2015, the Company utilized RP-2014 adjusted to reflect the Mortality Improvement Scale of 2015 (MP-2015). The change in mortality improvement scales decreased the projected benefit obligation by approximately $208,000 in 2015.

The Company’s funding policy is to contribute, at a minimum, an actuarially determined amount that will satisfy the minimum funding requirements determined under the appropriate sections of the Internal Revenue Code. While the Company has satisfied the minimum funding requirement for 2015, it expects to contribute to the Pension Plan during 2016. However, the amount of the contribution is not known at this time.

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

	Pension Plan	Healthcare Plan
Years Ending December 31,	(In thousands)
2016	$301	$42
2017	341	42
2018	377	42
2019	411	42
2020	448	42
2021 - 2025	3,054	211
	$4,932	$421

F-41

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

The fair value of the Company’s pension plan assets at December 31, 2015 and 2014 by asset category are as follows:

	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
December 31, 2015:
Cash equivalents:
Foreign currencies	$6	$6	$-	$-
Short term investment funds	602	-	602	-
Total cash equivalents	608	6	602	-

Equity securities:
Common stock	2,104	2,104	-	-
Depository receipts	54	54	-	-
Commingled pension trust funds	1,698	-	1,698	-
Exchange traded funds	1,639	1,639	-	-
Total equity securities	5,495	3,797	1,698	-

Fixed income securities:
Collateralized mortgage obligations	98	-	98	-
Commingled pension trust funds	2,878	-	2,878	-
Corporate bonds	553	-	553	-
Federal Home Loan Mortgage Corporation	44	-	44	-
Federal National Mortgage Association	316	-	316	-
Government National Mortgage Association II	62	-	62	-
Government issues	1,155	-	1,155	-
Total fixed income securities	5,106	-	5,106	-

Other financial instruments
Commingled pension trust funds	430	-	-	430
Total other financial instruments	430	-	-	430

Total	$11,639	$3,803	$7,406	$430

F-42

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
December 31, 2014:
Cash equivalents:
Foreign currencies	$5	$5	$-	$-
Government issues	37	-	37	-
Short term investment funds	933	-	933	-
Total cash equivalents	975	5	970	-

Equity securities:
Common stock	2,173	2,173	-	-
Depository receipts	27	27	-	-
Preferred stock	21	21	-	-
Commingled pension trust funds	1,593	-	1,593	-
Exchange traded funds	1,560	1,560	-	-
Total equity securities	5,374	3,781	1,593	-

Fixed income securities:
Auto loan receivable	49	-	49	-
Collateralized mortgage obligations	100	-	100	-
Commingled pension trust funds	3,110	-	3,110	-
Corporate bonds	438	-	438	-
Federal Home Loan Mortgage Corporation	11	-	11	-
Federal National Mortgage Association	288	-	288	-
Government National Mortgage Association II	18	-	18	-
Government issues	758	-	758	-
Other asset backed securities	24	-	24	-
Other securities	5	-	5	-
Total fixed income securities	4,801	-	4,801	-
Total	$11,150	$3,786	$7,364	$-

At December 31, 2015 and 2014, the portfolio was managed by two investment firms. In addition, as of December 31, 2015 and 2014, approximately $482,000 and $456,000, respectively, of Pension Plan monies had not yet been allocated to either investment manager. At December 31, 2015, control was split at approximately 58%, 38% and 4% unallocated. At December 31, 2014, the portfolio was split at approximately 57%, 39% and 4% unallocated.

F-43

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

At December 31, 2015, there were the following investment concentrations:

·	Two commingled pension trust funds, which were 7% and 11% of the total portfolio,
·	An exchange traded fund, which was 7% of the total portfolio, and
·	The short term investment fund, which was 5% of the total portfolio.

At December 31, 2014, there were two commingled pension trust funds and a short term investment fund accounting for 13%, 9% and 8% of the entire investment portfolio.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

·	Level 1—Quoted prices in active markets for identical assets or liabilities.

·	Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

·	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Investments valued using the Net Asset Value (NAV) are classified as Level 2 if the Pension Plan can redeem its investment with the investee at the NAV at the measurement date. If the Pension Plan can never redeem the investment with the investee at the NAV, it is considered a Level 3. If the Pension Plan can redeem the investment at the NAV at a future date, the Pension Plan’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset.

The Pension Plan uses the Thomson Reuters Pricing Service to determine the fair value of equities excluding commingled pension trust funds, the pricing service of IDC Corporate USA to determine the fair value of fixed income securities excluding commingled pension trust funds and JP Morgan Chase Bank, N.A. to determine the fair value of equity and fixed income commingled pension trust funds.

F-44

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

The following is a table of the pricing methodology and unobservable inputs used by JP Morgan in pricing Level 3 commingled pension trust funds:

Commingled Pension Trust Funds (CPTF) –Other	Principal Valuation Technique(s) Used	Unobservable Inputs
CPTF (Strategic Property) of JPMorgan Chase Bank, N.A.	Market, income, debt service and sales comparison	Credit spreads, discount rate, loan to value ratio, terminal capitalization rate and value per square foot

The following table sets forth a summary of the changes in Level 3 assets for the year ended December 31, 2015:

Balance, January 1, 2015	$-
Purchases	375
Unrealized gains	55
Balances, December 31, 2015	$430

There were no transfers in or out of Level 3 in the years ended December 31, 2015 and 2014.

The Pension Plan was established in 1938 to provide for the payment of benefits to employees of participating banks. The Pension Plan is overseen by a Board of Trustees who meet quarterly and set the investment policy guidelines.

The overall investment strategy is to achieve a mix of approximately 97% of investments for long-term growth and 3% for near-term benefit payments with a wide diversification of asset types, fund strategies, and fund managers. The target allocations are shown in the table below. Cash equivalents consist primarily of short term investment funds. Equity securities primarily include investments in common stock, depository receipts, commingled pension trust funds and exchange traded funds. Fixed income securities include primarily commingled pension trust funds, corporate bonds, government issues, U.S. government agency and GSE mortgage backed securities. Other investments are real estate interests and related investments held within a commingled pension trust fund.

The weighted average expected long-term rate of return is estimated based on current trends as well as projected future rates of return on those assets and reasonable actuarial assumptions based on the guidance provided by Actuarial Standard Of Practice No. 27 “Selection of Economic Assumptions for Measuring Pension Obligations” for long term inflation, and the real and nominal rate of investment return for a specific mix of asset classes. The following assumptions were used in determining the long-term rate of return:

Equity securities: Dividend discount model, the smoothed earnings yield model, and the equity risk premium model

Fixed income securities: Current yield-to-maturity and forecasts of future yields

F-45

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

Other financial instruments: Comparison of the specific investment’s risk to that of fixed income and equity instruments and using judgement.

The long term rate of return considers historical returns. Adjustments were made to historical returns in order to reflect expectations of future returns. These adjustments were due to factor forecasts by economists and long-term U.S. Treasury yields to forecast long-term inflation. In addition, forecasts by economists and others for long-term gross domestic product growth were factored into the development of assumptions for earnings growth and per capita income.

Investment managers are prohibited from purchasing any security greater than 5% of the portfolio at the time of purchase or greater than 8% at market value in any one issuer. The issuer of any security purchased must be located in a country in the Morgan Stanley Capital International World Index. In addition, the following investments are prohibited:

Equity securities:

·	Short sales,
·	Unregistered securities, and
·	Margin purchases.

Fixed income securities:

·	Mortgage backed derivatives that have an inverse floating rate coupon or that are interest only securities,
·	Any asset backed security that is not issued by the U.S. government or its agencies or instrumentalities,
·	In general, securities of less than Baa2/BBB quality,
·	Securities of less than A-quality may not in the aggregate exceed 13% of the investment manager’s portfolio, and
·	An investment manager’s portfolio of commercial mortgage-backed securities and asset-backed securities may not exceed 10% of the portfolio at the time of purchase.

Other financial instruments:

·	Unhedged currency exposure in countries not defined as “high income economies” by the World Bank

All other investments not prohibited by policy are permitted. At December 31, 2015 and 2014, the Pension Plan held certain investments which are no longer deemed acceptable to acquire. These positions will be liquidated when the investment managers deem that such liquidation is in the best interest of the Pension Plan.

F-46

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

The target allocation for 2016 and actual allocation of plan assets as of December 31, 2015 and 2014 are as follows:

	Target Allocation	% of Plan Assets at December 31,
Asset Category	2016	2015	2014

Cash equivalents	0-20%	5.2%	8.7%
Equity securities	40-60%	47.2%	48.2%
Fixed income securities	40-60%	43.9%	43.1%
Other financial instruments	0-5%	3.7%	-

Defined Contribution Plan

The Bank has a contributory 401(k) Plan for substantially all employees. Employees are eligible to contribute a percentage of their salary up to the maximum as determined by the Internal Revenue Service. The Bank is required to match 75% of the employees' contributions up to a maximum of 6% of the employees' salaries. The Bank contributed $316,000 and $300,000 under these provisions during 2015 and 2014, respectively.

Supplemental Employee Retirement Plans

The Company maintains supplemental employee retirement plans (the “SERP”) for certain executives. All benefits provided under the SERP are unfunded and, as these executives retire, the Company will make payments to plan participants. The unfunded status of the SERP at December 31, 2015 and 2014 was $3.2 million and $3.0 million, respectively, and is recorded in other liabilities in the consolidated balance sheets. Compensation expense related to the SERP was $265,000 and $260,000 for the years ended December 31, 2015 and 2014.

Deferred Compensation Plans

Prior to 2007, the Company had entered into employment agreements with key executives. These employment agreements established deferred compensation plans whereby Company stock was awarded and vested each year. In 2007, the Company terminated the employment agreements and related deferred compensation plans and established new deferred compensation plans for key executives. The new plans require a vesting period of three years from the original date the executive entered the plan. Awarded shares from both the prior plan and the current plan are restricted from being sold until employment is terminated.

F-47

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 11 - Pension and Postretirement Benefit Plans (Continued)

The Company obtains shares for the new deferred compensation plan either through open market purchases or from treasury shares. The amount of awarded shares is based on the amount earned by each executive under the deferred compensation plan. The executives are awarded a number of shares based on the amount of deferred compensation earned divided by the value of the shares. The value of the shares purchased on the open market is the price paid. The value of the shares from treasury is the average daily closing price of the stock for each day within the past quarter. Total deferred compensation shares were 133,978 and 126,372 at December 31, 2015 and 2014 respectively. Total shares awarded were 7,606 and 7,940 for 2015 and 2014, respectively. There were no unvested shares at December 31, 2015. Compensation expense is recognized over the vesting period, and is based upon the total amount of the value of the shares awarded to each executive. Compensation expense related to the plan was approximately $134,000 and $133,000 for the years ended December 31, 2015 and 2014, respectively.

Note 12 - Earnings Per Share

The following table presents a reconciliation of the earnings and shares used in calculating basic and diluted EPS for each of the years ended December 31:

	2015	2014
	(in thousands, except per share data)
Net income available to common shareholders	$7,371	$7,204
Adjustment for dilutive potential common shares	101	106
Net income available for diluted common shares	$7,472	$7,310

Weighted average common shares used to calculate basic EPS (1)	2,988,981	2,981,162
Add: effect of common stock equivalents(1)	202,656	211,104
Weighted average common shares used to calculate diluted EPS (1)	3,191,637	3,192,266

Earnings per common share (1) :
Basic	$2.47	$2.42
Diluted	$2.34	$2.29
(1)	Per share amounts have been adjusted to reflect a 2-for-1 stock split in the form of a stock dividend, effective October 30, 2015.

F-48

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 13 - Related Party Transactions

In the ordinary course of business, the Bank has and expects to continue to have transactions, including loans and deposit accounts, with the Company's and the Bank's executive officers and directors and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other unrelated persons and did not involve more than a normal risk of collectability or present any other unfavorable features.

The rollforward of loans to related parties for the years ended December 31 is as follows:

	2015	2014
	(In thousands)
Beginning balance, January 1	$12,021	$10,967
New loans	745	2,761
Sold Loans	-	(520)
Repayments	(2,249)	(1,187)
Ending balance, December 31	$10,517	$12,021

The Bank has an operating lease with one of its directors. Under the terms of the lease, the Bank received monthly payments of $4,139 through October 2015. The operating lease ended in October, 2015.

Note 14 - Commitments and Contingent Liabilities

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments summarized as follows at December 31:

	2015	2014
	(In thousands)
Commitments to extend credit:
Commitments to grant loans	$47,171	$53,377
Unfunded commitments under commercial lines of credit	68,836	63,668
Unfunded commitments under consumer lines of credit	54,254	48,309
Standby letters of credit	10,924	8,739

	$181,185	$174,093

F-49

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 14 - Commitments and Contingent Liabilities (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. Generally, letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. The Bank generally holds collateral supporting those commitments. Such collateral amounted to $7.6 million and $7.5 million at December 31, 2015 and 2014, respectively. The amount of the liability related to guarantees under standby letters of credit was not material at December 31, 2015 and 2014.

In addition to other investors, the Bank sells residential mortgage loans to the FHLB. The agreement with the FHLB includes a maximum credit enhancement liability of $7.9 million and $6.4 million at December 31, 2015 and 2014 respectively, which the Bank may be required to pay if realized losses on any of the sold mortgages exceed the amount held in the FHLB’s spread account. The FHLB is funding the spread account annually based on the outstanding balance of loans sold. The Bank’s historical losses on residential mortgages have been substantially lower than the amount being funded to the spread account. As such, the Bank does not anticipate recognizing any losses and, accordingly, has not recorded a liability for the credit enhancement.

In addition to pledging investment securities to secure deposits, the Bank has entered into an agreement with the FHLB whereby the FHLB agrees to issue letters of credit for the benefit of securing municipal deposits. In the event the FHLB makes a payment under this agreement, such payment will constitute an advance to the Bank and shall be immediately due and payable. The Bank has pledged unencumbered mortgage-related assets to secure letters of credit from the FHLB. As of both December 31, 2015 and 2014, the Bank had letters of credit outstanding with the FHLB of $33.1 million.

F-50

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 15 - Concentrations of Credit

The Company’s loan customers are located primarily in the New York communities served by the Bank. Investments in state and local government securities also involve governmental entities within the Company’s market area.  Although operating in numerous communities in New York State, the Company is still dependent on the general economic conditions of New York.  The largest concentration of credit by industry is Lessor’s of Nonresidential Buildings, with loans outstanding of $29.5 million or 4.87% of total loans as of December 31, 2015.  Risk related to this concentration is controlled through adherence to loan policy guidelines, including appropriate debt service coverage, adequate property values substantiated by current appraisals, and obtaining guarantors where appropriate.  The Company, as a matter of policy, does not extend credit to any single borrower, or group of related borrowers, in excess of its legal lending limit. Further information on the Company’s lending activities is provided in “Note 4 Loans” in Notes to Consolidated Financial Statements.

Note 16 - Regulatory Matters

The supervision and regulation of financial and bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the banking system as a whole, and not for the protection of shareholders or creditors of bank holding companies. The various bank regulatory agencies have broad enforcement power over financial holding companies and banks, including the power to impose substantial fines, operational restrictions and other penalties for violations of laws and regulations and for safety and soundness considerations.

Capital

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

In July 2013, the Federal Reserve approved and published the final Basel III Capital Rules establishing a new comprehensive capital framework for U.S. banking organizations. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards as well as certain provisions of the Dodd-Frank Act. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions, including the Company and the Bank, compared to the current U.S. risk-based capital rules. The Basel III Capital Rules define the components of capital, and address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios. It also replaces the existing risk-weighting approach, with a more risk-sensitive approach based, in part, on the standardized approach in the Basel Committee’s 2004 “Basel II” capital accords and implements the requirements of Section 939A of the Dodd-Frank Act to remove references to credit ratings utilized in the federal banking agencies’ rules. The Basel III Capital Rules were effective for the Company and the Bank on January 1, 2015 (subject to a phase-in period).

F-51

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 16 - Regulatory Matters (Continued)

Capital - continued

As required under Dodd-Frank, a new capital ratio, “common equity tier 1 capital ratio” (CET1) was established. This ratio allows only common equity to qualify as tier 1 capital. The new CET1 ratio also will include most elements of accumulated other comprehensive income, including unrealized securities gains and losses, as part of both total regulatory capital (numerator) and total assets (denominator). Community banks, however, were given the opportunity to make a one-time irrevocable election to include or not to include certain elements of other comprehensive income, most notably unrealized securities gains or losses. The Company and the Bank elected to not include the certain items of other comprehensive income in their capital calculations.

In addition to setting higher minimum capital ratios, the new rules, introduce a capital conservation buffer, which must be added to each of the minimum capital ratios and is designed to absorb losses during periods of economic stress. The capital conservation buffer will be phased-in over five years beginning on January 1, 2016 and will be set at 2.5% when fully phased-in. If a banking organization fails to hold capital above minimum capital ratios, including the capital conservation buffer, it will be subject to certain restrictions on capital distributions and discretionary bonus payments.

The final rules eliminated the proposed phase-out over 10 years of Trust Preferred Securities, or “TRUPs” as tier 1 capital for bank holding companies and banks, such as the Company and the Bank, that have less than $15 billion in total assets. Under the final rule, grandfathered TRUPs would continue to qualify as tier 1 capital until they mature or are redeemed, up to a limit of 25% of tier 1 capital (for grandfathered TRUPs and other grandfathered tier 1 capital components).

F-52

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 16 - Regulatory Matters (Continued)

Capital - continued

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the tables below) of total, Tier I and Common Equity Tier I Risk Based capital (as defined by regulation) and of Tier I capital to average assets. The Company’s and the Bank’s capital amounts and ratios are also presented in the tables below.

(Dollars in thousands)	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

December 31, 2015:
Total risk-based capital
Consolidated	$77,527	12.0%	$	³51,478	³8.0%	$	³64,348	³10.0%
Bank	$78,254	12.2%	$	³51,467	³8.0%	$	³64,334	³10.0%

Tier 1 capital
Consolidated	$69,426	10.8%	$	³38,609	³6.0%	$	³51,478	³8.0%
Bank	$70,155	10.9%	$	³38,600	³6.0%	$	³51,467	³8.0%

Tier 1 leverage
Consolidated	$69,426	8.0%	$	³34,548	³4.0%	$	³43,185	³5.0%
Bank	$70,155	8.1%	$	³34,463	³4.0%	$	³43,078	³5.0%

Common Equity Tier 1
Consolidated	$60,844	9.5%	$	³28,957	³4.5%	$	³41,826	³6.5%
Bank	$70,155	10.9%	$	³28,950	³4.5%	$	³41,817	³6.5%

F-53

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 16 - Regulatory Matters (Continued)

Capital - continued

(Dollars in thousands)	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
December 31, 2014:
Total risk-based capital
Consolidated	$71,904	12.4%	$	³46,324	³8.0%	$	³57,905	³10.0%
Bank	$72,478	12.5%	$	³46,283	³8.0%	$	³57,853	³10.0%

Tier 1 capital
Consolidated	$64,673	11.2%	$	³23,162	³4.0%	$	³34,743	³6.0%
Bank	$65,247	11.3%	$	³23,141	³4.0%	$	³34,712	³6.0%

Tier 1 leverage
Consolidated	$64,673	8.1%	$	³31,816	³4.0%	$	³39,769	³5.0%
Bank	$65,247	8.2%	$	³31,793	³4.0%	$	³39,742	³5.0%

Management believes, as of December 31, 2015, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of the most recent notification from the Office of the Comptroller of the Currency, the Bank was categorized as well capitalized. There are no conditions or events since the notification that management believes have changed the institution’s category.

Dividend Restrictions

In the ordinary course of business, the Company is dependent upon dividends from the Bank to provide funds for the payment of interest expense on the junior subordinated debentures, dividends to shareholders and to provide for other cash requirements. Banking regulations may limit the amount of dividends that may be paid. Approval by regulatory authorities is required if the effect of dividends declared would cause the regulatory capital of the Bank to fall below specified minimum levels. Approval is also required if dividends declared exceed the net profits for that year combined with the retained net profits for the preceding two years.

At December 31, 2015, the Bank’s retained earnings available for the payment of dividends was approximately $15.7 million.

F-54

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 17 - Fair Value Measurements and Fair Values of Financial Instruments

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.

Fair Value Hierarchy

The Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1:	Valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.

Level 2:	Valuation is based upon inputs other than quoted prices included within level 1 that are observable either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3:	Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

F-55

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 17 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2015 and 2014:

Cash, Due From Banks, and Interest-bearing Deposits in Banks

The carrying amounts reported in the consolidated balance sheets for these assets approximate fair values based on the short-term nature of the assets.

Investment Securities

The fair value of securities available for sale and held to maturity are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or pricing models (Level 2), which consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, credit spreads and new issue data. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of external support on certain Level 3 investments. Management has determined that the fair value of local government securities in the held to maturity portfolio approximate their carrying value. Restricted equity securities have restrictions on their sale and are primarily carried at cost due to their limited marketability. The fair value of the Company’s investment in Farmer Mac is determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1).

Loans Held for Sale

The fair value of loans held for sale is determined using quoted secondary-market prices. If no such quoted prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan, resulting in a Level 2 classification.

Loans

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans, resulting in a Level 3 classification. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal.

Impaired Loans

The fair value of loans considered impaired is generally determined based upon independent third party appraisals of the properties (market approach), or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balances of $3.8 million and $3.1 million, net of valuation allowances of $1.6 million and $970,000 as of December 31, 2015 and 2014, respectively.

F-56

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 17 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and accrued interest payable approximates fair value.

Mortgage Servicing Rights

The carrying amount of mortgage servicing rights approximates their fair value.

Deposits

The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits, resulting in a Level 2 classification.

Borrowings from the Federal Home Loan Bank

Fair values of borrowings from the FHLB are estimated using discounted cash flow analysis, based on quoted prices for new borrowings from the FHLB with similar credit risk characteristics, terms and remaining maturity, resulting in a Level 2 classification. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Junior Subordinated Debentures

The fair values of junior subordinated debentures are estimated using discounted cash flow analysis, based on market rates currently offered on such debt with similar credit risk characteristics, terms and remaining maturity, resulting in a Level 2 classification.

Interest Rate Swap Agreements

The fair value of the interest rate swap derivative is calculated based on a discounted cash flow model. All future floating cash flows are projected and both floating and fixed cash flows are discounted to the valuation date. The curve utilized for discounting and projecting is built by obtaining publicly available third party market quotes for various swap maturity terms, resulting in a Level 2 classification.

Off-Balance Sheet Financial Instruments

Fair values for off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

F-57

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 17 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015 and 2014 are as follows:

	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
December 31, 2015:
Securities available for sale:
United States agencies	$41,203	$-	$41,203	$-
State and local governments	68,738	-	68,738	-
Mortgage-backed securities	28,446	-	28,446	-
Total securities available for sale	$138,387	$-	$138,387	$-

Restricted equity security	$65	$65	$-	$-

Interest rate swap agreements	$(528)	$-	$(528)	$-

December 31, 2014:
Securities available for sale:
United States agencies	$50,881	$-	$50,881	$-
State and local governments	66,360	-	66,360	-
Mortgage-backed securities	23,963	-	23,963	-
Total securities available for sale	$141,204	$-	$141,204	$-

Restricted equity security	$43	$43	$-	$-

Interest rate swap agreements	$(603)	$-	$(603)	$-

F-58

Lyons Bancorp, Inc.

Notes to Consolidated Financial Statements

December 31, 2015 and 2014

Note 17 - Fair Value Measurements and Fair Values of Financial Instruments (Continued)

Assets Measured at Fair Value on a Nonrecurring Basis

Assets measured at fair value on a nonrecurring basis were not significant at December 31, 2015 and 2014.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2015 and 2014 are as follows:

		2015		2014
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
		(In thousands)
Financial assets:
Cash and due from banks	1	$15,416	$15,416	$13,309	$13,309
Interest-bearing deposits in banks	1	14,365	14,365	12,524	12,524
Investment securities	1 and 2	195,185	195,902	204,578	205,056
Loans, net of allowance	2 and 3	597,013	600,183	536,915	542,137
Accrued interest receivable	1	2,616	2,616	2,335	2,335
Mortgage servicing rights	2	943	943	730	730

Financial liabilities:
Demand and savings deposits	1	$611,135	$611,135	$535,176	$535,176
Certificates of deposit	2	160,976	160,898	163,026	163,224
Borrowings from FHLB	2	20,126	20,072	38,791	38,790
Junior subordinated debentures	2	8,867	8,879	9,217	9,235
Interest rate swap agreements	2	528	528	603	603
Accrued interest payable	1	158	158	160	160

Amounts in the preceding table are included in the consolidated balance sheets under the applicable captions. The fair values of off-balance sheet financial instruments are not significant.

F-59

INDEX OF EXHIBITS

2.1	Certificate of Incorporation of Lyons Bancorp, Inc., filed with the New York Department of State on April 15, 1987.
2.2	Certificate of Amendment of the Certificate of Incorporation of Lyons Bancorp, Inc. filed with the New York Department of State on July 29, 1987.
2.3	Certificate of Amendment of the Certificate of Incorporation of Lyons Bancorp, Inc. filed with the New York Department of State on March 31, 1997.
2.4	Certificate of Amendment of the Certificate of Incorporation of Lyons Bancorp, Inc. filed with the New York Department of State on December 30, 2003.
2.5	Certificate of Amendment of the Certificate of Incorporation of Lyons Bancorp, Inc. filed with the New York Department of State on February 28, 2012.
2.6	Certificate of Amendment of the Certificate of Incorporation of Lyons Bancorp, Inc. filed with the New York Department of State on March 10, 2016.
2.7	Amended and Restated Bylaws of Lyons Bancorp, Inc.
3.1	Form of Stock Certificate of Lyons Bancorp, Inc.
3.2	Form of Warrant
3.3	Floating Rate Junior Subordinated Deferrable Interest Debenture of Lyons Bancorp, Inc., dated as of June 27, 2003, in favor of Alliance Bank, N.A., as Institutional Trustee for Lyons Capital Statutory Trust I (omitted pursuant to Part III, Item 3(b), but the issuer agrees to provide to the Commission upon request).
3.4	Indenture, dated as of June 27, 2003, between Lyons Bancorp, Inc. and Alliance Bank, N.A., as debenture trustee (omitted pursuant to Part III, Item 3(b), but the issuer agrees to provide to the Commission upon request).
3.5	Floating Rate Junior Subordinated Debt Security of Lyons Bancorp, Inc. due 2034, dated as of August 23, 2004, in favor of Wilmington Trust Company, as Institutional Trustee for Lyons Capital Statutory Trust II (omitted pursuant to Part III, Item 3(b), but the issuer agrees to provide to the Commission upon request).
3.6	Indenture, dated as of August 23, 2004, between Lyons Bancorp, Inc. and Wilmington Trust Company, as debenture trustee (omitted pursuant to Part III, Item 3(b), but the issuer agrees to provide to the Commission upon request).
3.7	6% Convertible Junior Subordinated Deferrable Interest Debenture of Lyons Bancorp, Inc., due March 1, 2040 dated as of February 12, 2010, in favor of Alliance Bank, N.A., as Institutional Trustee for Lyons Statutory Trust III (omitted pursuant to Part III, Item 3(b), but the issuer agrees to provide to the Commission upon request).
3.8	Indenture, dated as of February 12, 2010, between Lyons Bancorp, Inc. and Alliance Bank, N.A., as debenture trustee (omitted pursuant to Part III, Item 3(b), but the issuer agrees to provide to the Commission upon request).
4.1	Rights Offering Subscription Agreement
4.2	Supplemental Offering Subscription Agreement
6.1	Director Fee Continuation Agreement by and between The Lyons National Bank and David J. Breen, Jr., dated September 26, 2001, and Schedule.
6.2	Executive Salary Continuation Agreement between The Lyons National Bank and Clair J. Britt, Jr., dated September 26, 2001.
6.3	Executive Salary Continuation Agreement between The Lyons National Bank and Robert A. Schick, dated September 26, 2001.

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6.4	Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Clair J. Britt, Jr., dated September 26, 2001.
6.5	Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Robert A. Schick, dated September 26, 2001.
6.6	409A Amendment to the Director Fee Continuation Agreement by and between The Lyons National Bank and David J. Breen, Jr., dated January 1, 2005, and Schedule.
6.7	409A Amendment to the Executive Salary Continuation Agreement between The Lyons National Bank and Clair J. Britt, Jr., effective January 1, 2005.
6.8	409A Amendment to the Executive Salary Continuation Agreement between The Lyons National Bank and Robert A. Schick, effective January 1, 2005.
6.9	Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Clair J. Britt, Jr., dated January 1, 2007, and Schedule.
6.10	Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Clair J. Britt, Jr., dated February 5, 2007.
6.11	Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Robert A. Schick, dated December 26, 2007.
6.12	Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Clair J. Britt, Jr., dated December 27, 2007.
6.13	Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Stephen V. DeRaddo, dated December 27, 2007.
6.14	Executive Salary Continuation Agreement between The Lyons National Bank and Thomas L. Kime, dated December 27, 2007.
6.15	Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Thomas L. Kime, dated December 27, 2007.
6.16	Executive Salary Continuation Agreement between The Lyons National Bank and Stephen DeRaddo, dated December 31, 2007.
6.17	Amendment to the Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Thomas L. Kime, dated January 1, 2008.
6.18	Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Clair J. Britt, Jr., dated January 20, 2009.
6.19	Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Stephen V. DeRaddo, dated January 20, 2009.
6.20	Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Thomas L. Kime, dated January 20, 2009.
6.21	Life Insurance Endorsement Method Split Dollar Plan Agreement, between The Lyons National Bank and Diana R. Johnson, dated July 6, 2009.
6.22	Supplemental Executive Retirement Agreement between The Lyons National Bank and Diana R. Johnson, dated July 6, 2009.
6.23	Amendment to the Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Diana R. Johnson, dated January 1, 2011.
6.24	Life Insurance Endorsement Method Split Dollar Plan Agreement, between The Lyons National Bank and Phillip M. McCann, dated January 1, 2011.

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6.25	Supplemental Executive Retirement Agreement between The Lyons National Bank and Phillip M. McCann, dated January 1, 2011.
6.26	Amendment to the Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Robert A. Schick, dated February 26, 2013.
6.27	Amendment to the Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Clair J. Britt, Jr., dated January 1, 2014.
6.28	Amendment to the Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Stephen V. DeRaddo, dated January 1, 2014.
6.29	Amendment to the Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Diana R. Johnson., dated January 1, 2014.
6.30	Amendment to the Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Thomas L. Kime, dated January 1, 2014.
6.31	Amendment to the Deferred Compensation Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Phillip M. McCann, dated January 1, 2014.
6.32	Severance Agreement by and between The Lyons National Bank, Lyons Bancorp Inc. and Phillip M. McCann, dated January 1, 2014, and Schedule.
6.33	Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement between The Lyons National Bank and Robert A. Schick, dated May 14, 2014.
6.34	Amendment to the Life Insurance Endorsement Method Split Dollar Plan Agreement by and between The Lyons National Bank and Robert A. Schick, dated December 15, 2015.
10.1	Power of Attorney*
11.1	Consent of Bonadio & Co., LLP
11.2	Consent of Woods Oviatt Gilman LLP*
12.1	Legal Opinion of Woods Oviatt Gilman LLP*

* To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lyons, State of New York, on March 15, 2016.

LYONS BANCORP, INC.

By:	/s/ Robert A. Schick
Robert A. Schick
President and Chief Executive Officer

This offering statement has been signed by following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert A. Schick	President, Chief Executive Officer and Director	March 15, 2016

/s/ Diana R. Johnson	Executive Vice President, Treasurer and Chief Financial Officer	March 15, 2016

/s/ Thomas L. Kime	Executive Vice President, Chief Operating Officer and Director	March 15, 2016

/s/ David J. Breen, Jr.	Director	March 15, 2016

/s/ Clair J. Britt, Jr.	Director, Executive Vice President and Senior Commercial Lending Officer	March 15, 2016

/s/ Joseph Fragnoli	Director	March 15, 2016

/s/ Andrew F. Fredericksen	Director	March 15, 2016

/s/ Dale H. Hemminger	Director	March 15, 2016

/s/ James A. Homburger	Director	March 15, 2016

/s/ Case Marshall	Director	March 15, 2016

/s/ Bradley A. Person	Director	March 15, 2016

/s/ James E. Santelli	Director	March 15, 2016

/s/ Kaye Stone-Gansz	Director	March 15, 2016

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